As filed with the U.S. Securities and Exchange Commission on September 27, 2021.

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	20-3672603
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12300 Grant Street

Thornton, CO 80241

(720) 872-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Victor Lee

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, Colorado 80241

(720) 872-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Fischer	James H. Carroll
Loeb & Loeb LLP	Carroll Legal LLC
345 Park Avenue	233 McKinley Park Lane
New York, New York 10154	Louisville, CO 80027
(914) 316-3001 dfischer@loeb.com	(303) 888-4859 jcarroll@carroll.legal

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Being Registered (1)	Proposed Maximum Offering Price per Security (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Shares of common stock, $0.0001 par value per share	3,000,000,000	$0.0143	$42,900,000	$4,680.39

(1)

Represents (i) 1,000,000,000 shares consisting of shares issuable and previously issued upon conversion of 100 shares of Series 1A Convertible Preferred Stock and (ii) 2,000,000,000 shares issuable upon conversion of a convertible promissory note. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of common stock as reported on the OTC Market on September 24, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders named in this prospectus are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2021

ASCENT SOLAR TECHNOLOGIES, INC.

3,000,000,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, from time to time of up to 3,000,000,000 shares of our common stock, par value $0.0001 per share, consisting of (i) 1,000,000,000 shares of common stock consisting of shares issuable and previously issued upon conversion of 100 shares of Series 1A Convertible Preferred Stock (“Series 1A Preferred Stock”) at a conversion price of $0.0001, per the stated value of the Series 1A Preferred Stock, which is $1,000 per share, (ii) and 2,000,000,000 shares of common stock (of a total of 6,000,000,000) issuable upon conversion of a convertible promissory note with principal amount of $600,000, maturing on December 18, 2025, convertible into our common stock at a conversion price equal to $0.0001 per share. On January 5, 2021, we had sold to the applicable selling stockholder, in a private placement, 2,500 shares of Series 1A Preferred Stock for $2,500,000. The issuance of the shares of Series 1A Preferred Stock was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder. On August 16, 2021, we had issued to the applicable selling stockholder, in a private placement, the convertible promissory note with principal amount of $600,000 pursuant to the exemption for transactions by an issuer not involving a public offering under Sections 3(a)(9) and 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the OTC Market under the symbol “ASTI.” The closing price of our stock on September 24, 2021 was $0.0140 per share. You are urged to obtain current market quotations for the common stock.

The selling stockholders may sell all or a portion of the shares of common stock being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay or assume any discounts, commissions, or fees of underwriters, selling brokers or dealer managers incurred in connection with their sales of the shares.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 2 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2021

i

ASCENT SOLAR TECHNOLOGIES, INC.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

SUMMARY

This summary only highlights selected information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before investing. In this prospectus, unless otherwise specified, the terms “we,” “us,” “our,” “Ascent,” “Ascent Solar” or the “Company” mean Ascent Solar Technologies, Inc.

Certain financial information contained in this prospectus has been rounded and, as a result, certain totals shown in this prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals.

General

Ascent Solar was formed in October 2005 as a spinoff from technology incubator, ITN Energy Systems, Inc. (“ITN”), of its Advanced Photovoltaic Division and all of that division’s key personnel and core technologies, to commercialize flexible photovoltaic (“PV”) modules using our proprietary, monolithic integration thin-film technology. The technology was initially developed at ITN beginning in 1994 and subsequently assigned and licensed to us at formation in 2005. Our proprietary manufacturing process deposits multiple layers of materials, including a thin film of highly efficient copper-indium-gallium-diselenide (“CIGS”) semiconductor material, on a flexible, lightweight, high tech plastic substrate, using a roll-to-roll manufacturing process followed by laser patterning the layers to create interconnected PV cells, or PV modules, in a process known as monolithic integration. We believe that our unique technology and manufacturing process, which results in a much lighter, flexible yet durable module package, provides us with unique market opportunities relative to both the crystalline silicon (“c-Si”) based PV manufacturers that currently lead the PV market, as well as other thin film PV manufacturers that use substrate materials such as glass, stainless steel or other metals that can be heavier and more rigid than plastics.

We believe that the use of CIGS on a flexible, durable, lightweight, high-tech plastic substrate will allow for unique and seamless integration of our PV modules into a variety of applications such as aerospace, defense, transportation, electronic products, off-grid structures and building integrated, as well as other products and applications that may emerge. For markets that place a high premium on weight, such as defense, space, near space, and aeronautic markets, we believe our materials provide attractive increases in power-to-weight ratio (specific power), and that our materials have superior specific power and voltage-to-area ratios than competing flexible PV thin-film technologies. These metrics will be critical as we position ourselves to compete in challenging high value markets, such as aerospace, where Ascent Solar products can be integrated into satellites, near earth orbiting vehicles, airships and fixed wing unmanned aerial vehicles (“UAV”).

Corporate Information

We were incorporated under the laws of Delaware in October 2005. Our principal business office is located at 12300 Grant Street, Thornton, Colorado 80241, and our telephone number is (720) 872-5000. Our website address is www.AscentSolar.com. Information contained on our website or any other website does not constitute, and should not be considered, part of this prospectus.

The Offering

Common stock offered by selling stockholders	Up to 3,000,000,000 shares of our common stock

Offering price per share of common stock

The selling stockholders may sell all or a portion of the shares of common stock being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution” on page 18 of this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus.

Selling stockholders	See “Principal and Selling Stockholders” on page 16 of this prospectus.

OTC Market symbol	ASTI

Risks

You should carefully consider the risks set forth in the section entitled “Risk Factors” beginning on page 2 of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our shares of common stock. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our shares of common stock could decline, and you could lose all or part of your investment. The risks included here are not exhaustive or exclusive. Other sections of this prospectus may include additional factors which could adversely affect our business, results of operations and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Risks Relating to Our Business

Our continuing operations will require additional capital which we may not be able to obtain on favorable terms, if at all, or without dilution to our stockholders.  Since inception, we have incurred significant losses. We expect to continue to incur net losses in the near term. For the six months ended June 30, 2021, our cash used in operations was $4,213,354. At June 30, 2021, we had cash and equivalents on hand of $1,357,633.

Although we have commenced production at our manufacturing facility, we do not expect that sales revenue and cash flows will be sufficient to support operations and cash requirements until we have fully implemented our new strategy of focusing on high value PV products. Product revenues did not result in a positive cash flow for the 2020 year.

On August 2, 2021, we entered into a securities purchase agreement with BD 1 Investment Holding, LLC (“BD1”) for the private placement of an aggregate of 666,666,672 shares of our common stock at a fixed price of $0.015 per share in two tranches of 333,333,336 shares in exchange for $5,000,000.04 of gross proceeds each. On September 2, 2021, we closed on the first tranche, receiving $5,000,000.04 of gross proceeds. The second tranche is expected to close (i) on or before October 31, 2021 (if the Company has sufficient authorized but unissued shares of common stock to issue all of the second tranche shares) or (ii) within five business days of the effective date of an authorized share increase to be filed by the Company. While the Company believes that it has sufficient funds for the remainder of 2021 from the sales of its common stock, the Company will likely have to raise additional capital in the future. To the extent that we may need to raise additional capital in the future there is no assurance that we will be able to raise additional capital on acceptable terms or at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we raise additional funds through debt financing, which may involve restrictive covenants, our ability to operate our business may be restricted. If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, expand capacity or otherwise respond to competitive pressures could be significantly limited, and our business, results of operations and financial condition could be materially and adversely affected.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.  Our auditors’ report on our December 31, 2020 consolidated financial statements expresses an opinion that our capital resources as of the date of their audit report were not sufficient to sustain operations or complete our planned activities for the year 2021 unless we raised additional funds. While the Company believes that it has sufficient funds for the remainder of 2021 from the sales of its common stock, as a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises doubt as to the Company’s ability to continue as a going concern. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. Our December 31, 2020 consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

We have a limited history of operations, have not generated significant revenue from operations and have had limited production of our products.  We have a limited operating history and have generated limited revenue from operations. Currently we are producing products in quantities necessary to meet current demand. Under our current business plan, we expect losses to continue until annual revenues and gross margins reach a high enough level to cover operating expenses. Our ability to achieve our business, commercialization and expansion objectives will depend on a number of factors, including whether:

•	We can generate customer acceptance of and demand for our products;
•	We successfully ramp up commercial production on the equipment installed;
•	Our products are successfully and timely certified for use in our target markets;
•	We successfully operate production tools to achieve the efficiencies, throughput and yield necessary to reach our cost targets;
•	The products we design are saleable at a price sufficient to generate profits;
•	We raise sufficient capital to enable us to reach a level of sales sufficient to achieve profitability on terms favorable to us;
•	We are able to successfully design, manufacture, market, distribute and sell our products;
•	We effectively manage the planned ramp up of our operations;
•

We successfully develop and maintain strategic relationships with key partners, including OEMs, system integrators and distributors, retailers and e-commerce companies, who deal directly with end users in our target markets;

•	Our ability to maintain the listing of our common stock on the OTC Market;
•	Our ability to achieve projected operational performance and cost metrics;
•	Our ability to enter into commercially viable licensing, joint venture, or other commercial arrangements; and
•	The availability of raw materials.

Each of these factors is critical to our success, and accomplishing each of these tasks may take longer or cost more than expected or may never be accomplished. It also is likely that problems we cannot now anticipate will arise. If we cannot overcome these problems, our business, results of operations and financial condition could be materially and adversely affected.

We have to date incurred net losses and may be unable to generate sufficient sales in the future to become profitable.  We incurred a net loss of $1,692,939 for the three months ended June 30, 2021 and reported an accumulated deficit of $421,629,340 as of June 30, 2021. We expect to incur net losses in the near term. Our ability to achieve profitability depends on a number of factors, including market acceptance of our specialty PV products at competitive prices. If we are unable to raise additional capital and generate sufficient revenue to achieve profitability and positive cash flows, we may be unable to satisfy our commitments and may have to discontinue operations.

Our business is based on a new technology, and, if our PV modules or processes fail to achieve the performance and cost metrics that we expect, then we may be unable to develop demand for our PV modules and generate sufficient revenue to support our operations.  Our CIGS on flexible plastic substrate technology is a relatively new technology. Our business plan and strategies assume that we will be able to achieve certain milestones and metrics in terms of throughput, uniformity of cell efficiencies, yield, encapsulation, packaging, cost and other production parameters. We cannot assure you that our technology will prove to be commercially viable in accordance with our plan and strategies. Further, we or our strategic partners and licensees may experience operational problems with such technology after its commercial introduction that could delay or defeat the ability of such technology to generate revenue or operating profits. If we are unable to achieve our targets on time and within our planned budget, then we may not be able to develop adequate demand for our PV modules, and our business, results of operations and financial condition could be materially and adversely affected.

Our failure to further refine our technology and develop and introduce improved PV products could render our PV modules uncompetitive or obsolete and reduce our net sales and market share.  Our success requires us to invest significant financial resources in research and development to keep pace with technological advances in the solar energy industry. However, research and development activities are inherently uncertain, and we could encounter practical difficulties in commercializing our research results. Our expenditures on research and development may not be sufficient to produce the desired technological advances, or they may not produce corresponding benefits. Our PV modules may be rendered obsolete by the technological advances of our competitors, which could harm our results of operations and adversely impact our net sales and market share.

Failure to expand our manufacturing capability successfully at our facilities would adversely impact our ability to sell our products into our target markets and would materially and adversely affect our business, results of operations and financial condition.  Our growth plan calls for production and operations at our facility. Successful operations will require substantial engineering and manufacturing resources and are subject to significant risks, including risks of cost overruns, delays and other risks, such as geopolitical unrest that may cause us not to be able to successfully operate in other countries. Furthermore, we may never be able to operate our production processes in high volume or at the volumes projected, make planned process and equipment improvements, attain projected manufacturing yields or desired annual capacity, obtain timely delivery of components, or hire and train the additional employees and management needed to scale our operations. Failure to meet these objectives on time and within our planned budget could materially and adversely affect our business, results of operations and financial condition.

We may be unable to manage the expansion of our operations and strategic alliances effectively.  We will need to significantly expand our operations and form beneficial strategic alliances in order to reduce manufacturing costs through economies of scale and partnerships, secure contracts of commercially material amounts with reputable customers and capture a meaningful share of our target markets. To manage the expansion of our operations and alliances, we will be required to improve our operational and financial systems, oversight, procedures and controls and expand, train and manage our growing employee base. Our management team will also be required to maintain and cultivate our relationships with partners, customers, suppliers and other third parties and attract new partners, customers and suppliers. In addition, our current and planned operations, personnel, facility size and configuration, systems and internal procedures and controls, even when augmented through strategic alliances, might be inadequate or insufficient to support our future growth. If we cannot manage our growth effectively, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures, resulting in a material and adverse effect to our business, results of operations and financial condition.

We depend on a limited number of third-party suppliers for key raw materials, and their failure to perform could cause manufacturing delays and impair our ability to deliver PV modules to customers in the required quality and quantity and at a price that is profitable to us. Our failure to obtain raw materials and components that meet our quality, quantity and cost requirements in a timely manner could interrupt or impair our ability to manufacture our products or increase our manufacturing cost. Most of our key raw materials are either sole sourced or sourced by a limited number of third-party suppliers. As a result, the failure of any of our suppliers to perform could disrupt our supply chain and impair our operations. Many of our suppliers are small companies that may be unable to supply our increasing demand for raw materials as we implement our planned expansion. We may be unable to identify new suppliers in a timely manner or on commercially reasonable terms. Raw materials from new suppliers may also be less suited for our technology and yield PV modules with lower conversion efficiencies, higher failure rates and higher rates of degradation than PV modules manufactured with the raw materials from our current suppliers.

Our products may never gain sufficient market acceptance, in which case we would be unable to sell our products or achieve profitability.  Demand for our products may never develop sufficiently, and our products may never gain market acceptance, if we fail to produce products that compare favorably against competing products on the basis of cost, quality, weight, efficiency and performance. Demand for our products also will depend on our ability to develop and maintain successful relationships with key partners, including distributors, retailers, OEMs, system integrators and value-added resellers. If our products fail to gain market acceptance as quickly as we envision or at all, our business, results of operations and financial condition could be materially and adversely affected.

We are targeting emerging markets for a significant portion of our planned product sales. These markets are new and may not develop as rapidly as we expect or may not develop at all.  Our target markets include portable power, defense, transportation, space and near space markets. Although certain areas of these markets have started to develop, some of them are in their infancy. We believe these markets have significant long-term potential; however, some or all of these markets may not develop and emerge as we expect. If the markets do develop as expected, there may be other products that could provide a superior product or a comparable product at lower prices than our products. If these markets do not develop as we expect, or if competitors are better able to capitalize on these markets our revenues and product margins may be negatively affected.

Failure to consummate strategic relationships with key partners in our various target market segments, such as defense and portable power, transportation, space and near space, and the respective implementations of the right strategic partnerships to enter these various specified markets, could adversely affect our projected sales, growth and revenues.  We intend to sell thin-film PV modules for use in portable power systems, defense and portable power systems, transportation, space and near space solar panel applications. Our marketing and distribution strategy is to form strategic relationships with distributors, value added resellers and e-commerce to provide a foothold in these target markets. If we are unable to successfully establish working relationships with such market participants or if, due to cost, technical or other factors, our products prove unsuitable for use in such applications; our projected revenues and operating results could be adversely affected.

If sufficient demand for our products does not develop or takes longer to develop than we anticipate, we may be unable to grow our business, generate sufficient revenue to attain profitability or continue operations.  The solar energy industry is at a relatively early stage of development, and the extent to which PV modules, including our own, will be widely adopted is uncertain. While pure PV solutions is not our short-term primary market, if PV technology proves unsuitable for widespread adoption or if demand for PV modules fails to develop sufficiently, long term we may be unable to grow our business, generate sufficient sales to attain profitability or continue operations. Many factors, of which several are outside of our control, may affect the viability of widespread adoption of PV technology and demand for PV modules.

We face intense competition from other manufacturers of thin-film PV modules and other companies in the solar energy industry.  The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with the larger electric power industry. We believe our main sources of competition are other thin-film PV manufacturers and companies developing other solar solutions, such as solar thermal and concentrated PV technologies.

Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. A competitor’s greater size provides them with a competitive advantage because they often can realize economies of scale and purchase certain raw materials at lower prices. Many of our competitors also have greater brand name recognition, established distribution networks and large customer bases. In addition, many of our competitors have well-established relationships with our current and potential partners and distributors and have extensive knowledge of our target markets. As a result of their greater size, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or future competitors could materially and adversely affect our business, results of operations and financial condition.

Problems with product quality or performance may cause us to incur warranty expenses, damage our market reputation and prevent us from maintaining or increasing our market share. If our products fail to perform as expected while under warranty, or if we are unable to support the warranties, sales of our products may be adversely affected or our costs may increase, and our business, results of operations and financial condition could be materially and adversely affected.

We may also be subject to warranty or product liability claims against us that are not covered by insurance or are in excess of our available insurance limits. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation. The possibility of future product failures could cause us to incur substantial expenses to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share causing sales to decline.

Currency translation risk may negatively affect our net sales, cost of equipment, cost of sales, gross margin or profitability and could result in exchange losses.  Although our reporting currency is the U.S. dollar, we may conduct business and incur costs in the local currencies of other countries in which we operate, make sales or buy equipment or materials. As a result, we are subject to currency translation risk. Our future contracts and obligations may be exposed to fluctuations in currency exchange rates, and, as a result, our capital expenditures or other costs may exceed what we have budgeted. Further, changes in exchange rates between foreign currencies and the U.S. dollar could affect our net sales and cost of sales and could result in exchange losses. We cannot accurately predict future exchange rates or the overall impact of future exchange rate fluctuations on our business, results of operations and financial condition.

A significant increase in the price of our raw materials could lead to higher overall costs of production, which would negatively affect our planned product margins, or make our products uncompetitive in the PV market.  Our raw materials include high temperature plastics and various metals. Significant increases in the costs of these raw materials may impact our ability to compete in our target markets at a price sufficient to produce a profit.

Our intellectual property rights or our means of enforcing those rights may be inadequate to protect our business, which may result in the unauthorized use of our products or reduced sales or otherwise reduce our ability to compete.  Our business and competitive position depends upon our ability to protect our intellectual property rights and proprietary technology, including any PV modules that we develop. We attempt to protect our intellectual property rights, primarily in the United States, through a combination of patent, trade secret and other intellectual property laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign patent and other laws concerning intellectual property rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights, for any reason, could have a materially adverse effect on our business, results of operations and financial condition. Further, any patents issued in connection with our efforts to develop new technology for PV modules may not be broad enough to protect all of the potential uses of our technology.

We also rely on unpatented proprietary technology. It is possible others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require our employees, consultants and advisors to execute proprietary information and invention assignment agreements when they begin working for us. We cannot assure these agreements will provide meaningful protection of our trade secrets, unauthorized use, misappropriation or disclosure of trade secrets, know how or other proprietary information. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

In addition, when others control the prosecution, maintenance and enforcement of certain important intellectual property, such as technology licensed to us, the protection and enforcement of the intellectual property rights may be outside of our control. If the entity that controls intellectual property rights that are licensed to us does not adequately protect those rights, our rights may be impaired, which may impact our ability to develop, market and commercialize our products. Further, if we breach the terms of any license agreement pursuant to which a third party licenses us intellectual property rights, our rights under that license may be affected and we may not be able to continue to use the licensed intellectual property rights, which could adversely affect our ability to develop, market and commercialize our products.

If third parties claim we are infringing or misappropriating their intellectual property rights, we could be prohibited from selling our PV products, be required to obtain licenses from third parties or be forced to develop non-infringing alternatives, and we could be subject to substantial monetary damages and injunctive relief.  The PV industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are aware of numerous issued patents and pending patent applications owned by third parties that may relate to current and future generations of solar energy. The owners of these patents may assert the manufacture, use or sale of any of our products infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert claims against us that we have infringed or misappropriated their intellectual property rights. Whether or not such claims are valid, we cannot be certain we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs or substantial damages to our business or an inability to manufacture, market or sell any of our PV modules found to infringe or misappropriate. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. The large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved, and uncertainty of litigation increase the risk of business assets and management’s attention being diverted to patent litigation. Even if obtaining a license were feasible, it could be costly and time consuming. We might be forced to obtain additional licenses from our existing licensors in the event the scope of the intellectual property we have licensed is too narrow to cover our activities, or in the event the licensor did not have sufficient rights to grant us the license(s) purportedly granted. Also, some of our licenses may restrict or limit our ability to grant sub-licenses and/or assign rights under the licenses to third parties, which may limit our ability to pursue business opportunities.

Our future success depends on retaining our Chief Executive Officer and existing management team and hiring and assimilating new key employees, and our inability to attract or retain key personnel that would materially harm our business and results of operations.  Our success depends on the continuing efforts and abilities of our executive officers, including Mr. Victor Lee, our President and Chief Executive Officer, our other executive officers, and key technical personnel. Our future success also will depend on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. The loss of any of our key personnel, the inability to attract, retain or assimilate key personnel in the future, or delays in hiring required personnel could materially harm our business, results of operations and financial condition.

Our PV modules contain limited amounts of cadmium sulfide, and claims of human exposure or future regulations could have a material adverse effect on our business, results of operations and financial condition.  Our PV modules contain limited amounts of cadmium sulfide, which is regulated as a hazardous material due to the adverse health effects that may arise from human exposure and is banned in certain countries. We cannot assure you that human or environmental exposure to cadmium sulfide used in our PV modules will not occur. Any such exposure could result in third party claims against us, damage to our reputation and heightened regulatory scrutiny of our PV modules. Future regulation relating to the use of cadmium in various products could force us to seek regulatory exemptions or impact the manufacture and sale of our PV modules and could require us to incur unforeseen environmental related costs. The occurrence of future events such as these could limit our ability to sell and distribute our PV modules, and could have a material adverse effect on our business, results of operations and financial condition.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.  We are subject to a variety of federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the use, handling, generation, processing, storage, transportation and disposal of, or human exposure to, hazardous and toxic materials (such as the cadmium used in our products), the discharge of pollutants into the air and water, and occupational health and safety. We are also subject to environmental laws which allow regulatory authorities to compel, or seek reimbursement for, cleanup of environmental contamination at sites now or formerly owned or operated by us and at facilities where our waste is or has been disposed. We may incur significant costs and capital expenditures in complying with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, cleanup costs or other costs. Also, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions or noncompliance may require expenditures that could have a material adverse effect on our business, results of operations and financial condition. Further, greenhouse gas emissions have increasingly become the subject of international, national, state and local attention. Although future regulations could potentially lead to an increased use of alternative energy, there can be no guarantee that such future regulations will encourage solar technology. Given our limited history of operations, it is difficult to predict future environmental expenses.

We currently anticipate having substantial international operations that will subject us to a number of risks, including potential unfavorable political, regulatory, labor and tax conditions in foreign countries.  We expect to expand our operations abroad in the future and, as a result, we may be subject to the legal, political, social and regulatory requirements and economic conditions of foreign jurisdictions. Risks inherent to international operations, include, but are not limited to, the following:

•	Difficulty in procuring supplies and supply contracts abroad;
•	Difficulty in enforcing agreements in foreign legal systems;
•

Foreign countries imposing additional withholding taxes or otherwise taxing our foreign income, imposing tariffs or adopting other restrictions on foreign trade and investment, including currency exchange controls;

•	Inability to obtain, maintain or enforce intellectual property rights;
•	Risk of nationalization;
•	Changes in general economic and political conditions in the countries in which we may operate, including changes in the government incentives we might rely on;
•	Unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;
•	Difficulty with staffing and managing widespread operations;
•	Trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries; and
•	Difficulty of, and costs relating to, compliance with the different commercial and legal requirements of the international markets in which we plan to offer and sell our PV products.

Our business in foreign markets will require us to respond to rapid changes in market conditions in these countries. Our overall success as an international business depends, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. If we are not able to develop and implement policies and strategies that are effective in each location where we will do business, then our business, results of operations and financial condition could be materially and adversely affected.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of PV products, which may significantly reduce demand for our PV products.  The market for electricity generation products is heavily influenced by foreign, U.S., state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer owned electricity generation. In the United States and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end user purchases of PV products and investment in the research and development of PV technology. For example, without a mandated regulatory exception for PV systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our end users of using PV systems and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, electricity generated by PV systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require PV systems to achieve lower prices in order to compete with the price of electricity from other sources.

We anticipate that our PV modules and their use in installations will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to PV modules may result in significant additional expenses to us, our business partners and their customers and, as a result, could cause a significant reduction in demand for our PV modules.

We may be subject to risks related to our information technology systems, including the risk that we may be the subject of a cyber-attack and the risk that we may be in non-compliance with applicable privacy laws.  Our operations depend, in part, on how well we and our vendors protect networks, equipment, information technology (IT) systems, and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing attacks. Any of these and other events could result in IT system failures, delays, or increases in capital expenses. Our operations also depend on the timely maintenance, upgrade, and replacement of networks, equipment, and IT systems and software, as well as preemptive expenses to mitigate the risks of failures. The failure of IT systems or a component of IT systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If our remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, which could adversely affect our stock price and could negatively impact our results of operations.  At December 31, 2020 and March 31, 2021, we concluded that there were material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

While we believe that the substantial elimination of the complexities in the Company’s debt and securities accounting along with the above changes in internal controls over financial reporting during the three and six months ended June 30, 2021, have materially improved the Company’s internal control over financial reporting, and have effectively remediated the Company’s prior material weaknesses, we cannot assure that these or other measures will fully remediate, or have fully remediated, the deficiencies or material weaknesses. We cannot assure you that we have identified all of our existing significant deficiencies and material weaknesses, or that we will not in the future have additional significant deficiencies or material weaknesses. If we are unable to remediate a material weakness, or otherwise maintain effective internal control over financial reporting, we may not be able to report our financial results accurately, prevent fraud, or file our periodic reports in a timely manner.

As long as our significant stockholders, Crowdex and TubeSolar, maintain their current holdings, the ability of our other stockholders to influence matters requiring stockholder approval will be limited.  As of September 27, 2021, Crowdex Investments, LLC (“Crowdex”) beneficially owned 27.5 billion shares of our common stock, including 13 billion shares of our common stock into which the 1,300 shares of Series 1A Preferred Stock held by Crowdex are convertible into, and TubeSolar AG (”TubeSolar”), one of the selling stockholder, beneficially owned 25 billion shares of our common stock, including 24 billion shares of our common stock into which the 2,400 shares of Series 1A Preferred Stock held by TubeSolar are convertible into. See “Principal and Selling Stockholders” for further information.

Pursuant to the conversion and voting terms of the Series 1A Preferred Stock, (i) Crowdex would be entitled to cast an additional 13 billion votes and (ii) TubeSolar would be entitled to cast an additional 24 billion votes, on any matter to be considered by stock holders for approval at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting). At any such meeting of stockholders of the Company (or written consent of stockholders in lieu of meeting), the Series 1A Preferred Stock will generally vote together with the holders of common stock as a single class and on an as-converted to common stock basis. As of September 27, 2021, the Company had approximately 19,678,916,807 shares of common stock outstanding.

Accordingly, Crowdex and TubeSolar together would be able to cast approximately 88% of the votes entitled to vote at any meeting of stockholders of the Company (or written consent of stockholders in lieu of meeting). Crowdex and TubeSolar, therefore, will, for the foreseeable future, have significant influence over our management and affairs, and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or sales of our company or assets.

The interests of our three largest stockholders may conflict with our interests or your interests now or in the future.  As further described under “Principal and Selling Stockholders,” three of our stockholders, Crowdex, TubeSolar and BD1, collectively beneficially own approximately 93% of our Company’s common stock (on a fully diluted, as converted to common stock, basis) based on their holdings of (i) outstanding shares of our common stock, (ii) outstanding shares of our Series 1A Preferred Stock, and (iii) our outstanding convertible notes.

Crowdex is an investment holding company 100% indirectly beneficially owned by Bernd Förtsch. One of our directors, David Peterson, is the manager of Crowdex.

TubeSolar is a developer of photovoltaic thin-film tubes to enable additional application opportunities in solar power generation compared to conventional solar modules. TubeSolar is a public company headquartered in Augsburg, Germany, whose shares are listed on XETRA (primary market Dusseldorf, Germany). Bernd Förtsch indirectly owns a controlling interest in TubeSolar.

BD1 is an investment holding company. BD1 is 100% owned by BD Vermögensverwaltung GmbH. BD Vermögensverwaltung GmbH is 100% owned by Solar Invest International SE. Johannes Kuhn and Ute Kuhn are the beneficial owners and members of the board of directors of Solar Invest International SE. BD Vermögensverwaltung GmbH and Solar Invest International SE are major stockholders of TubeSolar.

Various conflicts of interest between us and our controlling stockholders could arise. The ownership interest and voting power of our controlling stockholders could create or appear to create potential conflicts of interest when such controlling stockholders are faced with decisions relating to us. We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party.

So long as Crowdex, TubeSolar and BD1 continue to beneficially own a significant amount of our outstanding equity securities, those stockholders may be able to strongly influence or effectively control our decisions.

Risks Relating to our Securities and an Investment in our Common Stock

As a public company we are subject to complex legal and accounting requirements that require us to incur substantial expenses, and our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price and listing on the OTC.  As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us. We cannot assure you we will be able to comply with all of these requirements or the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. Our compliance with Section 404 of Sarbanes-Oxley will require we incur substantial accounting expense and expend significant management efforts. The effectiveness of our controls and procedures may, in the future, be limited by a variety of factors, including:

•	Faulty human judgment and simple errors, omissions or mistakes;
•	Fraudulent action of an individual or collusion of two or more people;
•	Inappropriate management override of procedures; and
•	The possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm, identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we may be subject to OTC delisting, investigations by the SEC and civil or criminal sanctions.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect we will need to continue to improve existing, and implement new operational, financial and accounting systems, procedures and controls to manage our business effectively.

Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective as required under Section 404 of Sarbanes-Oxley. If we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting, if we fail to maintain or implement adequate controls, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934, as amended (“Exchange Act”). A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

The price of our common stock may continue to be volatile.  Our common stock is currently traded on the OTC Market. The trading price of our common stock from time to time has fluctuated widely and may be subject to similar volatility in the future. For example, during most of the calendar year ended December 31, 2020, our common stock traded below $0.01. The trading price of our common stock in the future may be affected by a number of factors, including events described in these “Risk Factors.” In recent years, broad stock market indices, in general, and smaller capitalization and PV companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources and could have a material adverse effect on our financial condition.

There is no assurance that we will have enough authorized shares of common stock to honor the conversion or exercise of our convertible notes and convertible preferred stock.  Our Certificate of Incorporation currently authorizes 30 billion shares of common stock. While we believe that the number of authorized shares provide us with sufficient authorized shares of common stock to issue the shares of common stock being registered hereunder, we are currently obligated to issue approximately 144.9 billion additional shares of common stock to our stockholders, including the selling stockholders described in this prospectus, Crowdex, and BD1, upon conversion of (i) outstanding convertible notes and (ii) outstanding shares of our Series 1A Preferred Stock. See “Principal and Selling Stockholders.”

As of September 27, 2021, the Company had approximately 19,678,916,807 shares of common stock outstanding. In order to honor future potential conversion requests relating to these convertible securities, we would have to further amend our charter to (i) significantly increase our authorized shares of common stock and/or (ii) implement a reverse stock split (without making a corresponding reduction to our authorized shares of common stock). There is no assurance that we will have enough authorized shares of common stock to honor the conversion of these convertible securities held by our controlling stockholders. In addition, if the Company does not have sufficient shares of authorized and unissued common stock, the Company may be limited in its ability to raise additional capital through the issuance of (i) newly issued shares of common stock or (ii) newly issued preferred stock or debt securities convertible into shares of common stock.

Our stockholders may experience significant dilution as a result of shares of our common stock issued pursuant to our currently outstanding securities and existing agreements, and pursuant to new securities that we may issue in the future.  We are likely to issue substantial amounts of additional common stock in connection with our outstanding convertible preferred stock and convertible notes. In particular, we are currently obligated to issue approximately 144.9 billion additional shares of common stock to our stockholders, including the selling stockholders described in this prospectus, Crowdex, and BD1, upon conversion of (i) outstanding convertible notes and (ii) outstanding shares of our Series 1A Preferred Stock. See “Principal and Selling Stockholders.” We may also issue additional common stock or securities convertible into or exchangeable or exercisable for common stock, in connection with future capital raising transactions.

The issuance of material amounts of common stock by us would cause our existing stockholders to experience significant dilution in their investment in our Company. Also, if we obtain additional financing involving the issuance of equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of our common stock to decline, which could impair our ability to raise additional financing.

Sales of a significant number of shares of our common stock in the public markets or significant short sales of our stock, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital.  Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of our common stock. If there are significant short sales of our stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all. In addition, a large number of our outstanding shares are not registered under the Securities Act. If and when these shares are registered or become eligible for sale to the public market, the market price of our common stock could also decline.

Our common stock has been delisted from the NASDAQ Capital Market and the OTCQB Venture Market.   Our inability to maintain our prior listings on NASDAQ and OTCQB may limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.  On February 25, 2016, our common stock was delisted from the NASDAQ Capital Market and began trading on the OTCQB Venture Market. On May 20, 2017 our common stock was delisted from the OTCQB Venture Market and began trading on the OTC.

Upon such delisting from NASDAQ, our common stock became subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. Accordingly, investors in our common stock may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be continue to be eligible for trading or quotation on the OTC or any other alternative exchanges or markets.

The delisting of our common stock from the NASDAQ Capital Market and the OTCQB Venture Market may adversely affect our ability to raise additional financing through public or private sales of equity securities, may significantly affect the ability of investors to trade our securities, and may negatively affect the value and liquidity of our common stock.   Such delisting from the NASDAQ Capital Market and the OTCQB Venture Market may also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.  Provisions in our Certificate of Incorporation and Bylaws, each as amended, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, or for a change in the composition of our Board of Directors (our “Board” or “Board of Directors”) or management to occur, even if doing so would benefit our stockholders. These provisions include:

•	Authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
•	Dividing our Board into three classes;
•	Limiting the removal of directors by the stockholders; and
•	Limiting the ability of stockholders to call a special meeting of stockholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our Board. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by, or beneficial to, our stockholders.

General Risk Factors

An occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. The novel coronavirus (“COVID-19”) pandemic in the United States and world-wide has caused business disruption which may negatively impact the Company’s operations and financial results. Public health officials continue to recommend and mandate precautions to mitigate the spread of COVID-19, including as it relates to travel, congregating in heavily populated areas and stay-at-home orders or similar measures. While some of these measures have been lifted, there is considerable uncertainty around the duration of the pandemic in the United States and world-wide. Our entire business may be adversely impacted by actions taken to contain or treat the impact of COVID-19. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. The impact of COVID-19 on our operations and financial results, therefore, cannot be reasonably estimated at this time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, which reflect our current views with respect to future events and financial performance, and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purpose of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target,” and variations of such words or similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Factors you should consider that could cause these differences are:

•	The impact of the COVID-19 pandemic on our business, results of operations, cash flows, financial condition and liquidity;
•	Our operating history and lack of profitability;
•	Our ability to develop demand for, and sales of, our products;
•	Our ability to attract and retain qualified personnel to implement our business plan and corporate growth strategies;
•	Our ability to develop sales, marketing and distribution capabilities;
•

Our ability to successfully develop and maintain strategic relationships with key partners, including OEMs, system integrators, distributors, and e-commerce companies, who deal directly with end users in our target markets;

•	The accuracy of our estimates and projections;
•	Our ability to secure additional financing to fund our short-term and long-term financial needs;
•	Our ability to maintain the listing of our common stock on the OTC Market;
•	The commencement, or outcome, of legal proceedings against us, or by us, including ongoing ligation proceedings;
•	Changes in our business plan or corporate strategies;
•	The extent to which we are able to manage the growth of our operations effectively, both domestically and abroad, whether directly owned or indirectly through licenses;
•	The supply, availability and price of equipment, components and raw materials, including the elements needed to produce our photovoltaic modules;
•	Our ability to expand and protect the intellectual property portfolio that relates to our consumer electronics, photovoltaic modules and processes;
•	Our ability to implement remediation measures to address material weaknesses in internal control;
•	General economic and business conditions, and in particular, conditions specific to consumer electronics and the solar power industry; and
•	Other risks and uncertainties discussed in greater detail in the section captioned “Risk Factors.”

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances after the date made, or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. All proceeds from the sale of such shares will be for the account of the selling stockholders.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay or assume any discounts, commissions, or fees of underwriters, selling brokers or dealer managers incurred in connection with their sales of the shares.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell all or a portion of the shares of common stock being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution.”

DILUTION

The selling stockholders are offering for resale shares of common stock that are currently outstanding and shares of common stock issuable upon conversion of shares of Series 1A Preferred Stock and a convertible promissory note. To the extent of the conversion of the shares of Series 1A Preferred Stock and the convertible promissory note by the selling stockholders, you will experience dilution of your ownership interests in us. Furthermore, see “Risk Factors” — “There is no assurance that we will have enough authorized shares of common stock to honor the conversion or exercise of our convertible notes and convertible preferred stock.” and “Our stockholders may experience significant dilution as a result of shares of our common stock issued pursuant to our currently outstanding securities and existing agreements, and pursuant to new securities that we may issue in the future.” with respect to the risks of dilution in connection with the conversion or exercise of our convertible notes and convertible preferred stock.

PRINCIPAL AND SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders identified in this prospectus from time to time of up to 3,000,000,000 shares of our common stock, par value $0.0001 per share, consisting of (i) 1,000,000,000 shares of common stock consisting of shares issuable and previously issued upon conversion of 100 shares of Series 1A Preferred Stock at a conversion price of $0.0001, per the stated value of the Series 1A Preferred Stock, which is $1,000 per share, (ii) and 2,000,000,000 shares of common stock (of a total of 6,000,000,000) issuable upon conversion of a convertible promissory note with principal amount of $600,000, maturing on December 18, 2025, convertible into our common stock at a conversion price equal to $0.0001 per share. The selling stockholders may sell some, all or none of the shares of common stock. We cannot estimate or predict how long the selling stockholders will hold shares of common stock before selling them, and we have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock as of September 27, 2021 by:

•	the selling stockholders;
•	each person known to us to be a beneficial owner of more than five percent of the outstanding shares of common stock;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and all shares issuable upon exercise of options or the vesting of restricted stock within 60 days.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

The address for each director or named executive officer is c/o Ascent Solar Technologies, Inc., 12300 North Grant Street, Thornton, Colorado 80241.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock
Selling Stockholders
TubeSolar AG(1)	25,000,000,000	57.2%	24,000,000,000	54.9%
Nanyang Investment Management Pte. Ltd.(2)	6,000,000,000	23.4%	4,000,000,000	15.6%
Directors and Executive Officers
Victor Lee(3)	62	* %	62	* %
Michael J. Gilbreth	—	—%	—	—%
Amit Kumar, Ph.D.	47	* %	47	* %
Kim J. Huntley	30	* %	30	* %
Will Clarke	—	—%	—	—%
David Peterson(4)	—	—%	—	—%
All officers and directors as a group (6 individuals)	139	* %	139	* %
Additional 5% Stockholders
Crowdex Investments, LLC(5)	27,500,000,000	78.2%	27,500,000,000	78.2%
BD 1 Investment Holding, LLC(6)	99,666,666,672	83.7%	99,666,666,672	83.7%

*	Less than 1%.

(1)

The address for TubeSolar is Berliner Allee 65, 86153 Augsburg, Germany. Consists of (i) 1,000,000,000 shares of common stock issued on July 19, 2021 and September 3, 2021, upon conversion of 60 and 40 shares, respectively, of Series 1A Preferred Stock and (ii) 24,000,000,000 shares of common stock issuable upon the conversion of 2,400 shares of Series 1A Preferred Stock. 1,000,000,000 shares of common stock consisting of shares issuable and previously issued upon the conversion of 100 shares of Series 1A Preferred Stock are offered for resale by this prospectus. Bernd Förtsch indirectly owns a controlling interest in TubeSolar.

(2)

The address for Nanyang Investment Management Pte. Ltd. (“Nanyang”) is 25 Cantonment Road, Singapore 089744. Consists of 6,000,000,000 shares of common stock (2,000,000,000 of which are offered for resale by this prospectus) issuable upon the conversion of a convertible promissory note. The convertible note, however, contains a conversion limitation providing that the holder may not be issued shares of common stock upon conversion if, after giving effect to such issuance, the holder would beneficially own in excess of 4.99% of the Company's outstanding shares of common stock. Such convertible note would convert into 6,000,000,000 shares of common stock only if such 4.99% limitation were deemed not to apply. SweeHow Lim and KeokWee Cheng have shared voting and dispositive power over the securities held by Nanyang on behalf of a client account. Messrs. Lim and Cheng, and Nanyang disclaim any beneficial ownership of the securities.

(3)

Does not include 333,334 shares of common stock held by Tertius Financial Group Pte. Ltd. (“Tertius”). Mr. Lee is managing director and a 100% owner of Tertius. Mr. Lee disclaims beneficial ownership of our securities held by Tertius except to the extent of his pecuniary interest.

(4)	Mr. Peterson is the manager of Crowdex. Mr. Peterson disclaims beneficial ownership of any securities owned by Crowdex.

(5)

The address of Crowdex is 1675 South State Street, Suite B, Kent County, Delaware 19901. Consists of (i) 12,000,000,000 shares of common stock owned, (ii) 13,000,000,000 additional shares of common stock issuable upon the conversion 1,300 shares of Series 1A Preferred Stock, and (iii) 2,500,000,000 shares of common stock issuable upon the conversion of a convertible note assigned by Penumbra Solar, Inc. to Crowdex on September 25, 2020. The convertible note, however, contains a conversion limitation providing that Crowdex may not be issued shares of common stock upon conversion if, after giving effect to such issuance, Crowdex would beneficially own in excess of 4.99% of the Company's outstanding shares of common stock. Such convertible note would convert into 2,500,000,000 shares of common stock only if such 4.99% limitation were deemed not to apply. Bernd Förtsch is the 100% indirect beneficial owner of Crowdex.

(6)

The address of BD1 is 1675 South State Street, Suite B, Kent County, Delaware 19901. Consists of (i) 99,000,000,000 shares of common stock issuable upon the conversion of two convertible notes, (ii) 333,333,336 shares of common stock that BD1 purchased from the Company on September 2, 2021, and (iii) 333,333,336 shares of common stock that BD1 will purchase from the Company in a second tranche on or before (x) October 31, 2021 (if the Company then has authorized but unissued shares of common stock sufficient to issue such shares) or (y) within five business days after the effective date of an increase in the authorized shares. Johannes Kuhn and Ute Kuhn are the beneficial owner of BD1.

PLAN OF DISTRIBUTION

The selling stockholders and their respective pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other transfer, may, from time to time, sell all or a portion of the shares from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the common stock may be listed or quoted at the time of sale;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;
•	in “at the market” offerings to or through market makers into an existing market for the common stock;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in transactions otherwise than on such exchanges or in the over-the-counter market;
•	through a combination of any such methods; or
•	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the shares of common stock offered by this prospectus. We have agreed to indemnify the selling stockholders against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute to amounts required to be paid in respect of such liabilities.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. To the extent that any of the selling stockholders is deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

In connection with the sale of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock covered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholders, and any other required information.

We have advised each selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares of common stock offered by this prospectus.

In order to comply with the securities laws of some states, shares of common stock sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, shares of common stock may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The offering made by this prospectus will terminate on the date that all shares of common stock covered by this prospectus have been sold by the selling stockholders.

Our common stock is listed on the OTC Market under the symbol “ASTI.”

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary describes our common stock and the material provisions of our Certificate of Incorporation, our bylaws, and of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws. We encourage you to read those documents and the DGCL carefully.

Authorized Capital Stock

Our authorized capital stock consists of 30,000,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share.

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. Additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Outstanding Capital Stock

As of September 27, 2021, the Company had issued and outstanding:

•	19,678,916,807 shares of common stock;
•	48,100 shares of Series A preferred stock;

•	3,700 shares of Series 1A Preferred Stock; and
•	no shares of Series B-1, Series B-2, Series C, Series D, Series D-1, Series E, Series F, Series G, Series H, Series I, Series J, Series J-1 or Series K preferred stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our Board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our Board is authorized by our charter to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our charter and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Board Composition; Removal of Directors and Filling Board Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

Our bylaws authorize only our Board fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board may only be set by a resolution adopted by a majority vote of our entire Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board but promotes continuity of management.

Staggered Board

Our Board is divided into three classes, with one class of directors elected at each year’s annual stockholders meeting. Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Special Meetings

Our bylaws provide that special meetings of stockholders may only be called at the request of a majority of the Board, and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Undesignated Preferred Stock

Our charter provides for 25,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in the best interests of our stockholders, our Board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Computershare Investor Services.

DESCRIPTION OF BUSINESS

Business Overview

Ascent Solar was formed in October 2005 as a spinoff from technology incubator, ITN Energy Systems, Inc. (“ITN”), of its Advanced Photovoltaic Division and all of that division’s key personnel and core technologies, to commercialize flexible photovoltaic (“PV”) modules using our proprietary monolithic integration thin film technology. The technology was initially developed at ITN beginning in 1994 and subsequently assigned and licensed to us at formation in 2005. Our proprietary manufacturing process deposits multiple layers of materials, including a thin film of highly efficient copper-indium-gallium-diselenide (“CIGS”) semiconductor material, on a flexible, lightweight, high tech plastic substrate using a roll-to-roll manufacturing process followed by laser patterning the layers to create interconnected PV cells, or PV modules, in a process known as monolithic integration. We believe that our unique technology and manufacturing process, which results in a much lighter, flexible yet durable module package, provides us with unique market opportunities relative to both the crystalline silicon (“c-Si”) based PV manufacturers that currently lead the PV market, as well as other thin-film PV manufacturers that use substrate materials such as glass, stainless steel or other metals that can be heavier and more rigid than plastics.

We believe that the use of CIGS on a flexible, durable, lightweight, high-tech plastic substrate will allow for unique and seamless integration of our PV modules into a variety of applications such as aerospace, defense, transportation, electronic products, off-grid structures and building integrated, as well as other products and applications that may emerge. For markets that place a high premium on weight, such as defense, space, near space, and aeronautic markets, we believe our materials provide attractive increases in power-to-weight ratio (specific power), and that our materials have superior specific power and voltage-to-area ratios than competing flexible PV thin film technologies. These metrics will be critical as we position ourselves to compete in challenging high value markets such as aerospace where Ascent Solar products can be integrated into satellites, near earth orbiting vehicles, airships and fixed wing unmanned aerial vehicles (“UAV”).

Product History

In March 2008, we demonstrated initial operating capacity of our first production line by beginning production trials as an end-to-end integrated process. Initial operating capacity production trials resulted in average thin film device efficiencies of 9.5% and small area monolithically integrated module efficiencies of over 7.0%. During 2008, optimization trials resulted in thin film device efficiencies in the 9.5% to 11.5% range and corresponding module efficiencies in the 7.0% to 9.0% range. The test modules measured approximately 15 centimeters wide by 30 centimeters long. During the first quarter of 2009, we began limited production of monolithically integrated flexible CIGS modules in our initial production line. Our primary business model, at that time, was based upon mass production of solar modules of varying lengths, sizes and configurations. We provided sample modules to potential customers and development partners in various industries to explore integration of our products into new applications.

In July 2009, we obtained independent verification by the U.S. Department of Energy’s National Renewable Energy Laboratory (“NREL”) that our modules of approximately 15 centimeters wide by 30 centimeters long measured 10.4% in conversion efficiency. In October 2009, NREL further verified our achievement of a manufacturing milestone of 14.0% cell efficiency as well as a peak efficiency of 11.4% for CIGS modules. Later, in December 2010, we achieved 12.1% module efficiency on the same form factor. In October 2010, we completed internal qualification testing of a flexible packaging solution which successfully passed the rigorous standard of one thousand (1,000) hours of damp heat testing (85% relative humidity and 85° C temperature) guideline set forth by International Electrotechnical Commission (“IEC”) 61646 standards for performance and long-term reliability of thin film solar modules.

In February 2010, three of our product configurations were certified by an independent laboratory on a variety of U.S. Department of Defense (“DOD”) rugged standards known as MIL-STD-810G. In October 2010, we completed full external certification under IEC 61646 at an independent laboratory of a two-meter module. Achieving this certification is required for building integrated photovoltaic ("BIPV") and building applied photovoltaic ("BAPV") applications used in commercial, industrial and residential rooftop markets. Certification activities will continue, as required, as we introduce new products and make changes or improvements to our already certified products.

In 2010, we received an award from R&D Magazine and were recognized as one of the 100 Most Innovative Technologies, based on our process of monolithic integration on polyimide substrate. In 2011, Time Magazine selected us as one of the 50 Best Inventions of the year. In 2015 Ascent Solar won its second R&D 100 Award. The 2015 award was given for the development of the MilPak™ platform, a military-grade (MIL-STD-810G tested) and fully integrated solar power generation and storage unit incorporated with a Maximum Peak Power Tracking (MPPT) management system. The MilPak platform is one of the most rugged, yet lightweight, power generation and storage solutions available, both attributes enabled by the use of Ascent’s CIGS technology.

In January 2017, Ascent was awarded a contract to supply high-voltage SuperLight thin-film CIGS PV blankets. These 50W, fully laminated, flexible blankets were manufactured using a new process that was optimized for high performance in near-space conditions at elevated temperatures, and are custom designed for easy modular integration into series and parallel configurations to achieve the desired voltage and current required for such application.

In November 2017, Ascent introduced the next generation of our USB-based portable power systems with the XD™ series. The first product introduced was the XD-12 which, like previous products, is a folding, lightweight, easily stowable, PV system with USB power regulation. Unique to this generation of PV portable power is more PV power (12 Watts) and a 2.0 Amp smart USB output to enable the XD-12 to charge most smartphones, tablets, and USB-enabled devices as fast as a wall outlet. The enhanced smart USB circuit works with the device to be charged so that the device can determine the maximum power it is able to receive from the XD-12 and ensures the best possible charging performance directly from the sun.

Also, in 2017, for a space customer, Ascent manufactured a new micro-module, approximately 12.8mm x 50mm (0.5in x 2.0in) in size that is ideal for both laboratory-scale environmental testing, and for subsequent integration into flight experiments.

In February 2018, the Company introduced the second product in our XD series. Delivering up to 48 Watts of solar power, the durable and compact Ascent XD-48 Solar Charger is the ideal solution for charging many portable electronics and off-grid power systems. The XD-48’s versatility allows it to charge both military and consumer electronics directly from the sun wherever needed. Like the XD-12, the XD-48 has a compact and portable design, and its rugged, weather-resistant construction withstands shocks, drops, damage and even minor punctures to power through the harshest conditions.

In March 2018, Ascent successfully shipped to a European based customer for a lighter-than-air, helium-filled airship project based on our newly developed ultra-light modules with substrate material than half of the thickness of our standard modules. In 2019, Ascent completed a repeat order from the same customer who had since established its airship development operation in the US. In 2020, Ascent received a third and enlarged order from the same customer and completed the order in the second quarter of 2021.

On September 15, 2021, the Company entered into a Long-Term Supply and Joint Development Agreement (“JDA”) with TubeSolar. Under the terms of the JDA, the Company will produce, and TubeSolar will purchase, thin-film PV foils (“PV Foils”) for use in TubeSolar’s solar modules for agricultural photovoltaic (“APV”) applications that require solar foils for its production. Ascent and TubeSolar have jointly established a subsidiary in Germany, in which Ascent holds a stake of 70% and TubeSolar holds a minority stake of 30% (the “JV”). The purpose of the JV is to establish and operate a PV Foils manufacturing facility in Germany that will produce and deliver PV Foils exclusively to TubeSolar. Until the JV facility is fully operational, PV Foils will be manufactured in the Company’s existing facility in Thornton, Colorado. The parties expect to jointly develop next generation tooling for use in manufacturing PV Foils at the JV facility. Under the JDA, the Company will receive (i) up to $4 million of non-recurring engineering fees, (ii) up to $13.5 million of payments upon achievement of certain agreed production and cost structure milestones, and (iii) product revenues from sales of PV Foils to TubeSolar. The JDA has no fixed term, and may only be terminated by either party for breach. The foregoing description of the JDA does not purport to be complete and is qualified in its entirety by reference to the JDA.

We continue to design and manufacture PV integrated portable power applications for commercial and military users. Due to the high durability enabled by the monolithic integration employed by our technology, the capability to customize modules into different form factors and the industry leading light weight and flexibility provided by our modules, we believe that the potential applications for our products are extensive.

Commercialization and Manufacturing Strategy

We manufacture our products by affixing a thin CIGS layer to a flexible, plastic substrate using a large format, roll-to-roll process that permits us to fabricate our flexible PV modules in an integrated sequential operation. We use proprietary monolithic integration techniques which enable us to form complete PV modules with little to no costly back-end assembly of inter-cell connections. Traditional PV manufacturers assemble PV modules by bonding or soldering discrete PV cells together. This manufacturing step typically increases manufacturing costs and, at times, proves detrimental to the overall yield and reliability of the finished product. By reducing or eliminating this added step, using our proprietary monolithic integration techniques, we believe we can achieve cost savings in, and increase the reliability of, our PV modules. All tooling necessary for us to meet our near-term production requirements is installed in our Thornton, Colorado plant.

We plan to continue the development of our current PV technology to increase module efficiency, improve our manufacturing tooling and process capabilities and reduce manufacturing costs. We also plan to continue to take advantage of research and development contracts to fund a portion of this development.

Advantages of CIGS on a Flexible Plastic Substrate

Thin film PV solutions differ based on the type of semiconductor material chosen to act as a sunlight absorbing layer, and also on the type of substrate on which the sunlight absorbing layer is affixed. To the best of our knowledge, we believe we are the only company in the world currently focused on commercial scale production of PV modules using CIGS on a flexible, plastic substrate with monolithic integration. We utilize CIGS as a semiconductor material because, at the laboratory level, it has a higher demonstrated cell conversion efficiency than amorphous silicon (“a-Si”) and cadmium telluride (“CdTe”). We also believe CIGS offers other compelling advantages over both a-Si and CdTe, including:

•

CIGS versus a-Si:  Although a-Si, like CIGS, can be deposited on a flexible substrate, its conversion efficiency, which already is generally much lower than that of CIGS, measurably degrades when it is exposed to ultraviolet light, including natural sunlight. To mitigate such degradation, manufacturers of a-Si solar cells are required to implement measures that add cost and complexity to their manufacturing processes.

•

CIGS versus CdTe:  Although CdTe modules have achieved conversion efficiencies that are generally comparable to CIGS in production, we believe CdTe has never been successfully applied to a flexible substrate on a commercial scale. We believe the use of CdTe on a rigid, transparent substrate, such as glass, makes CdTe unsuitable for a number of the applications. We also believe CIGS can achieve higher conversion efficiencies than CdTe in production.

Our choice of substrate material further differentiates us from other thin film PV manufacturers. We believe the use of a flexible, lightweight, insulating substrate that is easier to install provides clear advantages for our target markets, especially where rigid substrates are unsuitable. We also believe our use of a flexible, plastic substrate provides us significant cost advantages because it enables us to employ monolithic integration techniques on larger components, which we believe are unavailable to manufacturers who use flexible, metal substrates. Accordingly, we are able to significantly reduce part count, thereby reducing the need for costly back end assembly of inter cell connections. As the only company, to our knowledge, focused on the commercial production of PV modules using CIGS on a flexible, plastic substrate with monolithic integration, we believe we have the opportunity to address the consumer electronics, defense, aerospace, transportation, off grid, portable power and other weight-sensitive markets with transformational high quality, value added product applications. It is these same unique features and our overall manufacturing process that enable us to produce extremely robust, light and flexible consumer products.

Competitive Strengths

We believe we possess a number of competitive strengths that provide us with an advantage over our competitors.

•

We are a pioneer in CIGS technology with a proprietary, flexible, lightweight, high efficiency PV thin film product that positions us to penetrate a wide range of attractive high value added markets such as consumer products, off grid, portable power, transportation, defense, aerial, and other markets. By applying CIGS to a flexible plastic substrate, we have developed a PV module that is efficient, lightweight and flexible; with the highest power-to-weight ratio in at-scale commercially available solar. The market for electronic components, such as electronic packages, casings and accessories, as well as defense portable power systems, transportation integrated applications and space and near-space solar power application solutions represent a significant premium market for the company. Relative to our thin film competitors, we believe our advantage in thin film CIGS on plastic technology provides us with a superior product offering for these strategic market segments.
•

We have the ability to manufacture PV modules for different markets and for customized applications without altering our production processes.  Our ability to produce PV modules in customized shapes and sizes, or in a variety of shapes and sizes simultaneously, without interrupting production flow, provides us with flexibility in addressing target markets and product applications, and allows us to respond quickly to changing market conditions. Many of our competitors are limited by their technology and/or their manufacturing processes to a more restricted set of product opportunities.

•

Our integrated, roll-to-roll manufacturing process and proprietary monolithic integration techniques provide us a potential cost advantage over our competitors.  Historically, manufacturers have formed PV modules by manufacturing individual solar cells and then interconnecting them. Our large format, roll-to-roll manufacturing process allows for integrated continuous production. In addition, our proprietary monolithic integration techniques allow us to utilize laser patterning to create interconnects, thereby creating PV modules at the same time we create PV cells. In so doing, we are able to reduce or eliminate an entire back end processing step, saving time as well as labor and manufacturing costs relative to our competitors.

•

Our lightweight, powerful, and durable solar panels provide a performance advantage over our competitors.  For consumer applications where a premium is placed on the weight and profile of the product, our ability to integrate our PV modules into portable packages and cases offers the customer a lightweight and durable solution for all their portable electronics.

•

Our proven research and development capabilities position us to continue the development of next generation PV modules and technologies. Our ability to produce CIGS based PV modules on a flexible plastic substrate is the result of a concerted research and development effort that began more than twenty years ago. We continue to pursue research and development in an effort to drive efficiency improvements in our current PV modules and to work toward next generation technologies and additional applications.

•

Our manufacturing process can be differentiated into two distinct functions -- a front-end module manufacturing process and a back-end packaging process.  Our ability to produce finished unpackaged rolls of CIGS material for shipment worldwide to customers for encapsulation and integration into various products enhances our ability to work with partners internationally and domestically.

Markets and Marketing Strategy

We target consumer products and high-value specialty solar markets. These include aerospace, defense, emergency management and consumer/OEM applications. This strategy enables us to fully leverage the unique advantages of our technology, including flexibility, durability and attractive power to weight and power to area performance. It further enables us to offer unique, differentiated solutions in large markets with less competition, and more attractive pricing.

Specifically, we focus on commercializing our proprietary solar technology in three highest-value PV verticals:

I. Aerospace: Space, Near-space and Fixed Wing UAV

II. Public Sector: Defense and Emergency Management

III. Commercial Off-grid and Portable Power

The value proposition of Ascent’s proprietary solar technology not only aligns with the needs of customers in these verticals, but also overcomes many of the obstacles other solar technologies face in these unique markets. Ascent has the capability to design and develop finished products for end users in these areas as well as collaborate with strategic partners to design and develop custom integrated solutions for products like airships and fixed-wing UAVs. Ascent sees significant overlap in the needs of end users across some of these verticals and can achieve economies of scale in sourcing, development, and production in commercializing products for these customers.

The integration of Ascent's solar modules into space, near space, and aeronautic vehicles with ultra-lightweight and flexible solar modules is an important market opportunity for the Company. Customers in this market have historically required a high level of durability, high voltage and conversion efficiency from solar module suppliers, and we believe our products are well suited to compete in this premium market. In May 2014, together with our partners, Silent Falcon UAS Technologies and Bye Aerospace, we announced the successful first flight of a production version of the Silent Falcon™ Unmanned

Aircraft Systems, powered by Ascent’s ultra-lightweight, flexible PV modules. In July 2014, our ultra-lightweight, flexible PV modules were selected by Vanguard Space Technologies for their NASA Small Business Innovative Research program. The NASA program is intended to develop an economical, lightweight alternative to existing and emerging high-cost solar arrays for high-power space applications. We expect opportunities in this segment to develop rapidly due to customers' extensive development, testing and evaluation processes.

In March 2016, the Company announced a major breakthrough of our high-voltage superlight bare modules, achieving a power-to-weight ratio of 1,700 watts per kilogram at AM0 environment. The “best-in-class” specific power is crucial to the aerospace industry where every pound of weight reduction would translate to incremental cost savings or increased in payloads. In December 2016, Ascent was selected by the Japan Aerospace Exploration Agency ("JAXA") as part of their next round of evaluations for providing solar technology for an upcoming mission to Jupiter, as well as to address additional missions. This decision followed an earlier round of investigation with promising results, during which the Company's flexible, monolithically integrated CIGS solar module was subjected to environmental extremes and continued to operate well. During the first phase of JAXA's evaluation, Ascent's PV was successfully tested below -146°C (-231°F) and up to +190°C (+374 °F), and to only 4% of the sunlight generally received in earth's orbit. In addition, JAXA has subjected Ascent's PV to radiation and mechanical testing.

In 2017 we continued to solidify our position in the space and near-space markets; these challenging requirements and environments allow for the full utilization of the unique nature and advantages of our lightweight, flexible monolithically integrated CIGS PV. Through continued work in the PV-powered drone field, Ascent made significant strides in providing PV power to high-altitude airships and next-generation space applications.

In January 2017, Ascent was awarded a contract to supply high-voltage SuperLight thin-film CIGS PV blankets. These 50W, fully laminated, flexible blankets were manufactured using a new process that was optimized for high performance in near-space conditions at elevated temperatures, and are custom designed for easy modular integration into series and parallel configurations to achieve the desired voltage and current required for such application.

In November 2017, Ascent fulfilled a third order from JAXA for custom PV products designed specifically for their upcoming solar sail deployment demonstration project.  This project was comprised of small area test cells and large, 19.5cm x 30cm monolithically integrated modules, all on a very thin, 25-micron (0.001 inch) plastic substrate which is half the thickness of Ascent’s production substrate for a standard product. In space, near-space, and drone applications, the PV substrate accounts for a significant portion of the product’s overall mass; the PV construction on the new 25-micron substrates represents a major breakthrough for these markets. JAXA placed this order after achieving the desired experimental results from the previous shipments and subsequent electrical, mechanical and environmental testing. The 19.5cm x 30cm module is a custom design to match the anticipated deployment mechanism and PV layout for the final Jovian spacecraft.

Also in 2017, Ascent fulfilled a new order, with another repeat space customer, to manufacture a new micro-module, approximately 12.8mm x 50mm (0.5in x 2.0in) in size that is ideal for both laboratory-scale environmental testing, and for subsequent integration into flight experiments.

In 2015 Ascent Solar won its second R&D 100 Award, the 2015 award was given for the development of the MilPak platform, a military-grade solar power generation and storage unit. The MilPak platform is one of the most rugged, yet lightweight, power generation and storage solutions available, both attributes enabled by the use of Ascent’s CIGS technology.

The military market has a unique set of requirements we believe are well suited to our products. When integrated with fabric to form re-deployable arrays, our highly efficient, rugged, lightweight modules may allow soldiers to minimize battery loads, reduce the use of conventional fuels, and increase safety through the streamlining of fuel transport operations, providing the front-line units with maximum resilience and helping to increase operational efficiency. We are also working to expand our foldable line of outdoor solar chargers, such as the XD-12 and the XD-48, which are well suited for the individual soldier or for the bigger power needs of a platoon with the ability of several chargers to be strung together. Our modules can also provide a reliable source of renewable power in remote areas, regardless of local infrastructure. We will continue to reach the military market through partnerships with top systems providers, by providing Government Service Administration Letters of Supply, and through direct sales and other blanket purchase agreements with the government.

Transportation integrated PV, or integration of our flexible solar modules with vehicles such as commercial trucks, buses, trains and passenger cars, is another market segment that represents a significant opportunity. Due to their flexible form and durable, lightweight properties, our modules can be fitted to the exterior of various vehicles to provide supplemental power without significantly affecting the aerodynamics, weight or aesthetics of the vehicle. We are currently working with multiple integrators and OEMs to develop effective value-added solutions for this market.

During the third quarter of 2017, Ascent Solar demonstrated its breadth of capabilities at the US Special Operations Command ("SOCOM") exclusive Technical Experimentation ("TE") 17-3 Event in Washington, DC. SOCOM is tasked, by the Department of Defense ("DoD"), with providing Special Operations Forces ("SOF") with the latest war fighting technology available; in support of this effort, SOCOM sponsors an annual TE event.   In July of 2017 SOCOM requested the participation of companies who have proficiency in the areas of Satellite Communication ("SATCOM") and Unattended Ground Sensors ("UGS") for a TE event.   Over 30 companies were selected to participate, and Ascent Solar was one of only 2 companies selected to participate who didn’t actually make SATCOM or UGS products.  Ascent Solar was selected on the basis and recognition that one of the primary issues facing the DoD today is the ability to power all of their war fighting technology.   Ascent’s diverse line-up of rugged and lightweight portable solar products offers the potential for the DoD to generate unattended ongoing power, which could save lives and increase the efficiency of the war fighting effort.  Ascent was honored to be chosen to participate, and the assessed score we received is indicative of a capability that has “high potential for SOF use with few limitations”.

During the third quarter of 2018, Ascent Solar was once again selected to demonstrate its breadth of capabilities at the SOCOM exclusive TE 18-3 Event in Washington, DC. In July of 2018, SOCOM requested the participation of companies who have proficiency in the areas of Intelligence, Surveillance and Reconnaissance (ISR), Small Unmanned Aerial Systems (SUAS) and Mobility for the TE event.  Over 50 companies were selected to participate, and Ascent Solar was one of only 2 companies selected for a second straight year.

We continue to supply our strategic partners with PV modules to support their development, testing and certification of new integrated PV products, including product testing by several branches of the U.S. military. We believe that our high-power density flexible solar modules enable new applications for solar power. By creating mutually beneficial partnerships and strategically penetrating the markets discussed above, we plan to transform the landscape of solar power generation with truly innovative end products.

Competition

We have pivoted our strategic focus away from large scale utility projects of the traditional solar markets. We believe our thin film, monolithically integrated CIGS technology enables us to deliver sleek, lightweight, rugged, high performance solutions to serve these markets as competitors from other thin film and c-Si companies emerge. The landscape of thin film manufacturers encompasses a broad mix of technology platforms at various stages of development and consists of a number of medium and small companies.

The market for traditional, grid connected PV products is dominated by large manufacturers of c-Si technology, although thin film technology on glass has begun to emerge among the major players. We anticipate that while these large manufacturers may continue to dominate the market with their silicon-based products, thin film manufacturers will likely capture an increasingly larger share of the market, as is evident from the success of First Solar (CdTe) and Solar Frontier (CIGS), both among the top 20 producers worldwide. In 2019, crystalline silicon PV technology represented over 90% of global market revenue and production, with the balance captured by thin film. Approximately half of thin film production is CdTe production, with the other half being split between CIGS and a-Si.

We believe that our modules offer unique advantages. Their flexibility, low areal density (mass per unit area), and high specific power (power per unit mass) enable use on weight-sensitive applications, such as portable power, conformal aircraft surfaces, high altitude long endurance (HALE) fixed wing and lighter than air (LTA) vehicles, and space applications that are unsuitable for glass-based modules. Innovative product design, customer focused development, and our rapid prototyping capability yield modules that could be integrated into virtually any product to create a source of renewable energy. Whether compared to glass based or other flexible modules, our products offer competitive advantages making them unique in comparison to competing products.

Research and Development and Intellectual Property

We intend to continue to invest in research and development in order to provide near term improvements to our manufacturing process and products, as well as to identify next generation technologies relevant to both our existing and potential new markets. During 2020 and 2019 we incurred approximately $1,165,193 and $1,310,948, respectively, in research and development costs, which include research and development incurred in relation to our government contracts, as well as manufacturing costs incurred while developing our product lines and manufacturing process.

Our technology was initially developed at ITN beginning in 1994. In early 2006, ITN assigned to us certain CIGS PV-specific technologies, and granted to us a perpetual, exclusive, royalty free, worldwide license to use these technologies in connection with the manufacture, development, marketing and commercialization of CIGS PV to produce solar power. In addition, certain of ITN’s existing and future proprietary process and control technologies, although nonspecific to CIGS PV, were assigned to us. ITN retained the right to conduct research and development activities in connection with PV materials, and we agreed to grant a license back to ITN for improvements to the licensed technologies and intellectual property outside of the CIGS PV field.

We protect our intellectual property through a combination of trade secrets and patent protections. We own the following patents and published patent applications:

Issued Patents and Registrations

1	US Patent No. 12,901,963 entitled "Flexible Photovoltaic Array with Integrated Wiring and Control Circuitry, and Associated Methods" (issued October 12, 2010) (co-owned with PermaCity Corporation)
2	US Patent No. 8,426,725 entitled “Apparatus and Method for Hybrid Photovoltaic Device Having Multiple, Stacked, Heterogeneous, Semiconductor Junctions” (issued April 23, 2013)
3	US Patent No. 8,465,589 entitled “Machine and Process for Sequential Multi-Sublayer Deposition of Copper Indium Gallium Diselenide Compound Semiconductors” (issued June 18, 2013)
4	US Patent No. D697,502 entitled "Mobile Electronic Device Case” (issued January 14, 2014)
5

US Patent No. 8,648,253 entitled “Machine and Process for Continuous, Sequential, Deposition of Semiconductor Solar Absorbers Having Variable Semiconductor Composition Deposited in Multiple Sublayers” (issued February 11, 2014)

6	US Patent No. 9,147,789 entitled “Apparatus and Method for Hybrid Photovoltaic Device Having Multiple, Stacked, Heterogeneous, Semiconductor Junctions” (issued September 29, 2015)
7	US Patent No. 9,349,905 entitled “Hybrid Multi-Junction Photovoltaic Cells and Associated Methods” (issued May 24, 2016)
8	CN Patent No. 201180067131.6 “Apparatus and Method for Hybrid Photovoltaic Device Having Multiple, Stacked, Heterogeneous, Semiconductor Junctions” (issued August 10, 2016)
9	CN Patent No. 201380012566.X entitled “Subtractive Hinge and Associated Methods" (issued August 24, 2016)
10	US Patent No. D781,228 entitled "Pocket-Sized Photovoltaic Based Fully Integrated Portable Power System" (issued March 14, 2017)
11

US Patent No. 9,601,650 entitled "Machine and Process for Continuous, Sequential, Deposition of Semiconductor Solar Absorbers Having Variable Semiconductor Composition Deposited in Multiple Sublayers" (issued March 21, 2017)

12	US Patent No. 9,634,175 entitled "Systems and Methods for Thermally Managing High-Temperature Processes on Temperature Sensitive Substrates" (issued April 25, 2017)
13	US Patent No. 9,640,706 entitled "Hybrid Multi-Junction Photovoltaic Cells and Associated Methods" (issued May 2, 2017)
14	US Patent No. 9,640,692 entitled "Flexible Photovoltaic Array with Integrated Wiring and Control Circuitry, and Associated Methods" (issued May 2, 2017)

15	US Patent No. 9,653,635 entitled "Flexible High-Voltage Adaptable Current Photovoltaic Modules and Associated Methods" (issued May 16, 2017)
16	US Patent No. 9,780,242 entitled “Multilayer Thin-Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (issued October 3, 2017)

Published Patent Applications

1	“Multilayer Thin Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (US 13/572,387) (filed August 10, 2012)
2	“Multilayer Thin Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (PCT/US2012/050398) (filed August 10, 2012)
3	“Subtractive Hinge and Associated Methods (PCT/US 2013/28,929) (filed March 4, 2013)
4	“Subtractive Hinge and Associated Methods (EP 13758462.9) (filed March 4, 2013)
5	“System for Housing and Powering A Battery-Operated Device and Associated Methods” (US 13/802,713) (filed March 14, 2013)
6	“System for Housing and Powering A Battery-Operated Device and Associated Methods” (US 13/802,719) (filed March 14, 2013)
7	“System for Housing and Powering A Battery-Operated Device and Associated Methods” (PCT/US2013/34988) (filed April 2, 2013)
8	“Photovoltaic Assembly and Associated Methods” (EP 13840976.8) (filed September 27, 2013)
9	“System for Housing and Powering A Battery-Operated Device and Associated Methods” (PCT/US2013/74936) (filed December 13, 2013)
10	“Systems and Methods for Thermally Managing High-Temperature Processes on Temperature Sensitive Substrates” (CN 201480004408.4) (filed January 8, 2014)
11	“Systems and Methods for Thermally Managing High-Temperature Processes on Temperature Sensitive Substrates” (EP 14738271.7) (filed January 8, 2014)
12	“Multilayer Thin-Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (PCT/US15/20184) (filed March 12, 2015)
13	“Array of Monolithically Integrated Thin Film Photovoltaic Cells and Associated Methods” (14/252,485) (filed April 14, 2014)
14	“Subtractive Hinge and Associated Methods” (EP 13758462.9) (filed March 4, 2013)
15	“Multilayer Thin-Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (US 14/932,933) (filed November 4, 2015)
16	“Photovoltaic-Based Fully Integrated Portable Power Systems” (PCT/US16/12047) (filed January 4, 2016)
17	“Photovoltaic-Based Fully Integrated Portable Power System” (US 14/987,214) (filed January 4, 2016)
18	“Systems and Processes for Bifacial Collection and Tandem Junctions Using a Thin-Film Photovoltaic Device” (US 15/099,835) (filed April 15, 2016)
19	“Photovoltaic-Based Fully Integrated Portable Power Management and Networking System” (PCT/US16/25647) (filed April 1, 2016)

20	“Photovoltaic-Based Fully Integrated Portable Power Management and Networking System” (US 15/089,028) (filed April 1, 2016)
21	“Photovoltaic Device and Method of Manufacturing Same” (CN 201610416638.2) (filed December 13, 2011)
22	“Multilayer Thin-Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (US 15/258,169) (filed September 7, 2016)
23

“Machine and Process for Continuous, Sequential, Deposition Of Semiconductor Solar Absorbers Having Variable Semiconductor Composition Deposited In Multiple Sublayers” (US 15/584,241) (filed May 2, 2017)

24	“Multilayer Thin-Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (GB 12759843.1) (Filed August 10, 2012)
25	“Multilayer Thin-Film Back Contact System for Flexible Photovoltaic Devices on Polymer Substrates” (WO PCT/US16/58933) (Filed October 26, 2016)
26	“Subtractive Hinge and Associated Methods” (US 15/673,283) (Filed August 9, 2017)

Ascent Solar has trademark applications and registrations in the United States and worldwide for slogans and product family names such as WaveSol, MilPak, and Transforming Everyday Life.

Depending on country laws, the marks listed above may include the ™ or ® symbols.

Suppliers

We rely on several unaffiliated companies to supply certain raw materials used during the fabrication of our PV modules and PV integrated electronics. We acquire these materials on a purchase order basis and do not have long term purchase quantity commitments with the suppliers, although we may enter into such contracts in the future. We currently acquire all of our high temperature plastic from one supplier, although alternative suppliers of similar materials exist. We purchase component molybdenum, copper, indium, gallium, selenium and indium tin oxides from a variety of suppliers. We also currently are in the process of identifying and negotiating arrangements with alternative suppliers of materials in the United States and Asia.

The manufacturing equipment and tools used in our production process have been purchased from various suppliers in Europe, the United States and Asia. Although we have had good relations with our existing equipment and tools suppliers, we monitor and explore opportunities for developing alternative sources to drive our manufacturing costs down.

Employees

We currently have 51 full-time and 3 part-time employees.

Company History

We were formed in October 2005 from the separation by ITN of its Advanced Photovoltaic Division and all of that division’s key personnel and core technologies. ITN, a private company incorporated in 1994, is an incubator dedicated to the development of thin film, PV, battery, fuel cell and nanotechnologies. Through its work on research and development contracts for private and government entities, ITN developed proprietary processing and manufacturing know-how applicable to PV products generally, and to CIGS PV products in particular. Our company was established by ITN to commercialize its investment in CIGS PV technologies. In January 2006, ITN assigned to us all its CIGS PV technologies and trade secrets and granted to us a perpetual, exclusive, royalty free worldwide license to use certain of ITN’s proprietary process, control and design technologies in the production of CIGS PV modules. Upon receipt of the necessary government approvals in January 2007, ITN assigned government funded research and development contracts to us and also transferred the key personnel working on the contracts to us.

DESCRIPTION OF PROPERTY

Principal Business Office

Our principal business office is located in a leased space at 12300 Grant Street, Thornton, Colorado 80241. We consider our office space adequate for our current operations.

We have no policies with respect to investments in real estate or interests in real estate.

LEGAL PROCEEDINGS

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not currently aware of any such proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our stock previously traded on the NASDAQ Capital Market. On February 23, 2016 the Company received notice from NASDAQ stating that NASDAQ had determined to delist the Company's common stock. On May 20, 2017 our common stock was delisted from the OTCQB Venture Market and began trading on the OTC. Our trading symbol is “ASTI.” The following table sets forth the high and low-sales price information per share for our common stock for the last two completed fiscal years, as adjusted for reverse stock splits.

Price Range of Common Stock

	High($)	Low($)
Fiscal 2019
First Quarter	$0.0170	$0.0013
Second Quarter	0.0021	0.0010
Third Quarter	0.0010	0.0001
Fourth Quarter	0.0002	0.0001
Fiscal 2020
First Quarter	0.0002	0.0001
Second Quarter	0.0002	0.0001
Third Quarter	0.0002	0.0001
Fourth Quarter	0.0085	0.0002
Fiscal 2021
First Quarter	0.0735	0.0047
Second Quarter	0.0383	0.0142

Holders

As of September 27, 2021, the number of record holders of our common stock was 26. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividends

The holders of common stock are entitled to receive such dividends as may be declared by our Board. During the years ended December 31, 2020 and 2019, and during the year 2021 to-date, we did not pay any common stock dividends, and we do not expect to declare or pay any dividends in the foreseeable future. Payment of future dividends will be within the discretion of our Board and will depend on, among other factors, our retained earnings, capital requirements, and operating and financial condition.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Carroll Legal LLC.

EXPERTS

The consolidated financial statements of Ascent Solar Technologies, Inc. as of December 31, 2020 and 2019 and for each of the year ended December 31, 2020 and 2019 appearing in this prospectus have been audited by Haynie & Company, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Ascent Solar Technologies, Inc. to continue as a going concern as described in Note 4 to the consolidated financial statements as of December 31, 2020 and 2019), appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. As a result of many factors, our actual results may differ materially from those anticipated in these forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Significant Trends, Uncertainties and Challenges

We believe the significant trends, uncertainties and challenges that directly or indirectly affect our financial performance and results of operations include:

•	Our ability to generate customer acceptance of and demand for our products;
•	Successful ramping up of commercial production on the equipment installed;
•	Our products are successfully and timely certified for use in our target markets;
•	Successful operating of production tools to achieve the efficiencies, throughput and yield necessary to reach our cost targets;
•	The products we design are saleable at a price sufficient to generate profits;
•	Our ability to raise sufficient capital to enable us to reach a level of sales sufficient to achieve profitability on terms favorable to us;
•	Effective management of the planned ramp up of our domestic and international operations;
•

Our ability to successfully develop and maintain strategic relationships with key partners, including OEMs, system integrators, distributors, retailers and e-commerce companies, who deal directly with end users in our target markets;

•	Our ability to maintain the listing of our common stock on the OTC Market;
•	Our ability to implement remediation measures to address material weaknesses in internal control;
•	Our ability to achieve projected operational performance and cost metrics;
•	Our ability to enter into commercially viable licensing, joint venture, or other commercial arrangements;
•	Availability of raw materials; and
•	COVID-19 and the uncertainty around the continued duration and effect of the worldwide pandemic.

Basis of Presentation: The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the policies below as critical to our business operations and to the understanding of our financial results:

Significant Accounting Policies

Inventories: All inventories are stated at the lower of cost or net realizable value, with cost determined using the weighted average method. Inventory balances are frequently evaluated to ensure they do not exceed net realizable value. The computation for net realizable value takes into account many factors, including expected demand, product life cycle and development plans, module efficiency, quality issues, obsolescence and others. Management's judgment is required to determine reserves for obsolete or excess inventory. If actual demand and market conditions are less favorable than those estimated by management, additional inventory write downs may be required.

Impairment of Long-lived assets: We analyze our long-lived assets (property, plant and equipment) and definitive-lived intangible assets (patents) for impairment, both individually and as a group, whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Events that might cause impairment would include significant current period operating or cash flow losses associated with the use of a long-lived asset or group of assets combined with a history of such losses, significant changes in the manner of use of assets and significant negative industry or economic trends. An undiscounted cash flow analysis is calculated to determine if an impairment exists. If an impairment is determined to exist, any related loss is calculated using the difference between the fair value and the carrying value of the assets.

Convertible Preferred Stock: The Company evaluates its preferred stock instruments under FASB ASC 480, "Distinguishing Liabilities from Equity" to determine the classification, and thereby the accounting treatment, of the instruments. Please refer to Note 14 4 to the consolidated financial statements as of December 31, 2020 and 2019 for further discussion on the classification of each instrument.

Derivatives: The Company evaluates its financial instruments under FASB ASC 815, "Derivatives and Hedging" to determine whether the instruments contain an embedded derivative. When an embedded derivative is present, the instrument is evaluated for a fair value adjustment upon issuance and at the end of every period. Any adjustments to fair value are treated as gains and losses in fair values of derivatives and are recorded on the Statement of Operations. Please refer to Notes 10 and 12 to the consolidated financial statements as of December 31, 2020 and 2019 for further discussion on the embedded derivatives of each instrument.

Paycheck Protection Program Loan: The Company has elected to account for the forgivable loan received under the Paycheck Protection Program (“PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act as a debt instrument and to accrue interest on the outstanding loan balance. Additional interest at a market rate (due to the stated interest rate of the PPP loan being below market) is not imputed, as the transactions where interest rates prescribed by governmental agencies are excluded from the scope of accounting guidance on imputing interest. The proceeds from the loan will remain recorded as a liability until either (1) the loan is, in part of wholly, forgiven and the Company has been legally released or (2) the Company repays the loan to the lender.

Revenue Recognition:

Product revenue. We recognize revenue for module and other equipment sales at a point in time following the transfer of control of such products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For module and other equipment sales contracts that contain multiple performance obligations, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations.

Government contract revenue. Revenue from government research and development contracts is generated under terms that are cost plus fee or firm fixed price. We generally recognize this revenue over time using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract. In applying cost-based input methods of revenue recognition, we use the actual costs incurred relative to the total estimated costs to determine our progress towards contract completion and to calculate the corresponding amount of revenue to recognize.

Cost based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy long-term government research and development contracts and therefore reflect the performance obligations under such contracts. Costs incurred that do not contribute to satisfying our performance obligations are excluded from our input methods of revenue recognition as the amounts are not reflective of our transferring control under the contract. Costs incurred towards contract completion may include direct costs plus allowable indirect costs and an allocable portion of the fixed fee. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract.

Research, Development and Manufacturing Operations Costs: Research, development and manufacturing operations expenses include: (1) technology development costs, which include expenses incurred in researching new technology, improving existing technology and performing federal government research and development contracts, (2) product development costs, which include expenses incurred in developing new products and lowering product design costs, and (3) pre-production and production costs, which include engineering efforts to improve production processes, material yields and equipment utilization, and manufacturing efforts to produce saleable product. Research, development and manufacturing operations costs are expensed as incurred, with the exception of costs related to inventoried raw materials, work-in-process and finished goods, which are expensed as Cost of revenue as products are sold.

Share-Based Compensation:  We measure and recognize compensation expense for all share-based payment awards made to employees, officers, directors, and consultants based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in our statements of operations included herein. Share-based compensation is based on awards ultimately expected to vest, reduced by estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates. For purposes of determining estimated fair value of share-based payment awards on the date of grant, we use the Black-Scholes option-pricing model (“Black-Scholes Model”) for option awards. The Black-Scholes Model requires the input of highly subjective assumptions. Because our employee stock options may have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of our employee stock options. Management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which result in changes to these assumptions and methodologies, which could materially impact our fair value determination. We estimate the fair value of our restricted stock awards at our stock price on the grant date.

The accounting guidance for share-based compensation may be subject to further interpretation and refinement over time. There are significant differences among option valuation models, and this may result in a lack of comparability with other companies that use different models, methods and assumptions. If factors change and we employ different assumptions in the accounting for share-based compensation in future periods, or if we decide to use a different valuation model, the compensation expense we record in the future may differ significantly from what we have recorded in the current period and could materially affect our loss from operations, net loss and net loss per share.

Earnings per Share: Earnings per share (“EPS”) are the amount of earnings attributable to each share of common stock. Basic EPS has been computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Income available to common stockholders has been computed by deducting dividends accumulated for the period on cumulative preferred stock (whether or not earned) from net income. Diluted earnings per share has been computed by dividing net income adjusted on an if-converted basis for the period by the weighted average number of common shares and potentially dilutive common share outstanding (which consist of options and convertible securities using the treasury stock method or the if-converted method, as applicable, to the extent they are dilutive).

Use of Estimates:  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for public companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Management has not yet evaluated the impact that the adoption of ASU 2020-06 will have on the Company’s condensed consolidated financial statement presentation or disclosures.

Other new pronouncements issued but not effective are not expected to have a material impact on the Company’s consolidated financial statements.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019

Revenues. Our revenues were $66,613 for the year ended December 31, 2020 compared to $638,380 for the year ended December 31, 2019, a decrease of $571,767. The decrease in sales is due primarily to significantly reduced operations during the year ended December 31, 2020. The Company was in a dormant status for the most part of the year as the focus in 2020 was to recapitalize and restructure the Company’s balance sheet. The intensification of the COVID-19 pandemic since March 2020 also significantly impacted our restructuring effort, thereby delaying our ability to restart our operations in a timely manner.

Cost of revenues. Our cost of revenues for the year ended December 31, 2020 was $174,588 compared to $490,755 for the year ended December 31, 2019, a decrease of 64%. The decrease in cost of revenues is mainly due to the decrease in materials and labor costs as a result of a decrease in production for the year ended December 31, 2020 compared to 2019. Cost of revenues for the year ended December 31, 2020 is comprised primarily of direct labor and overhead. Management believes our factory is currently significantly under-utilized, and a substantial increase in revenue would result in marginal increases to direct labor and overhead included in the cost of revenues. As such, management’s focus going forward is to improve gross margin through increased sales and improved utilization of our factory. We are currently pursuing high-value PV markets.

Research, development and manufacturing operations. Research, development and manufacturing operations costs were $1,165,193 for the year ended December 31, 2020, compared to $1,310,948 for the year ended December 31, 2019, a decrease of 11%. The decrease in cost is due primarily to reduced operations during the year ended December 31, 2020. Research, development and manufacturing operations costs include costs incurred for product development, pre-production and production activities in our manufacturing facility. Research, development and manufacturing operations costs also include costs related to technology development and governmental contracts.

Selling, general and administrative. Selling, general and administrative expenses were $1,029,720 for the year ended December 31, 2020, compared to $1,846,944 for the year ended December 31, 2019, a decrease of 44%. The decrease in costs is due primarily to reduced operations in the current period.

Other Income/Expense, net. Other income was $4,071,990 for the year ended December 31, 2020, compared to other expense $1,615,213 for the year ended December 31, 2019, an improvement of $5,687,203. The improvement is due primarily to the gain on sale of our facility and settlement of liabilities.

Net Income/Loss. Our Net Income was $1,617,444 for the year ended December 31, 2020, compared to a Net Loss of $4,868,261 for the year ended December 31, 2019, an improvement of $6,485,705. The improvement is due primarily to the gain on sale of our facility and settlement of liabilities.

The improvement of $6,485,705 in Net Income/Loss for the year ended December 31, 2020 can be summarized in variances in significant account activity as follows:

Decrease (Increase) to Net Loss For the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019
Revenues	(571,767)
Cost of Revenue	316,167
Research, development and manufacturing operations	145,755
Selling, general and administrative expenses	817,224
Depreciation and Amortization Expense	91,123
Other Income / Expense
Other income	2,159,670
Interest expense	5,342,469
Non-Cash Change in Fair Value of Derivatives and Gain/Loss on Extinguishment of Liabilities, net	(1,814,936)
Improvement in Net Income/Loss	6,485,705

Comparison of the Three Months Ended June 30, 2021 and 2020

Revenues. Our revenues were $380,488 for the three months ended June 30, 2021 compared to $50,062 for the three months ended June 30, 2020, an increase of $330,426, due primarily to increased operations in the current period. The Company was in a dormant status for the 2020 three-month period, as the focus in 2020 was to recapitalize and restructure the Company’s balance sheet.

Cost of revenues. Our Cost of revenues for the three months ended June 30, 2021 was $423,861 compared to $22,923 for the three months ended June 30, 2020, an increase of $400,938. The increase in cost of revenues is mainly due to the increase in materials and labor costs as a result of an increase in production for the three months ended June 30, 2021 compared to 2020. Cost of revenues for the three months ended June 30, 2021 is comprised primarily of direct labor and overhead. Management believes our factory is currently significantly under-utilized, and a substantial increase in revenue would result in marginal increases to Direct Labor and Overhead included in the Cost of revenues. As such management’s focus going forward is to improve gross margin through increased sales and improved utilization of our factory. We are currently pursuing high-value PV markets.

Research, development and manufacturing operations. Research, development and manufacturing operations costs were $901,850 for the three months ended June 30, 2021, compared to $176,067 for the three months ended June 30, 2020, an increase of $725,783. The increase in costs is due primarily to an increased level of operations in the current period as compared to the Company’s dormant status in the 2020 three-month period. Research, development and manufacturing operations costs include costs incurred for product development, pre-production and production activities in our manufacturing facility. Research, development and manufacturing operations costs also include costs related to technology development and governmental contracts.

Selling, general and administrative. Selling, general and administrative expenses were $800,416 for the three months ended June 30, 2021, compared to $119,870 for the three months ended June 30, 2020, an increase of $680,546. The increase in costs is due primarily to an increased level of operations in the current period as compared to the Company’s dormant status in the 2020 three-month period.

Other Income/Expense. Other income was $64,764 for the three months ended June 30, 2021, compared to other expense of $1,032,774 for the three months ended June 30, 2020, an improvement of $1,097,538. The improvement is due primarily to reduced debt service.

Net Loss. Our Net Loss was $1,692,939 for the three months ended June 30, 2021, compared to a Net Loss of $1,356,961 for the three months ended June 30, 2020. The increase of $335,978 is primarily a result of the items mentioned above.

The increase of $335,978 in Net Loss for the three months ended June 30, 2021 can be summarized in variances in significant account activity as follows:

Decrease (Increase) to Net Loss For the Three Months Ended June 30, 2021 Compared to the Three Months Ended June 30, 2020
Revenues	330,426
Cost of Revenue	(400,938)
Research, development and manufacturing operations	(725,783)
Selling, general and administrative expenses	(680,546)
Depreciation and Amortization Expense	43,325
Other Income / Expense
Other income/(expense), net	—
Interest Expense	863,302
Non-Cash Change in Fair Value of Derivatives and Gain/Loss on Extinguishment of Liabilities, net	234,236
Decrease (Increase) to Net Loss	(335,978)

Comparison of the Six Months Ended June 30, 2021 and 2020

Revenues. Our revenues were $545,646 for the six months ended June 30, 2021 compared to $54,152 for the six months ended June 30, 2020, an increase of $491,494, due primarily to increased operations in the current period. The Company was in a dormant status for the 2020 six-month period, as the focus in 2020 was to recapitalize and restructure the Company’s balance sheet.

Cost of revenues. Our Cost of revenues for the six months ended June 30, 2021 was $496,643 compared to $95,628 for the six months ended June 30, 2020, an increase of $401,015. The increase in cost of revenues is mainly due to the increase in materials and labor costs as a result of an increase in production for the six months ended June 30, 2021 compared to 2020. Cost of revenues for the six months ended June 30, 2021 is comprised primarily of direct labor and overhead. Management believes our factory is currently significantly under-utilized, and a substantial increase in revenue would result in marginal increases to Direct Labor and Overhead included in the Cost of revenues. As such management’s focus going forward is to improve gross margin through increased sales and improved utilization of our factory. We are currently pursuing high-value PV markets.

Research, development and manufacturing operations. Research, development and manufacturing operations costs were $1,629,886 for the six months ended June 30, 2021, compared to $335,532 for the six months ended June 30, 2020, an increase of $1,294,354. The increase in costs is due primarily to increased operations in the current period as compared to the Company’s dormant status in the 2020 six-month period. Research, development and manufacturing operations costs include costs incurred for product development, pre-production and production activities in our manufacturing facility. Research, development and manufacturing operations costs also include costs related to technology development and governmental contracts.

Selling, general and administrative. Selling, general and administrative expenses were $1,362,126 for the six months ended June 30, 2021, compared to $189,393 for the six months ended June 30, 2020, an increase of $1,172,733. The increase in costs is due primarily to an increased level of operations in the current period as compared to the Company’s dormant status in the 2020 six-month period.

Other Income/Expense. Other income was $3,121,390 for the six months ended June 30, 2021, compared to other income of $5,713,284 for the six months ended June 30, 2020, a decrease of $2,591,894. The decrease is due primarily to the change in fair value of derivative liabilities.

Net Income. Our Net Income was $153,445 for the six months ended June 30, 2021, compared to a Net Income of $5,035,232 for the six months ended June 30, 2020, a decrease of $4,881,787. The decrease is due primarily to the change in fair value of the derivative liabilities.

The decrease of $4,881,787 for the six months ended June 30, 2021 can be summarized in variances in significant account activity as follows:

Increase (Decrease) to Net Income For the Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020
Revenues	491,494
Cost of Revenue	(401,015)
Research, development and manufacturing operations	(1,294,354)
Selling, general and administrative expenses	(1,172,733)
Depreciation and Amortization Expense	86,715
Other Income / Expense
Other income/(expense), net	(258,800)
Interest Expense	1,531,916
Non-Cash Change in Fair Value of Derivatives and Gain/Loss on Extinguishment of Liabilities, net	(3,865,010)
Increase (Decrease) to Net Income	(4,881,787)

Liquidity and Capital Resources

The Company has continued limited PV production at its manufacturing facility. The Company does not expect that sales revenue and cash flows will be sufficient to support operations and cash requirements until it has fully implemented its product strategy. During the year ended December 31, 2020 the Company used $2,881,138 in cash for operations. During the six months ended June 30, 2021 the Company used $4,213,354 in cash for operations.

Additional projected product revenues are not anticipated to result in a positive cash flow position for the year overall and, as of June 30, 2021, the Company has a deficit in working capital of $780,902. As such, cash liquidity would not be sufficient for the next twelve months and will require additional financing.

The Company continues to accelerate sales and marketing efforts related to its military solar products and specialty PV application strategies through expansion of its sales and distribution channels. The Company has begun activities related to securing additional financing through strategic or financial investors, but there is no assurance the Company will be able to raise additional capital on acceptable terms or at all. If the Company's revenues do not increase rapidly, and/or additional financing is not obtained, the Company will be required to significantly curtail operations to reduce costs and/or sell assets. Such actions would likely have an adverse impact on the Company's future operations.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises doubt as to the Company’s ability to continue as a going concern.

Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These condensed consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Statements of Cash Flows Comparison of the Years Ended December 31, 2020 and 2019

For the year ended December 31, 2020, our cash used in operations was $2,881,138 compared to $2,715,418 for the year ended December 31, 2019, an increase of $165,720. The increase is due primarily to our recapitalization and restructuring effort which began in June 2020. For the year ended December 31, 2020, cash provided by investing activities was $254,444 compared to cash provided by investing activities of $827,491 for the year ended December 31, 2019. This change was primarily the result of a decrease in proceeds from the sale of assets. During the year ended December 31, 2020, negative operating cash flows of $2,881,138 were primarily funded through $2,500,000 in preferred stock issuances.

Statements of Cash Flows Comparison of the Six Months Ended June 30, 2021 and 2020

For the six months ended June 30, 2021, our cash used in operations was $4,213,354 compared to $377,771 for the six months ended June 30, 2020, an increase of $3,835,583. The increase is primarily the result of scaling up operations during the current period and the Company’s dormant status in the 2020 six months period. For the six months ended June 30, 2021, cash used in investing activities was $96,738 compared to cash provided by investing activities of $254,444 for the six months ended June 30, 2020. This change was primarily the result of a decrease in proceeds from the sale of assets. During the six months ended June 30, 2021, negative operating cash flows of $4,213,354 were funded through $5,500,000 in proceeds from issuances of preferred and common stock.

Off Balance Sheet Transactions

As of the date of this prospectus, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Smaller Reporting Company Status

We are a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirement that are available to smaller reporting companies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

We hold no significant funds and have no future obligations denominated in foreign currencies as of the date of this prospectus.

Although our reporting currency is the U.S. Dollar, we may conduct business and incur costs in the local currencies of other countries in which we may operate, make sales and buy materials. As a result, we are subject to currency translation risk. Further, changes in exchange rates between foreign currencies and the U.S. Dollar could affect our future net sales and cost of sales and could result in exchange losses.

Interest Rate Risk

Our exposure to market risks for changes in interest rates relates primarily to our cash equivalents and investment portfolio. As of the date of this prospectus, our cash equivalents consisted only of operating accounts held with financial institutions. From time to time, we may hold restricted funds, money market funds, investments in U.S. government securities and high quality corporate securities. The primary objective of our investment activities is to preserve principal and provide liquidity on demand, while at the same time maximizing the income we receive from our investments without significantly increasing risk. The direct risk to us associated with fluctuating interest rates is limited to our investment portfolio, and we do not believe a change in interest rates will have a significant impact on our financial position, results of operations, or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers, continuing directors and director nominees, their ages and positions with us as of the date of this prospectus, are as follows:

Name	Age	Position
Victor Lee	53	President and Chief Executive Officer, Director
Michael Gilbreth	44	Chief Financial Officer
Amit Kumar, Ph.D.	57	Chairman of the Board, Director
David Peterson	52	Director
Kim Huntley	67	Director
Will Clarke	54	Director

Victor Lee (Lee Kong Hian) has been the President and Chief Executive Officer of Ascent Solar Technologies Inc. since February 1, 2012 and a member of our Board since November 2011. Mr. Lee is the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm he founded in February 2009. Mr. Lee joined HF Foods Group Inc. (NASDAQ:HFFG) as Vice President, Chief Corporate Finance and Strategy Officer in December 2019 and was promoted to Executive Vice President and Chief Financial Officer in May 2020. He brings more than 25 years of experience in strategic planning, sales & marketing, corporate finance, real estate finance and investment management, and corporate advisory services at leading worldwide financial institutions. Mr. Lee began his career at Citibank N.A., in 1993, handling small-and medium-sized corporate finance and progressed to a vice president position in the International Personal Banking Division. In 1999 he moved to Deutsche Bank AG as Vice President and in 2004 was promoted to managing director Singapore Market Head in the Private Wealth Management Division, where he was responsible for management of approximately $1 Billion in assets. From 2007 until 2009, he was with Morgan Stanley Private Wealth Management, most recently as executive director and head of Singapore/Malaysia markets. Mr. Lee holds a Bachelor's degree in Accounting from the University of Wisconsin and a Master's in Wealth Management from the Singapore Management University. We believe Mr. Lee is well-qualified to serve as a director due to his business experience and his comprehensive knowledge of the Company.

Michael Gilbreth has been Chief Financial Officer of Ascent Solar Technologies Inc. since October 2020. Mr. Gilbreth is a financial executive with more than 15 years of experience in accounting and business management, consumer packaged goods, e-commerce, and financial consulting. In April 2020, Mr. Gilbreth formed a financial consulting company, PVMG Advisors, Inc., which provides financial and business consulting services. While at PVMG, Mr. Gilbreth provided consulting services to Crowdex Investment, LLC in connection with the Company’s recent restructuring and recapitalization process. Previously, from 2015 to January 2020, Mr. Gilbreth was Vice President of Finance at Candy Club Holding Limited (ASX: CLB) headquartered in Los Angeles, California. Candy Club is a leading specialty market confectionery company which operates in the business-to-business (B2B) and business-to-customer (B2C) segments in the United States. In this lead finance role at Candy Club, Mr. Gilbreth supported the company’s capital raising activities, including a successful initial public offering on the Australian Stock Exchange (ASX) in February 2019. From 2013 to 2015, Mr. Gilbreth operated Gilbreth Consulting, which provides financial and operational management consulting services, and strategic and operational planning services. From 2010 to 2013, Mr. Gilbreth was VP/Finance at MediaTrust, a performance marketing company based in southern California. From 2005 to 2010, Mr. Gilbreth was a business manager at Duban Sattler and Associates LLP, a boutique tax accounting and business management firm based in southern California which represents high net worth individuals. Mr. Gilbreth holds a Bachelor’s degree in Business Administration from California State University, Chico.  Mr. Gilbreth and David Peterson are cousins.

Amit Kumar, Ph.D. has served on our Board since June 2007 and as Chairman since January 2011. Dr. Kumar is currently Chairman, President and CEO of Anixa Biosciences (NASDAQ:ANIX), a publicly held biotechnology company. From December 2010 to June 2015, Dr. Kumar was President and CEO of Geo Fossil Fuels, a privately held energy company. From September 2001 until June 30, 2010, Dr. Kumar was President and CEO of CombiMatrix Corporation (NASDAQ: CBMX). Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp (NASDAQ: ACTG). From January 1999 to February 2000, Dr. Kumar was the founding President and Chief Executive Officer of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at IDEXX Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, Dr. Kumar was Head of Research & Development for Idetek Corporation, which was later acquired by IDEXX Laboratories, Inc. Dr. Kumar received his B.S. degree in chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. in Chemistry from Caltech in 1991. He also completed a post-doctoral fellowship at Harvard University in 1993. Dr. Kumar has authored and co-authored over 40 peer-reviewed publications and holds a dozen patents. Dr. Kumar brings significant leadership experience as well as experience in photovoltaic research including work on energy conversion using cells made from silicon (single crystal, polycrystalline, and amorphous), gallium arsenide, indium phosphide, metal oxides and other materials. Dr. Kumar is a member of the board of directors of Actym Therapeutics, a private biotechnology company. We believe Mr. Kumar is well-qualified to serve as a director due to his experience as a director and executive of several public and private companies.

Kim J. Huntley has served on our Board since June 2010. Mr. Huntley has been a member of the board of directors of Storion Energy Inc., a private company focused on power generation and storage, since March 2017. Mr. Huntley served in the Defense Logistics Agency (DLA) of the U.S. Department of Defense (DOD) for more than 32 years in positions of increasing responsibility. Most recently, from July 2008 until his retirement in January 2010, Mr. Huntley served as Director of the Defense Energy Support Center (DESC) in Fort Belvoir, Virginia. The DESC operates as part of the DLA and is responsible for providing energy solutions to the DOD and federal civilian agencies. As Director of the DESC, Mr. Huntley was the principal executive officer in charge of approximately 1,100 employees worldwide and over $25 billion in annual appropriations involving energy infrastructure and products. From March 2006 and immediately prior to becoming Director of the DESC, Mr. Huntley served in leadership roles involving supply chain management, including Deputy Commander for the Defense Supply Center in Richmond, Virginia and Columbus, Ohio, and as Executive Director of Customer Support and Readiness. From December 2003 to March 2006, Mr. Huntley served as Chief of the Customer Support Office in Fort Belvoir, Virginia. Mr. Huntley chaired the Inter Agency Working Group for Alternative Fuels and Renewable Energy from January 2009 to January 2010. The Group included senior energy representatives from DOD, DOE, EPA, and other major Federal Agencies. Mr. Huntley holds a B.A. degree in Economics from Golden Gate University and attended post-graduate courses in economics at California State University, Hayward. Mr. Huntley brings extensive supply chain, budget and defense industry experience to our Board. We believe Mr. Huntley is well-qualified to serve as a director due to his extensive experience in the public sector.

David Peterson has served on our Board since December 2020. Mr. Peterson has over 25 years of business management experience, including 8 years as a private equity investor, 5 years as a manager at an engineering consulting firm, and over 20 years of board experience. From April 2015 to present, Mr. Peterson has worked for EPD Consultants, Inc., a privately held engineering firm headquartered in Carson, California, where he serves as Senior Project Manager. From 2010 to 2015, Mr. Peterson was President and Co-Founder of Great Circle Industries, Inc., a water recycling company in southern California.  His past experience includes being a board member at AIR-serv, LLC, a tire inflation vending machine manufacturer, where Mr. Peterson managed the acquisition process, including obtaining expansion of the company's credit facility, as that company completed 10 acquisitions and grew from $10 million of EBITDA to $20 million of EBITDA in the year prior to its sale for $151 million to WindPoint Partners.  Mr. Peterson has an MBA degree from the Marshall School of Business at the University of Southern California, and a B.A. from the University of California, Santa Cruz.  Mr. Peterson is currently the Manager of Crowdex Investment, LLC, a significant equity investor in the Company.  Mr. Peterson and Michael Gilbreth are cousins. We believe Mr. Peterson is well-qualified to serve as a director due to his extensive management and board experience.

Will Clarke has served on our Board since December 2020. Since 2020, Mr. Clarke has been the Founder and President of Clarke Growth and Sustainment Strategies, an advisory firm specializing in guiding startup and early stage companies’ business expansion. From 2018 to 2020, Mr. Clarke was Head of Global Supply Chain Management and Technical Procurement for Atlas Airlines Worldwide Holdings, Inc. (NASDAQ: AAWW), a leading global provider of outsourced aircraft and aviation operating services headquartered in Purchase, NY. From 2015 to 2017, Mr. Clarke was Director of Procurement at Best Buy Co., Inc. (NYSE: BBY), a provider of technology products, services and solutions to its customers through over 1,400 retail stores, and also through its websites and mobile applications. Best Buy is headquartered in Richfield, MN and has operations in the United States, Canada and Mexico.  Prior to launching his second career in 2015, Mr. Clarke served 25 years as an Officer in the U.S. Navy, where he completed 10 deployments in support of war and peacetime operations on two aircraft carriers, one submarine, one warship and one on land. Mr. Clarke served in a number of senior finance, supply chain, procurement and logistics assignments across East Africa, Asia/Pacific, and the United States while serving in the U.S. Navy, where he attained the rank of Captain (O6). Mr. Clarke earned a B.S. in Mathematics from the U.S. Naval Academy, an M.S. in Finance and Contracts Management from the Naval Postgraduate School and has completed the Executive Development Program at Wharton Business School and the Corporate Governance Program at Columbia Business School. We believe Mr. Clarke is well-qualified to serve as a director due to his knowledge and business experience.

CORPORATE GOVERNANCE

Overview

Our bylaws provide that the size of our Board is to be determined from time to time by resolution of the Board of Directors, but shall consist of at least two and no more than nine members. Our Board currently consists of five members. The Board has determined that the following directors are “independent” as required by the listing standards of the OTC Market and by our corporate governance guidelines: Dr. Kumar, Mr. Huntley and Mr. Clarke.

Our Certificate of Incorporation provides that the Board of Directors will be divided into three classes. Our Class 1 director is Dr. Amit Kumar. Our Class 2 directors are Kim J. Huntley and Will Clarke. Our Class 3 directors are David Peterson and Victor Lee.

Director Independence

Our Board has determined that three out of our five directors are independent directors, as defined under the applicable rules of the OTC Market listing standards. The independent directors are Messrs. Kumar, Huntley and Clarke.

Board Leadership Structure and Role in Risk Oversight

We currently separate the roles of Chairman of the Board and Chief Executive Officer. We believe that Dr. Kumar possesses the strategic, technical and industry knowledge and expertise to serve as our Chairman. As President and Chief Executive Officer, Mr. Lee is responsible for day-to-day oversight of our operations and personnel. Notwithstanding the foregoing, our Board does not have a formal policy regarding separation of the Chairman and Chief Executive Officer roles, and the Board may in the future decide to implement such a policy if it deems it in the best interests of us and our stockholders. The Board does not have a lead independent director.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks we face. In addition, the Audit Committee regularly monitors our enterprise risk, including financial risks, through reports from management. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of our management and affairs through the Board’s standing committees and, when necessary, executive sessions of the independent directors.

Committees of the Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each committee operates pursuant to a charter. The charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee can be found on our website www.ascentsolar.com.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors, and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;
•	evaluating the qualifications, independence and performance of our independent auditors;
•	approving the audit and non-audit services to be performed by our independent auditors;
•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	reviewing and monitoring the enterprise risk management process;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing, with management and our independent auditors, any earnings announcements and other public announcements regarding our results of operations; and
•	preparing the report that the SEC requires in our annual proxy statement.

Our Audit Committee is comprised of Mr. Huntley, Dr. Kumar and Mr. Clarke. Mr. Huntley serves as Chairman of the Audit Committee. The Board has determined that all members of the Audit Committee are independent under the rules of the OTC Market, and that Mr. Huntley qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

Compensation Committee. Our Compensation Committee assists our Board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;
•	reviewing the performance objectives and actual performance of our officers; and
•	administering our stock option and other equity compensation plans.

The Compensation Committee reviews all components of compensation including base salary, bonus, equity compensation, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship and how all elements, in the aggregate, comprise the executives’ total compensation package. The CEO makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other officers. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Compensation Committee may determine director compensation by reviewing peer group data. Although the Compensation Committee has the authority to retain outside third parties, it does not currently utilize any outside consultants. The Compensation Committee may delegate certain of its responsibilities, as it deems appropriate, to other committees or officers.

Our Compensation Committee is comprised of Mr. Clarke, Mr. Huntley and Dr. Kumar. Mr. Clarke serves as Chairman of the Compensation Committee.

Our Board has determined that all members of the Compensation Committee are independent under the rules of the OTC Market.

Nominating and Governance Committee. Our Nominating and Governance Committee assists our Board by identifying and recommending individuals qualified to become members of our Board, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•	establishing a policy for considering stockholder nominees for election to our Board; and
•	evaluating and recommending candidates for election to our Board.

Our Nominating and Governance Committee is comprised of Dr. Kumar, Mr. Huntley, and Mr. Clarke. Dr. Kumar serves as Chairman of our Nominating and Governance Committee. Our Board has determined that all members of the Nominating and Governance Committee are independent under the rules of OTC Market.

When considering potential director candidates for nomination or election, the following characteristics are considered in accordance with our

Nominating and Governance Committee Charter:

•	high standard of personal and professional ethics, integrity and values;
•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;
•	willingness and ability to keep an open mind when considering matters affecting interests of us and our constituents;
•	willingness and ability to devote the time and effort required to effectively fulfill the duties and responsibilities related to the Board and its committees;
•	willingness and ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of our business affairs;
•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to us and our constituents; and
•	willingness to act in the best interests of us and our constituents, and objectively assess Board, committee and management performances.

In addition, in order to maintain an effective mix of skills and backgrounds among the members of our Board, the following characteristics also may be considered when filling vacancies or identifying candidates:

•	diversity (e.g., age, geography, professional, other);
•	professional experience;
•	industry knowledge (e.g., relevant industry or trade association participation);
•	skills and expertise (e.g., accounting or financial);
•	leadership qualities;
•	public company board and committee experience;
•	non-business-related activities and experience (e.g., academic, civic, public interest);
•	continuity (including succession planning);
•	size of the Board;
•	number and type of committees, and committee sizes; and
•	legal and other applicable requirements and recommendations, and other corporate governance-related guidance regarding Board and committee composition.

The Nominating and Governance Committee will consider candidates recommended by stockholders who follow the nomination procedures in our bylaws. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, as noted above, the Board and the Nominating and Governance Committee believe that it is essential that Board members represent diverse viewpoints.

Number of Meetings

The Board held a total of one meeting in 2020. Our Audit Committee held one meeting, our Compensation Committee held one meeting, and our Nominating and Governance Committee held one meeting in 2020. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the Board committees on which he served.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings absent extenuating circumstances. We did not hold our annual meeting during 2019 or 2020.

Stockholder Nominations

In accordance with our bylaws, a stockholder wishing to nominate a director for election at an annual or special meeting of stockholders must timely submit a written proposal of nomination to us at our executive offices. To be timely, a written proposal of nomination for an annual meeting of stockholders must be received at least 90 calendar days but no more than 120 calendar days before the first anniversary of the date on which we held our annual meeting of stockholders in the immediately preceding year; provided, however, that in the event that the date of the annual meeting is advanced or delayed more than 30 calendar days from the anniversary of the annual meeting of stockholders in the immediately preceding year, the written proposal must be received: (i) at least 90 calendar days but no more than 120 calendar days prior to the date of the annual meeting; or (ii) no more than 10 days after the date we first publicly announce the date of the annual meeting. A written proposal of nomination for a special meeting of stockholders must be received no earlier than 120 calendar days prior to the date of the special meeting nor any later than the later of: (i) 90 calendar days prior to the date of the special meeting; and (ii) 10 days after the date we first publicly announce the date of the special meeting.

Each written proposal for a nominee must contain: (i) the name, age, business address and telephone number, and residence address and telephone number of the nominee; (ii) the current principal occupation or employment of each nominee, and the principal occupation or employment of each nominee for the prior ten (10) years; (iii) a complete list of companies, whether publicly traded or privately held, on which the nominee serves (or, during any of the prior ten (10) years, has served) as a member of the board of directors; (iv) the number of shares of our common stock that are owned of record and beneficially by each nominee; (v) a statement whether the nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which the nominee would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the Board; (vi) a completed and signed questionnaire, representation and agreement relating to voting agreements or commitments to which the nominee is a party; (vii) other information concerning the nominee that would be required in a proxy statement soliciting the nominee’s election; and (viii) information about, and representations from, the stockholder making the nomination.

A stockholder interested in submitting a nominee for election to the Board of Directors should refer to our bylaws for additional requirements. Upon receipt of a written proposal of nomination meeting these requirements, the Nominating and Governance Committee of the Board will evaluate the nominee in accordance with its charter and the characteristics listed above.

Director Compensation

In 2020, our independent directors each agreed to serve without any cash or equity compensation (except for the compensation shown in the table below) until such time as the Company’s financial and cash position improved.

The following Director Compensation Table summarizes the compensation of each of our non-employee directors for services rendered to us during the year ended December 31, 2020:

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Comp ($)	Total ($)
Amit Kumar	12,500	—	—	12,500
Kim Huntley	10,000	—	—	10,000
Will Clarke	3,334	—	—	3,334
David Peterson	—	—	—	—
Victor Lee	—	—	—	—

In addition to the fees listed above, we reimburse the directors for travel expenses submitted to us related to their attendance at meetings of the Board or its committees. The directors did not receive any other compensation or personal benefits.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and other senior finance and accounting staff. The code is designed to, among other things, deter wrongdoing and to promote the honest and ethical conduct of our officers and employees. The text of our code of ethics can be found on our Internet website at www.ascentsolar.com. If we effect an amendment to, or waiver from, a provision of our code of ethics, we intend to satisfy our disclosure requirements by posting a description of such amendment or waiver on that Internet website or via a current report on Form 8-K.

Communication with the Board of Directors

Stockholders may communicate with the Board by sending correspondence to our Chairman, c/o the Corporate Secretary, at 12300 Grant Street, Thornton, CO 80241. It is our practice to forward all such correspondence to our Chairman, who is responsible for determining whether to relay the correspondence to the other members of the Board.

EXECUTIVE COMPENSATION

Compensation of Executive Officers in 2020

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer for services rendered in all capacities to us during the years ended December 31, 2020 and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Comp ($)	Total ($)
Victor Lee - Chief Executive Officer (1)	2020	96,903	—	—	—	—	96,903
	2019	184,052	—	—	—	—	184,052

Executive Employment Agreements

On April 4, 2014, we entered into an employment agreement with Mr. Lee. The employment agreement provides that Mr. Lee will receive an annual base salary of $300,000, subject to annual adjustments as determined by our board. Mr. Lee will also be eligible for an annual bonus of up to 100% of his base salary as determined at the sole discretion of our board or compensation committee. Under this agreement, if the Company terminates Mr. Lee without cause, Mr. Lee is entitled to receive twelve months of base salary from the date of termination. In addition, if Mr. Lee is terminated without Cause, an additional portion of his stock options will become vested. In addition, the employment agreement provides that Mr. Lee is eligible to participate in the Company’s standard benefit plans and programs.

As provided in the employment agreement, Mr. Lee was granted stock options to purchase 1 shares of the Company’s common stock. These options vest in four equal annual installments on the first, second, third and fourth anniversaries of the employment agreement date, with an exercise price of $110,000 per share. These options expire on April 4, 2024.

(1)

Mr. Lee’s employment agreement provides for a minimum annual salary of $300,000, which salary was increased to $330,000 in 2016. Due to liquidity constraints, Mr. Lee agreed to limit his salary for 2019 and 2020 to the amounts shown in the summary compensation table above. For the 2021 year, Mr. Lee has agreed to an annual salary of $165,000.

On October 5, 2020, the Company appointed Michael Gilbreth to serve as the Chief Financial Officer of the Company. The Company hired Mr. Gilbreth pursuant to the terms of a letter agreement and a standard and customary confidentiality, non-

competition, and no-solicitation agreement. The letter agreement provides for at-will employment with an annual base salary of $165,000, and an annual discretionary bonus of up to 60% of base salary.

The following table sets forth information concerning the outstanding equity awards granted to the named executive officer at fiscal year-end 2020.

Outstanding Equity Awards at Fiscal Year-End 2020

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exerciseable	Unexerciseable
Victor Lee (1)	1	—	130,000	3/1/2023	—	—
	1	—	110,000	4/4/2024	—	—
	10	—	20,200	2/11/2025	—	—
	5	—	12,200	6/18/2025	—	—
	10	—	1,200	3/10/2026	—	—

Vesting dates of securities underlying unexercised options and stock awards not yet vested as of January 29, 2021:

(1)	$130,000.00 options - vested on 3/1/15. $110,000.00 Options - vested on 4/4/18. $20,200.20 Options - vested on 2/11/17. $12,200 Options - vested on 6/18/18. $1,200 options - vested on 3/10/18.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2020 relating to all of our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	110	$132,147	107

CERTAIN TRANSACTIONS

Relationship with Crowdex and TubeSolar

Pursuant to their ownership of shares of common stock and Series 1A Preferred Stock, Crowdex and TubeSolar together would be entitled to cast a majority of the votes on any matter to be considered by stockholders for approval at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting). Crowdex and Tube, therefore, currently can control all matters requiring stockholder approval, including the election of directors and other significant corporate transactions.

Crowdex and TubeSolar are both indirectly beneficially owned and controlled by Bernd Förtsch.

On September 22, 2020, we entered into a securities purchase agreement with Crowdex for the private placement of the Company’s newly designated Series 1A Preferred Stock.  We sold 2,000 shares of Series 1A Preferred Stock to Crowdex in exchange for $2,000,000 of gross proceeds at an initial closing under this securities purchase agreement on September 22, 2020.

In November 2020, Crowdex converted 1,200 shares of outstanding Series 1A Preferred Stock into 12,000,000,000 shares of common stock.

On November 27, 2020, we issued to Crowdex a $500,000 unsecured convertible promissory note in a private placement and received $500,000 of gross proceeds from the offering. On December 31, 2020, we sold 500 shares of Series 1A Preferred Stock to Crowdex in exchange for the cancellation of the note issued on November 27, 2020. There were no additional cash proceeds from this closing.

Crowdex owns a $250,000 aggregate principal amount convertible promissory note of the Company.  Crowdex acquired this note from the original noteholder, Penumbra Solar, Inc., in September 2020.  The aggregate principal amount of this note (together with accrued interest) will mature on June 9, 2022 (as extended). The note bears interest at a rate of 6% per annum. The interest rate increases to 18% in the event of a default under the Note. The note is convertible, at the holder’s option, into shares of the Company’s common stock at a conversion price equal to $0.0001 per share. However, the holder of the notes will not have the right to convert any portion of the note if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to its conversion.

On January 4, 2021, the Company entered into a securities purchase agreement with TubeSolar. Pursuant to this securities purchase agreement, the Company sold 2,500 shares of Series 1A Preferred Stock to TubeSolar and received $2,500,000 of gross proceeds on January 5, 2021. On July 19, 2021, we issued TubeSolar 600,000,000 shares of common stock upon the conversion by TubeSolar of 60 shares of Series 1A Preferred Stock. On September 3, 2021, we issued TubeSolar 400,000,000 shares of common stock upon the conversion by TubeSolar of 40 shares of Series 1A Preferred Stock.

On September 15, 2021, we entered into the JDA with TubeSolar to pursue the APV market. See “Description of Business.”

Relationship with BD1

On December 18, 2020, the Company entered into a securities exchange agreement (“BD 1 Exchange Agreement”) with BD1. BD1 had previously acquired all of the Company’s existing outstanding unsecured notes (other than notes held by Global Ichiban and Crowdex) from the original note holders.  Pursuant to the terms of the BD 1 Exchange Agreement, BD1 agreed to surrender and exchange all of its outstanding promissory notes with principal balances of approximately $10.4 million (including accrued interest and default penalties). In exchange and without the payment of any additional consideration, the Company issued to BD 1 two unsecured convertible promissory notes with principal amounts of $10,340,000 (the “First Exchange Note”) and $160,000 (the “Second Exchange Note”). On August 16, 2021, BD1 sold and assigned a portion of the First Exchange Note equal to $600,000 in principal amount to Nanyang on behalf of a client account for a purchase price of $600,000. The Company issued to BD1 an unsecured convertible promissory note with principal amount of $9,740,000 replacing the First Exchange Note (the “Replacement Note” and, together with the Second Exchange Note, the “BD 1 Exchange Notes”). The BD 1 Exchange Notes will mature on December 18, 2025. BD1 has the right, at any time until the BD 1 Exchange Notes are fully paid, to convert any outstanding and unpaid principal and interest into shares of Common Stock at a fixed conversion price equal to $0.0001 per share.  Accordingly, the Company would issue 99,000,000,000 shares of Common Stock upon a full conversion of the BD 1 Exchange Notes.

On August 2, 2021, we entered into a securities purchase agreement with BD1 for the private placement of an aggregate of 666,666,672 shares of our common stock at a fixed price of $0.015 per share in two tranches of 333,333,336 shares in exchange for $5,000,000.04 of gross proceeds each. On September 2, 2021, we closed on the first tranche, receiving $5,000,000.04 of gross proceeds. The second tranche is expected to close (i) on or before October 31, 2021 (if the Company has sufficient authorized but unissued shares of common stock to issue all of the second tranche shares) or (ii) within five business days of the effective date of an authorized share increase to be filed by the Company.

Johannes Kuhn and Ute Kuhn are the indirect beneficial owner of BD1.

Relationship with Global Ichiban

On September 9, 2020, the Company entered into a securities exchange agreement (“GI Exchange Agreement”) with Global Ichiban Limited, a British Virgin Islands corporation (“GI”).

Pursuant to the terms of the GI Exchange Agreement, GI agreed to surrender and exchange all of its existing outstanding promissory notes with an aggregate principal balance of $6,374,666.57 (including accrued interest). In exchange, the Company issued to GI a secured convertible promissory note with a principal amount of $6,400,000 (“GI Exchange Note”).

On March 9, 2021, the Company entered into a settlement agreement (“Settlement”) with GI. Pursuant to the Settlement, the Company issued 168,000,000 shares of Common Stock of the Company to GI in exchange for the cancellation of the GI Exchange Note, which had an outstanding principal balance of $5,800,000. The GI Exchange Note, which was originally scheduled to mature on September 30, 2022, had a variable-rate conversion feature that entitled GI to convert into shares of Common Stock of the Company at 80% of the 5-day average closing bid-price prior to any conversion.

Policies and Procedures with Respect to Transactions with Related Persons

The Board recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, our Audit Committee charter requires that all such transactions will be reviewed and subject to approval by members of our Audit Committee, which will have access, at our expense, to our or independent legal counsel. Future transactions with our officers, directors or greater than five percent stockholders will be on terms no less favorable to us than could be obtained from independent third parties.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the SEC, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such filings are available to the public over the internet at the SEC ’ s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC.

You may review a copy of the registration statement at the SEC’s public reference room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also read and copy any materials we file with the SEC at the SEC’s public reference room. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

ASCENT SOLAR TECHNOLOGIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ascent Solar Technologies, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ascent Solar Technologies, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes  (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 4 to the consolidated financial statements, the Company has recurring losses, negative working capital, and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain financing or increase sales, there could be a material adverse effect on the Company.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Complex Financing Transactions and Derivative Liabilities

Description of the Matter:

As discussed in Notes 10, 11, 12 and 13 to the consolidated financial statements, the Company entered into agreements to restructure debt through assignments and exchanges. The Company’s financing transactions include convertible notes which are convertible into a variable number of shares Based on being convertible into a variable number of shares the conversion feature is bifurcated from the debt host and accounted for as a derivative liability. Accounting for troubled debt restructuring and derivative liabilities is complex and involves significant judgement and estimations.

How We Addressed the Matter in Our Audit:

We reviewed the underlying assignment and exchange agreements, evaluated management’s troubled debt restructuring analysis, and confirmed outstanding balances with lenders. We also reviewed the Company’s debt agreements to determine if there were unidentified derivatives. To assure the proper accounting for the derivative liabilities we reviewed the underlying convertible note agreements, evaluated management’s selection of a valuation method, tested the inputs used in the Monte Carlo simulations by agreeing terms of the debt agreements and market information to third-party sites, and evaluated the credentials of management’s specialist.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

September 27, 2021

We have served as the Company’s auditor since 2017.

ASCENT SOLAR TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$167,725	$—
Trade receivables, net of allowance of $45,883 and $46,023, respectively	5,539	—
Inventories	534,431	533,892
Prepaid and other current assets	71,575	51,598
Total current assets	779,270	585,490
Property, Plant and Equipment:	24,867,176	32,911,969
Accumulated depreciation	(24,848,408)	(28,677,350)
	18,768	4,234,619
Other Assets:
Operating lease right-of-use assets, net	5,633,663	—
Patents, net of accumulated amortization of $467,102 and $421,181, respectively	439,836	813,397
Other non-current assets	500,000	—
	6,573,499	813,397
Total Assets	7,371,537	5,633,506
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$736,986	$1,663,316
Related party payables	135,834	460,173
Accrued expenses	1,518,212	1,624,564
Accrued interest	438,063	2,107,401
Notes payable	250,000	1,506,530
Current portion of long-term debt	—	6,075,307
Current portion of operating lease liability	575,404	—
Secured promissory notes, net	—	6,335,655
Promissory notes, net	193,200	1,092,771
Convertible notes, net	—	2,129,016
Embedded derivative liability	5,303,984	7,717,150
Total current liabilities	9,151,683	30,711,883
Long-Term Liabilities:
Non-current operating lease liabilities	5,179,229	—
Non-current secured promissory notes, net	5,405,637	—
Non-current convertible notes, net	7,813,048	—
Accrued warranty liability	14,143	28,404
Total liabilities	27,563,740	30,740,287
Stockholders’ Deficit:
Series A preferred stock, $.0001 par value; 750,000 shares authorized; 48,100 and 48,100 shares issued and outstanding, respectively ($752,765 and $703,863 Liquidation Preference, respectively)	5	5
Common stock, $0.0001 par value, 20,000,000,000 authorized; 18,102,583,473 and 4,759,161,650 shares issued and outstanding, respectively	1,810,258	475,917
Additional paid in capital	399,780,319	397,817,526
Accumulated Deficit	(421,782,785)	(423,400,229)
Total stockholders’ deficit	(20,192,203)	(25,106,781)
Total Liabilities and Stockholders’ Deficit	$7,371,537	$5,633,506

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT SOLAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2020		2019
Revenues
Products		$66,613		$638,380
Total Revenues		66,613		638,380
Costs and Expenses
Costs of revenue		174,588		490,755
Research, development and manufacturing operations		1,165,193		1,310,948
Selling, general and administrative		1,029,720		1,846,944
Depreciation and amortization		151,658		242,781
Total Costs and Expenses		2,521,159		3,891,428
Loss from Operations		(2,454,546)		(3,253,048)
Other Income/(Expense)
Other income/(expense), net		3,002,170		842,500
Interest expense		(3,507,533)		(8,850,002)
Change in fair value of derivatives and loss on extinguishment of liabilities, net		4,577,353		6,392,289
Total Other Income/(Expense)		4,071,990		(1,615,213)
Net Income/(Loss)		$1,617,444		$(4,868,261)
Net Income/(Loss) Per Share (Basic)	$		$
Net Income/(Loss) Per Share (Diluted)	$		$
Weighted Average Common Shares Outstanding (Basic)		6,855,179,243		1,537,643,750
Weighted Average Common Shares Outstanding (Diluted)		18,409,048,919		1,537,643,750

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT SOLAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series A Preferred Stock		Series A1 Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, December 31, 2018	60,756	$6	—	$—	63,537,885	$6,354	$395,889,712	$(418,531,968)	$(22,635,896)
Interest Expense paid with Common Stock	—	—	—	—	187,649,473	18,766	98,488	—	117,254
Stock issued for fees	—	—	—	—	399,336,751	39,934	39,931	—	79,865
Stock based compensation	—	—	—	—	—	—	20,750	—	20,750
Loss on Extinguishment of Liabilities	—	—	—	—	—	—	878,788	—	878,788
Conversion of BayBridge Note into Common Shares	—	—	—	—	959,692,046	95,969	185,931	—	281,900
Conversion of Bellridge Note into Common Shares	—	—	—	—	983,601,030	98,360	144,640	—	243,000
Conversion of Global Ichiban Note into Common Shares	—	—	—	—	9,595,327	960	114,040	—	115,000
Conversion of GS Capital Note into Common Shares	—	—	—	—	441,155,770	44,116	39,953	—	84,069
Conversion of Power Up Note into Common Shares	—	—	—	—	572,231,537	57,223	210,457	—	267,680
Conversion of St.George Note into Common Shares	—	—	—	—	1,142,361,830	114,236	194,834	—	309,070
Conversion of Series A Preferred Stock into Common Stock	(12,656)	(1)	—	—	1	—	1	—	—
Net Loss								(4,868,261)	(4,868,261)
Balance at December 31, 2019	48,100	5	—	—	4,759,161,650	475,918	397,817,525	(423,400,229)	(25,106,781)
Interest Expense paid with Common Stock	—	—	—	—	21,328,800	2,132.00	—	—	2,132
Proceeds from issuance of Series 1A Preferred Stock	—	—	1,300	—	—	—	1,300,000	—	1,300,000
Stock issued for fees	—	—	—	—	—	—	—	—	—
Loss on Extinguishment of Liabilities	—	—	—	—	—	—	150,000	—	150,000
Conversion of Bellridge Note into Common Shares	—	—	—	—	450,000,000	45,000.00	—	—	45,000
Conversion of Global Ichiban Note into Common Shares	—	—	—	—	872,093,023	87,208.00	512,794	—	600,002
Conversion of Series A1 Preferred Stock into Common Stock	—	—	—	—	12,000,000,000	1,200,000.00	—	—	1,200,000
Net Income								1,617,444	1,617,444
Balance at December 31, 2020	48,100	$5	1,300	$—	18,102,583,473	$1,810,258	$399,780,319	$(421,782,785)	(20,192,203)

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT SOLAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2020	2019
Operating Activities:
Net income/(loss)	$1,617,444	$(4,868,261)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	151,658	242,780
Operating lease asset amortization	185,827	—
Stock based compensation	—	20,750
Realized (gain) on sale and foreclosure of assets	(2,987,170)	(842,500)
Amortization of deferred financing costs	4,525	24,639
Non-cash interest expense	820,035	2,579,674
Amortization of debt discount	1,381,685	4,735,907
Bad debt expense	(141)	359
Warranty reserve	(14,261)	(710)
Change in fair value of derivatives and (gain) on extinguishment of liabilities, net	(4,577,353)	(6,392,289)
Changes in operating assets and liabilities:
Accounts receivable	(5,398)	164,801
Inventories	(539)	126,899
Prepaid expenses and other current assets	(524,502)	114,493
Accounts payable	(321,576)	(288,945)
Related party payable	(174,339)	189,433
Operating lease liabilities	(64,856)	—
Accrued interest	1,229,359	1,415,423
Accrued expenses	398,464	62,129
Net cash (used in) operating activities	(2,881,138)	(2,715,418)
Investing Activities:
Purchase of property, plant and equipment	—	(6,393)
Proceeds on sale of assets	254,600	842,500
Patent activity costs	(156)	(8,616)
Net cash provided by (used in) investing activities	254,444	827,491
Financing Activities:
Proceeds from debt issuance	443,200	1,887,268
Repayment of debt	(145,000)	(10,000)
Proceeds from issuance of stock	2,500,000	—
Payment of debt financing costs	—	(7,500)
Net cash provided by (used in) financing activities	2,798,200	1,869,768
Net change in cash and cash equivalents	171,506	(18,159)
Cash and cash equivalents at beginning of period	—	18,159
Cash and cash equivalents at end of period	$171,506	$—
Supplemental Cash Flow Information:
Cash paid for interest	$—	$2,698
Non-Cash Transactions:
Non-cash conversions of preferred stock and convertible notes to equity	$647,132	$1,417,976
Non-cash financing costs	$—	$10,800
Operating lease assets obtained in exchange for operating lease liabilities	$(5,819,489)	$—
Non-cash mortgage derecognition	$(6,443,897)	$—
Non-cash property foreclosure	$6,443,897	$—
Interest converted to principal	$—	$171,152
Common shares issued for fees	$—	$49,622
Initial embedded derivative liabilities	$(447,903)	$4,507,381
Promissory notes exchanged for convertible notes	$650,000	$850,000

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT SOLAR TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

Ascent Solar Technologies, Inc. (“Ascent”) was incorporated on October 18, 2005 from the separation by ITN Energy Systems, Inc. (“ITN”) of its Advanced Photovoltaic Division and all of that division’s key personnel and core technologies. ITN, a private company incorporated in 1994, is an incubator dedicated to the development of thin film, photovoltaic (“PV”), battery, fuel cell and nano technologies. Through its work on research and development contracts for private and governmental entities, ITN developed proprietary processing and manufacturing know how applicable to PV products generally, and to Copper-Indium-Gallium-diSelenide (“CIGS”) PV products in particular. ITN formed Ascent to commercialize its investment in CIGS PV technologies. In January 2006, in exchange for 102,800 shares of common stock of Ascent, ITN assigned to Ascent certain CIGS PV technologies and trade secrets and granted to Ascent a perpetual, exclusive, royalty free worldwide license to use, in connection with the manufacture, development, marketing and commercialization of CIGS PV to produce solar power, certain of ITN’s existing and future proprietary and control technologies that, although non-specific to CIGS PV, Ascent believes will be useful in its production of PV modules for its target markets. Upon receipt of the necessary government approvals and pursuant to novation in early 2007, ITN assigned government funded research and development contracts to Ascent and also transferred the key personnel working on the contracts to Ascent.

Currently, the Company is focusing on integrating its PV products into high value markets such as aerospace, satellites, near earth orbiting vehicles, and fixed wing unmanned aerial vehicles (UAV). The value proposition of Ascent’s proprietary solar technology not only aligns with the needs of customers in these industries, but also overcomes many of the obstacles other solar technologies face in these unique markets. Ascent has the capability to design and develop finished products for end users in these areas as well as collaborate with strategic partners to design and develop custom integrated solutions for products like fixed-wing UAVs. Ascent sees significant overlap of the needs of end users across some of these industries and can achieve economies of scale in sourcing, development, and production in commercializing products for these customers.

NOTE 2. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been derived from the accounting records of Ascent Solar Technologies, Inc., Ascent Solar (Asia) Pte. Ltd., and Ascent Solar (Shenzhen) Co., Ltd. (collectively, "the Company") as of December 31, 2020 and December 31, 2019 , and the results of operations for the years ended December 31, 2020 and 2019. Ascent Solar (Shenzhen) Co., Ltd. is wholly owned by Ascent Solar (Asia) Pte. Ltd., which is wholly owned by Ascent Solar Technologies, Inc. All significant inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents: The Company classifies all short-term investments in interest bearing bank accounts and highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash balances which may exceed federally insured limits. The Company does not believe this results in significant credit risk.

Foreign Currencies: Bank account balances held in foreign currencies are translated to U.S. dollars utilizing the period end exchange rate. Gains or losses incurred in connection with the Company’s accounts held in foreign currency were not material for the years ended December 31, 2020 and 2019 and were recorded in “Other Income/(Expense)” in the Consolidated Statements of Operations.

Receivables and Allowance for Doubtful Accounts: Trade accounts receivable are recorded at the invoiced amount as the result of transactions with customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates the collectability of accounts receivable using analysis of historical bad debts, customer creditworthiness and current economic trends. Reserves are established on an account-by-account basis. Account balances are written off against the allowance in the period in which the

Company determines that is it probable that the receivable will not be recovered. As of December 31, 2020, and December 31, 2019, the Company had an allowance for doubtful accounts of $45,883 and $46,023 respectively.

Inventories: All inventories are stated at the lower of cost or net realizable value, with cost determined using the weighted average method. Inventory balances are frequently evaluated to ensure they do not exceed net realizable value. The computation for net realizable value takes into account many factors, including expected demand, product life cycle and development plans, module efficiency, quality issues, obsolescence and others. Management's judgment is required to determine reserves for obsolete or excess inventory. As of December 31, 2020, and 2019, the Company had inventory reserve balances of $598,392 and $584,269 respectively. In response to management's estimate of current market conditions, the Company has reserved all of its finished goods inventory as of December 31, 2020. If actual demand and market conditions are less favorable than those estimated by management, additional inventory write downs may be required.

Property, Plant and Equipment: Property, plant and equipment are recorded at the original cost to the Company.

Assets are being depreciated over estimated useful lives of three to forty years using the straight-line method, as presented in the table below, commencing when the asset is placed in service. Leasehold improvements are depreciated over the shorter of the remainder of the lease term or the life of the improvements. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. Expenditures for repairs and maintenance are expensed as incurred.

Useful Lives
in Years
Buildings	40
Manufacturing machinery and equipment	5 - 10
Furniture, fixtures, computer hardware/software	3 - 7
Leasehold improvements	life of lease

Patents: At such time as the Company is awarded patents, patent costs are amortized on a straight-line basis over the legal life on the patents, or over their estimated useful lives, whichever is shorter. As of December 31, 2020, and 2019, the Company had $439,836 and $813,397 of net patent costs, respectively. Of these amounts $103,740 and $149,660 represent costs net of amortization incurred for awarded patents, and the remaining $663,892 and $663,736 represents costs incurred for patent applications to be filed as of December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, the Company capitalized $156 and $8,616 in patent costs, respectively, as it worked to secure design rights and trademarks for newly developed products. Amortization expense was $45,920 and $57,649 for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, future amortization of patents is expected as follows:

2021	$37,429
2022	33,924
2023	25,154
2024	7,233
2025	—
$103,740

Impairment of Long-lived Assets: The Company analyzes its long-lived assets (property, plant and equipment) and definitive-lived intangible assets (patents) for impairment, both individually and as a group, whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Events that might cause impairment would include significant current period operating or cash flow losses associated with the use of a long-lived asset or group of assets combined with a history of such losses, significant changes in the manner of use of assets and significant negative industry or economic trends. An undiscounted cash flow analysis is calculated to determine if impairment exists. If impairment is determined to exist, any related loss is calculated using the difference between the fair value and the carrying value of the assets. During the years ended December 31, 2020 and 2019, the Company did not incur impairments of its manufacturing facilities and equipment.

Related Party Payables: The Company accounts for fees due to board members in the related party payables account on the balance sheet.

Interest Capitalization: Historically the Company has capitalized interest cost as part of the cost of acquiring or constructing certain assets during the period of time required to get the asset ready for its intended use. The Company capitalized interest to the extent that expenditures to acquire or construct an asset have occurred and interest cost has been incurred.

Convertible Notes: The Company issues, from time to time, convertible notes. Refer to Notes 10 and 12 for further information.

Convertible Preferred Stock: The Company evaluates its preferred stock instruments under FASB ASC 480, "Distinguishing Liabilities from Equity" to determine the classification, and thereby the accounting treatment, of the instruments. Refer to Notes 13 and 19 for further discussion on the classification of each instrument.

Derivatives: The Company evaluates its financial instruments under FASB ASC 815, "Derivatives and Hedging" to determine whether the instruments contain an embedded derivative. When an embedded derivative is present, the instrument is evaluated for a fair value adjustment upon issuance and at the end of every reporting period. Any adjustments to fair value are treated as gains and losses in fair values of derivatives and are recorded in the Consolidated Statements of Operations.

The following table is a summary of the derivative liability activity for the years ended December 31, 2020 and 2019:

Derivative Liability Balance as of December 31, 2018	$10,114,452
Additional derivative liability on new notes	4,507,380
Change in fair value of derivative liability	(6,196,026)
Liability extinguished	(708,656)
Derivative Liability Balance as of December 31, 2019	7,717,150
Additional derivative liability on new notes	447,903
Change in fair value of derivative liability	(2,861,069)
Derivative Liability Balance as of December 31, 2020	$5,303,984

Refer to Notes 10, 12, and 13 for further discussion on the embedded derivatives of each instrument.

Product Warranties: The Company provides a limited warranty to the original purchaser of products against defective materials and workmanship. The Company also guarantees that standalone modules and PV integrated consumer electronics will achieve and maintain the stated conversion efficiency rating for certain products. Warranty accruals are recorded at the time of sale and are estimated based upon product warranty terms, historical experience and analysis of peer company product returns. The Company assesses the adequacy of its liabilities and makes adjustments as necessary based on known or anticipated warranty claims, or as new information becomes available.

Warrant Liability:  Warrants to purchase the Company's common stock with nonstandard anti-dilution provisions, regardless of the probability or likelihood that may conditionally obligate the issuer to ultimately transfer assets, are classified as liabilities and are recorded at their estimated fair value at each reporting period. Any change in fair value of these warrants is recorded at each reporting period in Other income/(expense) on the Company's statement of operations.

Revenue Recognition:

Product revenue. We recognize revenue for module and other equipment sales at a point in time following the transfer of control of such products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For module and other equipment sales contracts that contain multiple performance obligations, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations.

During the years ended December 31, 2020 and 2019, the company recognized product revenue of $66,613 and $638,380, respectively.

Government contracts revenue. Revenue from government research and development contracts is generated under terms that are cost plus fee or firm fixed price. We generally recognize this revenue over time using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract. In applying cost-based input methods of revenue recognition, we use the actual costs incurred relative to the total estimated costs to determine our progress towards contract completion and to calculate the corresponding amount of revenue to recognize.

Cost based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy long-term government research and development contracts and therefore reflect the performance obligations under such contracts. Costs incurred that do not contribute to satisfying our performance obligations are excluded from our input methods of revenue recognition as the amounts are not reflective of our transferring control under the contract. Costs incurred towards contract completion may include direct costs plus allowable indirect costs and an allocable portion of the fixed fee. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract.

No government contract revenue was recognized for the years ended December 31, 2020 and 2019.

Shipping and Handling Costs: The Company classifies shipping and handling costs for products shipped to customers as a component of “Cost of revenues” on the Company’s Consolidated Statements of Operations. Customer payments of shipping and handling costs are recorded as a component of Revenues.

Research, Development and Manufacturing Operations Costs: Research, development and manufacturing operations expenses were $1,165,193 and $1,310,948 for the years ended December 31, 2020 and 2019, respectively.  Research, development and manufacturing operations expenses include: 1) technology development costs, which include expenses incurred in researching new technology, improving existing technology and performing federal government research and development contracts, 2) product development costs, which include expenses incurred in developing new products and lowering product design costs, and 3) pre-production and production costs, which include engineering efforts to improve production processes, material yields and equipment utilization, and manufacturing efforts to produce saleable product. Research, development and manufacturing operations costs are expensed as incurred, with the exception of costs related to inventoried raw materials, work-in-process and finished goods, which are expensed as cost of revenue as products are sold.

Marketing and Advertising Costs:  The Company advertises in print, television, online and through social media.  The Company will also authorize customers to run advertising campaigns on its behalf through various media outlets. Marketing and advertising costs are expensed as incurred. Marketing and advertising expenses were $3,559 and $2,465 for the years ended December 31, 2020 and 2019, respectively.

Share-Based Compensation: The Company measures and recognizes compensation expense for all share-based payment awards made to employees, officers, directors, and consultants based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s Statements of Operations. Share-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates. For purposes of determining estimated fair value of share-based payment awards on the date of grant the Company uses the Black-Scholes option-pricing model (“Black-Scholes Model”) for option awards. The Black-Scholes Model requires the input of highly subjective assumptions. Because the Company’s employee stock options may have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of the Company’s employee stock options. Management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which result in changes to these assumptions and methodologies, which could materially impact the Company’s fair value determination. The Company estimates the fair value of its restricted stock awards as its stock price on the grant date.

The accounting guidance for share-based compensation may be subject to further interpretation and refinement over time. There are significant differences among option valuation models, and this may result in a lack of comparability with other companies that use different models, methods and assumptions. If factors change and the Company employs different assumptions in the accounting for share-based compensation in future periods, or if the Company decides to use a different valuation model, the compensation expense the Company records in the future may differ significantly from the amount recorded in the current period and could materially affect its loss from operations, net loss and net loss per share.

Income Taxes: Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates as of the date of enactment. Interest and penalties, if applicable, would be recorded in operations.

The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years (2017-2020) in these jurisdictions. The Company believes its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded.

Earnings per Share: Earnings per share (“EPS”) are the amount of earnings attributable to each share of common stock. Basic EPS has been computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Income available to common stockholders has been computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from net income Diluted earnings per share has been computed using the weighted average number of common shares and common share equivalents outstanding (which consist of options and convertible debt to the extent they are dilutive).

There were approximately 19.5 billion dilutive common shares for the year ended December 31, 2020, and approximately 44.8 billion shares were omitted for the year ended December 31, 2019 because they were anti-dilutive.

Fair Value Estimates: Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses fair value hierarchy based on three levels of inputs, of which, the first two are considered observable and the last unobservable, to measure fair value:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.
•

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Certain long-lived assets and current liabilities have been measured at fair value on a recurring and non-recurring basis. See Note 6. Property, Plant and Equipment, Note 10. Secured Promissory Notes, and Note 12. Convertible Notes. The carrying amount of our long-term debt outstanding approximates fair value because our current borrowing rate does not materially differ from market rates for similar bank borrowings. The carrying value for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other assets and liabilities approximate their fair values due to their short maturities.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for public companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Management has not yet evaluated the impact that the adoption of ASU 2020-06 will have on the Company’s consolidated financial statement presentation or disclosures.

Other new pronouncements issued but not effective as of December 31, 2020 are not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 4. LIQUIDITY, CONTINUED OPERATIONS, AND GOING CONCERN

During the years ended December 31, 2020 and 2019, the Company entered into multiple financing agreements to fund operations. Further discussion of these transactions can be found in Notes 9, 10, 11, 12, 21.

The Company has continued limited PV production at its manufacturing facility. The Company does not expect that sales revenue and cash flows will be sufficient to support operations and cash requirements until it has fully implemented its product strategy. During the year ended December 31, 2020 the Company used $2,881,138 in cash for operations. As of December 31, 2020, the Company had $13,494,160 in net debt, and $872,820 in payables. Also as of December 31, 2020, the Company owed $438,063 in interest.

Additional projected product revenues are not anticipated to result in a positive cash flow position for the year 2021 overall and, as of December 31, 2020, the Company has a working capital deficit of $8,372,413 million. As such, cash liquidity sufficient for the year ending December 31, 2021 will require additional financing.

The Company continues to accelerate sales and marketing efforts related to its consumer and military solar products and specialty PV application strategies through expansion of its sales and distribution channels. The Company has begun activities related to securing additional financing through strategic or financial investors, but there is no assurance the Company will be able to raise additional capital on acceptable terms or at all. If the Company's revenues do not increase rapidly, and/or additional financing is not obtained, the Company will be required to significantly curtail operations to reduce costs and/or sell assets. Such actions would likely have an adverse impact on the Company's future operations.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern. The Company has scaled down its operations, due to cash flow issues, and does not expect to ramp up until significant financing is obtained.

Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 5. TRADE RECEIVABLES

Trade receivables, net consist of amounts generated from product sales and government contracts. Accounts receivable totaled $5,539 and $0 as of December 31, 2020 and 2019, respectively.

Provisional Indirect Cost Rates - The Company bills the government under cost-based research and development contracts at provisional billing rates which permit the recovery of indirect costs. These rates are subject to audit on an annual basis by the government agencies’ cognizant audit agency. The cost audit may result in the negotiation and determination of the final indirect cost rates. In the opinion of management, re-determination of any cost-based contracts will not have a material effect on the Company’s financial position or results of operations.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

The following table summarizes property, plant and equipment as of December 31, 2020 and December 31, 2019:

	As of December 31,
	2020	2019
Building	$—	$5,828,960
Furniture, fixtures, computer hardware and computer software	489,421	489,421
Manufacturing machinery and equipment	24,377,755	26,593,588
Depreciable property, plant and equipment	24,867,176	32,911,969
Less: Accumulated depreciation and amortization	(24,848,408)	(28,677,350)
Net property, plant and equipment	$18,768	$4,234,619

The Company analyzes its long-lived assets for impairment, both individually and as a group, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Depreciation expense for the years ended December 31, 2020 and 2019 was $105,738 and $185,132, respectively. Depreciation expense is recorded under “Depreciation and amortization expense” in the Consolidated Statements of Operations.

On July 29, 2020 the Company’s owned facility at 12300 Grant Street, Thornton, CO 80241 (the “Building”) was foreclosed by the Building’s first lien holder (“Mortgage Holder”) and sold at public auction. The successful bidder for the Building was the Mortgage Holder, at the price of $7.193 million. As a result, the Company’s obligations to Mortgage Holder and all of the Company’s outstanding real property taxes on the Building were considered fully repaid.

On September 21, 2020, the Company entered into a lease agreement with 12300 Grant LLC (“Landlord”), an affiliated company of the Mortgage Holder, for approximately 100,000 rentable square feet of the Building (the “Lease”). The lease is classified as an operating lease and accounted for accordingly. The Lease term is for 88 months commencing on September 21, 2020 at a rent of $50,000 per month including taxes, insurance and common area maintenance until December 31, 2020. Beginning January 1, 2021, the rent shall adjust to $80,000 per month on a triple net basis and shall increase at an annual rate of 3% per annum until December 31, 2027.

At December 31, 2020, the Company recorded an operating lease asset and liability totaling $5,633,663 and $5,754,633, respectively. During the year ended December 31, 2020, the Company recorded operating lease costs included in rent expense totaling $287,103.

Future maturities of the operating lease liability are as follows:

2021	$960,000
2022	988,800
2023	1,018,464
2024	1,049,018
2025	1,080,488
Thereafter	2,259,192
Total lease payments	$7,355,962
Less amounts representing interest	(1,601,329)
Present value of lease liability	$5,754,633

The remaining lease term and discount rate of the operating lease is 84.5 months and 7.0% respectively.

NOTE 7. INVENTORIES

Inventories consisted of the following at December 31, 2020 and December 31, 2019:

	As of December 31,
	2020	2019
Raw materials	$525,626	$503,832
Work in process	—	30,060
Finished goods	8,805	—
Total	$534,431	$533,892

NOTE 8. NOTES PAYABLE

Between February, 2017 and June 2018, the Company entered into two agreements with a vendor (“Vendor 1”) to convert the balance of their account into four notes payable in the aggregate amount of $1,073,825. The notes bear interest of 6% per annum and matured on February 24, 2018 and July 31, 2018, respectively, but remained unpaid as of December 31, 2019. At December 31, 2019, the aggregate principal and accrued interest balances were $1,073,825 and $162,205, respectively. On September 11, 2020, the Company entered into a settlement agreement (the “Settlement Agreement A”) with Vendor 1 and paid $120,000 on September 23, 2020 as the full and final settlement of all amounts owed between the parties. Following payment, a satisfaction of an existing judgment in favor of such law firm was filed in Adams County, Colorado. The Company booked a gain of approximately $1.1 million relating to Settlement Agreement A.

On June 30, 2017, the Company entered into an agreement with another vendor (“Vendor 2”) to convert the balance of their account into a note payable in the amount of $250,000. The note bears interest of 5% per annum and matured on February 28, 2018. As of December 31, 2020, the Company had not made any payments on this note, the accrued interest was $43,836, and the note is due upon demand. To the best of our knowledge, Vendor 2 had not made any attempts to recover any amount owing to them since 2019.

On September 30, 2017, the Company entered into a settlement agreement with a customer to convert the credit balance of their account into a note payable in the amount of $215,234. The note bears interest of 5% per annum and matured on December 31, 2019. The Company made principal and interest payments of $32,529 and $897, respectively. At December 31, 2019, the remaining principal and accrued interest balances were $182,705 and $21,933, respectively. On September 11, 2020, the Company entered into a settlement agreement (the “Settlement Agreement B”) with the customer and paid $20,000 on September 18, 2020 as the full and final settlement of all amounts owed between the parties. The Company booked a gain of approximately $185,000 relating to Settlement Agreement B.

NOTE 9. DEBT

On August 2, 2019, Colorado Housing and Finance Authority (“CHFA”) entered into an agreement to assign the mortgage note to Iliad Research and Trading, L.P., a Utah limited liability partnership ("IRT"). This agreement closed on September 11, 2019, and IRT paid a total of $5,885,148 to CHFA to assume the note. The payment amount consisted of

$5,405,666 of principal and $479,482 of interest and fees. Interest was accrued on the note at the default interest rate of 10.5%. At December 31, 2019, the remaining principal and accrued interest balances were $5,885,148 and $190,158, respectively.

On July 29, 2020, the Company’s owned facility at 12300 Grant Street, Thornton, CO 80241 (the “Building”) was foreclosed by IRT and sold at public auction. The successful bidder for the Building was IRT, at the price of $7.193 million. As a result, the Company’s obligations to IRT and all of the Company’s outstanding real property taxes on the Building were considered fully repaid. The Company booked a gain of approximately $3 million on sale of the property.

NOTE 10. SECURED PROMISSORY NOTE

The following table provides a summary of the activity of the Company's secured notes:

	Global Ichiban	St. George	BD 1	Total
Secured Notes Principal Balance at December 31, 2018	$4,956,745	$1,315,000	$—	$6,271,745
New notes	—	845,000	—	845,000
Note conversions	(115,000)	—	—	(115,000)
Interest converted to principal	171,152	—	—	171,152
Secured Notes Principal Balance at December 31, 2019	5,012,897	2,160,000	—	7,172,897
Less: remaining discount	(765,576)	(71,666)	—	(837,242)
Secured Notes, net of discount, at December 31, 2019	4,247,321	2,088,334	—	6,335,655
New notes	6,400,000	—	—	6,400,000
Note conversions	(600,000)	—	—	(600,000)
Note Assignments	—	(2,160,000)	2,160,000	(2,160,000)
Notes Exchanged	(5,012,897)	—	(2,160,000)	(5,012,897)
Secured Notes Principal Balance at December 31, 2020	5,800,000	—	—	5,800,000
Less: remaining discount	(394,363)	—	—	(394,363)
Secured Notes, net of discount, at December 31, 2020	$5,405,637	$—	$—	$5,405,637

Global Ichiban Secured Promissory Notes

Prior to 2019, the Company had issued secured notes to Global Ichiban Limited (“Global”) that had aggregate remaining principal and accrued interest balances of $4,956,745 and $1,223,611, respectively, as of January 1, 2019.

All principal and accrued interest on the notes was redeemable at any time, in whole or in part, at the option of Global. The redemption amount may be paid in cash or converted into shares of common stock at a variable conversion price equal to the lowest of (i) 85% of the average VWAP for the shares over the prior 5 trading days, (ii) the closing bid price for the shares on the prior trading day, or (iii) $2.00 per share, at the option of the Company.

The notes may not be converted, and shares of the common stock may not be issued pursuant to the notes, if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of common stock.

The following table summarizes the conversion activity of this note:

Conversion Period	Principal Converted	Interest Converted	Common Shares Issued
Q1 2019	115,000	-	9,595,327
	$115,000	$-	9,595,327

Since conversions began in the first quarter of 2018, the interest associated with conversions has been added back into the principal of the notes. The following table summarizes the activity of adding the interest to principal:

Period	Interest converted to Principal
Q1 2019	171,152
$171,152

All the notes issued in accordance with the note purchase and exchange agreement dated November 30, 2017 were secured by a security interest on substantially all of the Company’s assets, bear interest at a rate of 12% per annum and contain standard and customary events of default.

On September 9, 2020, the Company entered into a securities exchange agreement (“GI Exchange Agreement”) with Global. Pursuant to the terms of the GI Exchange Agreement, Global agreed to surrender and exchange all of its existing outstanding promissory notes with an aggregate principal balance of $6,313,387 (including accrued interest). In exchange, the Company issued to Global a secured convertible promissory note with a principal amount of $6,400,000 (“GI Exchange Note”). The GI Exchange Note will mature on September 30, 2022. Principal on the GI Exchange Note, if not converted, will be payable in a lump sum on September 30, 2022. The GI Exchange Note will not bear any accrued interest but bears a default interest rate of 18% in the event of a default under the GI Exchange Note. The GI Exchange Note is secured by a lien on substantially all of the Company’s assets pursuant to the Security Agreement dated November 30, 2017 (the “Security Agreement”) entered into between the Company and Global. The Company has accounted for the GI Exchange Agreement as a troubled debt restructuring. The future undiscounted cash flow of the new secured convertible promissory note totaling $6,400,000 is more than the carrying value of the original outstanding promissory notes totaling $6,313,387, therefore no gain was recorded and a new effective interest rate has been established based on the carrying value of the original promissory notes and revised cash flow. The difference of $86,613 was recorded as an original issue debt discount and will be charged to interest over the term of the note. On December 9, 2020, Global converted $600,000 into 872,093,023 common shares. At December 31, 2020 the remaining principal balance was $5,800,000.

The conversion option associated with the note was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

Subsequent to the period of this report, the amounts owed to Global were fully settled. Refer to the Global Ichiban Settlement Agreement section of Note 22. Subsequent Events for further details.

St. George Secured Convertible Notes

Prior to 2019, the Company had issued secured notes to St. George Investments LLC (“St. George”) that had aggregate remaining principal and accrued interest balances of $1,315,000 and $252,751, respectively, as of January 1, 2019.

During 2019, the Company issued $845,000 in notes to St. George with net proceeds of $700,000. The Company recorded aggregate original issue discounts of $140,000 and debt financing costs of $5,000, which will be recognized as interest expense, ratably, over the life of the note.

Beginning six months from the date of issuance, St. George shall have the option to redeem all or a portion of the amounts outstanding under the Company Note. At St. George's option, redemption amounts are payable by the Company in cash or in the form of shares of the common stock. Conversions into common stock shall be calculated using a variable conversion price equal to 60% of the average of the two lowest closing bid prices for the shares over the prior 10-day trading period immediately preceding the conversion.

Shares of common stock may not be issued pursuant to these notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of common stock.

The conversion option associated with the notes was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 9, 2020, all debts with St. George were assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

NOTE 11. PROMISSORY NOTES

The following table provides a summary of the activity of the Company's non-convertible, unsecured, promissory notes:

	Investor 1	Investor 2	BD 1	SBA	Total
Promissory Notes Principal Balance at December 31, 2018	$494,437	$850,000	$—	$—	$1,344,437
New principal	—	615,000	—	—	615,000
Notes exchanged	—	(850,000)	—	—	(850,000)
Promissory Notes Principal Balance at December 31, 2019	494,437	615,000	—	—	1,109,437
Less: remaining discount	—	(16,666)	—	—	(16,666)
Promissory Notes, net of discount, at December 31, 2019	494,437	598,334	—	—	1,092,771
New principal	—	35,000	—	193,200	228,200
Notes assigned	(494,437)	(650,000)	1,144,437	—	—
Notes exchanged	—	—	(1,144,437)	—	(1,144,437)
Promissory Notes Principal Balance at December 31, 2020	—	—	—	193,200	193,200
Less: remaining discount	—	—	—	—	—
Promissory Notes, net of discount, at December 31, 2020	$—	$—	$—	$193,200	$193,200

Offering of Unsecured, Non-Convertible Notes to Investor 1

Prior to 2019, the Company had issued a note to a private investor (“Investor 1”), that had remaining principal and accrued interest balances of $494,437 and $136,927, respectively, as of January 1, 2019. The note bears an interest rate of 12%, and principal and interest on this note were payable at maturity. This note was not convertible into equity shares of the Company and was unsecured.

On September 11, 2020 the debt with Investor 1 was assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

Offering of Unsecured, Non-Convertible Notes to Investor 2

Prior to 2019, the Company had issued notes to another private investor (“Investor 2”), that had aggregate remaining principal and accrued interest balances of $850,000 and $61,246, respectively, as of January 1, 2019.

During 2019, the Company issued non-convertible, unsecured promissory notes with Investor 2 with an aggregate principal amount of $500,000. The notes were issued with an aggregate original issue discount of $120,000, which will be recorded as interest expense ratably over the term of the note, resulting in proceeds to the company of $380,000. The notes bear interest at a rate of 12% and matured between September 11, 2019 and March 9, 2020. All principal and interest was payable upon maturity.

During 2020, the Company initiated a non-convertible, unsecured promissory note with Investor 2 for an aggregate principal amount of $150,000. The promissory note was issued with an original issue discount of $35,000, which will be recorded as interest expense ratably over the term of the note, resulting in proceeds to the company of $115,000, which was received in several tranches between September 2019 and November 2019. This note bears interest at 12% per annum and matures on May 1, 2021. All principal and interest is payable upon maturity.

On September 11, 2020, the entire debt with Investor 2 was assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

SBA PPP

On April 17, 2020, the Company obtained a PPP Loan from Vectra Bank Colorado (“Vectra”) in the aggregate amount of $193,200, which was established under the CARES Act, as administered by the Small Business Association (“SBA”). Under the terms of the CARES Act and the PPP, all or a portion of the principal amount of the PPP Loan is subject to forgiveness so long as, over the 24-week period following the Company’s receipt of the proceeds of the PPP Loan, the Company uses those proceeds for payroll costs, rent, utility costs or the maintenance of employee and compensation levels. The PPP Loan is unsecured, guaranteed by the SBA, and has a two-year term, maturing on April 17, 2022. Interest accrues on the loan beginning with the initial disbursement; however, payments of principal and interest are deferred until Vectra’s determination of the amount of forgiveness applied for by the Company is approved by the SBA. If the Company does not apply for forgiveness within 10 months after the last day of the covered period (defined, at the Company’s election as 24 weeks), such payments will be due that month. See Note 18. Paycheck Protection Program Loan for further information on the SBA PPP note

NOTE 12. CONVERTIBLE NOTES

The following table provides a summary of the activity of the Company's unsecured, convertible, promissory notes:

	Principal Balance 12/31/2018	New Notes	Notes assigned or exchanged	Notes converted	Principal Balance 12/31/2019	Less: Discount Balance	Net Principal Balance 12/31/2019
October 2016 Notes	$330,000	$—	$—	$—	$330,000	$—	$330,000
St. George Notes	1,099,233	(172,500)	—	(309,070)	617,663	—	617,663
BayBridge Notes	62,500	—	1,160,000	(281,900)	940,600	(408,333)	532,267
Bellridge Notes	455,000	510,000	(226,000)	(243,000)	496,000	(382,500)	113,500
Power Up Notes	225,000	149,500	—	(267,680)	106,820	(26,566)	80,254
EMA Note	75,000	—	(75,000)	—	—	—	—
Widjaja Note	—	330,000	—	—	330,000	(1)	329,999
GS Capital Notes	—	178,568	75,000	(84,068)	169,500	(44,167)	125,333
	$2,246,733	$995,568	$934,000	$(1,185,718)	$2,990,583	$(861,567)	$2,129,016

	Principal Balance 12/31/2019	New Notes	Notes assigned or exchanged	Notes converted	Principal Balance 12/31/2020	Less: Discount Balance	Net Principal Balance 12/31/2020
October 2016 Notes	$330,000	$—	$(330,000)	$—	$—	$—	$—
St. George Notes	617,663	—	(617,663)	—	—	—	—
BayBridge Notes	940,600	—	(940,600)	—	—	—	—
Bellridge Notes	496,000	—	(451,000)	(45,000)	—	—	—
Power Up Notes	106,820	—	(106,820)	—	—	—	—
Widjaja Note	330,000	—	(330,000)	—	—	—	—
GS Capital Notes	169,500	—	(169,500)	—	—	—	—
Penumbra Note (related party)	—	250,000	(250,000)	—	—	—	—
BD 1 Notes (related party)	—	10,500,000	—	—	10,500,000	(2,936,952)	7,563,048
Crowdex Note (related party)	—	—	250,000	—	250,000	—	250,000
	$2,990,583	$10,750,000	$(2,945,583)	$(45,000)	$10,750,000	$(2,936,952)	$7,813,048

October 2016 Convertible Notes

Prior to 2019, the Company had issued convertible notes to a private investor that had remaining principal and accrued interest balances of $330,000 and $136,927, respectively, as of January 1, 2019.

The convertible notes matured on December 31, 2017 and bear an interest rate of 6% per annum, subject to increase to 24% per annum upon the occurrence and continuance of an event of default. Principal and accrued interest on the convertible notes is payable upon demand. The default interest rate has not been designated by the investor.

All principal and accrued interest on the convertible notes is convertible at any time, in whole or in part, at the option of the investor, into shares of common stock at a variable conversion price equal to 80% of the lowest closing bid price of the Company’s common stock for the fifteen consecutive trading day period prior to the conversion date. After the six-month anniversary of the issuance of any convertible note, the conversion price for such note shall thereafter be equal to 50% of the lowest closing bid price of the Company’s common stock for the fifteen consecutive trading day period prior to the conversion date. The convertible notes contain standard and customary events of default.

The conversion option associated with the notes was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 11, 2020, the October 2016 Convertible Notes were assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

St. George Convertible Note

Prior to 2019, the Company sold and issued a $1,700,000 convertible note to St. George, which had a principal balance of $1,099,233 as of January 1, 2019.

This note matured on March 11, 2019. The note does not bear interest in the absence of an event of default. The note is due upon demand and a default interest rate has not been designated by St. George.

During 2019, $309,070 was converted into 1.1 billion shares of the Company’s common stock.

The following table summarizes the conversion activity of this note:

Conversion Period	Principal Converted	Interest Converted	Common Shares Issued
Q1 2019	106,750	—	58,503,244
Q2 2019	59,320	—	86,636,364
Q3 2019	89,000	—	457,222,222
Q4 2019	54,000	—	540,000,000
	$309,070	$—	1,142,361,830

The conversion option associated with the note was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 9, 2020, the St. George Convertible Note was assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

Baybridge Convertible Note

Between September 7, 2018 and August 22, 2019, the Company, entered into several securities exchange agreements with BayBridge Capital Fund LP ("BayBridge).

During 2019, the Company entered into several securities exchange agreements with BayBridge Capital Fund LP ("BayBridge).

Pursuant to the terms of the exchange agreements, BayBridge agreed to surrender and exchange several outstanding promissory notes with an aggregate principal balance of $829,000, and aggregate accrued interest of $97,000, for convertible notes (“Exchange Notes”) with an aggregate principal amount of $1,160,000 and aggregate original issue discounts of $234,000.

The Exchange Notes are unsecured, have no applicable registration rights, bear interest at a rate of 12% per annum, and matured between September 7, 2019 and August 22, 2020. The notes contain standard and customary events of default.

The terms of the Exchange Notes included a conversion feature which was the lesser of (i) a price range of $0.0005 to $0.15, or (ii) a range of 65% to 70% of the lowest traded price for the shares over the prior five trading days.

During 2019, aggregate principal of $281,900 and interest of $8,407 had been converted into 1 billion shares of common stock and no cash payments of principal or interest were made on these exchange notes.

The following table summarizes the conversion activity of these notes:

Conversion Period	Principal Converted	Interest Converted	Common Shares Issued
Q1 2019	90,500	3,278	47,400,806
Q2 2019	88,500	2,079	141,822,223
Q3 2019	86,000	2,261	616,247,346
Q4 2019	16,900	789	176,886,700
	$281,900	$8,407	982,357,075

The conversion option associated with the notes was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 11, 2020, the Baybridge Convertible Notes were assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

Bellridge Convertible Notes

Prior to 2019, the Company had issued convertible notes to Bellridge Capital, LP (“Bellridge”) which had aggregate principal and accrued interest balances of $455,000 and $40,863, respectively, as of January 1, 2019.

On October 22, 2019, the Company and Bellridge entered into an exchange agreement to exchange the outstanding Bellridge notes with principal and interest of $226,000 and $51,000, respectively, into a new note with a principal balance of $450,000. The note is not secured, contains no registration rights, has an interest rate of 10% per annum, matures on October 22, 2020, and contains standard and customary events of default. All principal and interest on the note are due upon maturity. Bellridge shall have the option to convert all or a portion of the amounts outstanding under the note, into shares of the Company's common stock. Conversions into common stock shall be calculated using a variable conversion price equal to the lesser of (i) $0.0005 or (ii) 70% of the lowest traded price for the shares over the prior ten-day trading period immediately preceding the conversion. The original issue discount of $173,000 will be charged to interest, ratably, over the life of the note.

On October 22, 2019, the Company and Bellridge entered into a new convertible promissory note with a principal balance of $60,000, in exchange for proceeds of $40,000. The note is not secured, contains no registration rights, has an interest rate of 10% per annum, matures on October 22, 2020, and contains standard and customary events of default. All principal and interest on the note are due upon maturity. Bellridge shall have the option to convert all or a portion of the amounts outstanding under the note, into shares of the Company's common stock. Conversions into common stock shall be calculated using a variable conversion price equal to the lesser of (i) $0.0005 or (ii) 70% of the lowest traded price for the shares over the prior ten-day trading period immediately preceding the conversion. The original issue discount of $20,000 will be charged to interest, ratably, over the life of the note.

Shares of common stock may not be issued pursuant to any of these notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of Common Stock.

During 2019 and 2020, an aggregate principal of $288,000 and interest of $25,697, on the Bellridge convertible notes had been converted into 1,571,266,388 shares of common stock and no cash payments of principal or interest had been made.

The following table summarizes the conversion activity of these notes:

Conversion Period	Principal Converted	Interest Converted	Common Shares Issued
Q1 2019	65,615	4,507	38,696,339
Q2 2019	47,385	3,874	68,142,087
Q3 2019	89,000	9,779	529,061,862
Q4 2019	41,000	5,404	464,037,300
Q2 2020	45,000	2,133	471,328,800
	$288,000	$25,697	1,571,266,388

The conversion option associated with the notes was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 11, 2020, the Bellridge Convertible Notes were assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

Power Up Convertible Notes

During 2018 and 2019, the Company entered into six securities purchase agreements with Power Up Lending Group, LTD ("Power Up"), for the private placement of three convertible notes with an aggregate principal amount of $376,000.

Beginning in six months after issuance, Power Up shall have the option to convert all or a portion of the amounts outstanding under the convertible note, into shares of the Company's common stock. Conversions into common stock shall be calculated using a variable conversion price equal to 65% of the average of the three lowest closing bid prices for the shares over the prior ten-day trading period immediately preceding the conversion.

Shares of common stock may not be issued pursuant to any of these notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of Common Stock.

During 2019, an aggregate principal of $267,680 and interest of $9,000, on the Power Up convertible notes had been converted into 578,794,634 shares of common stock and no cash payments of principal or interest had been made.

The following table summarizes the conversion activity of these notes:

Conversion Period	Principal Converted	Interest Converted	Common Shares Issued
Q1 2019	$182,500	$7,300	95,014,902
Q2 2019	42,500	1,700	47,155,556
Q3 2019	14,600	—	155,824,176
Q4 2019	28,080	—	280,800,000
	$267,680	$9,000	578,794,634

The conversion option associated with the notes was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 11, 2020, the Power Up Convertible Notes were assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

Widjaja Convertible Note

On January 11, 2019, the Company entered into a note purchase with Jason Widjaja (“Widjaja”), for the private placement of a $330,000 convertible promissory note, in exchange for $330,000 of gross proceeds. The note is unsecured, bears interest at 12% per annum, matures on January 11, 2020, and contains standard and customary events of default including but not limited to: (i) failure to make payments when due under the note, and (ii) bankruptcy or insolvency of the Company. Principal and interest on the note will be payable upon maturity.

At any time after inception of the note, until fully paid, Widjaja shall have the option to convert all or a portion of amounts outstanding under the note into shares of the Company's common stock. Conversions into common stock shall be calculated using a variable conversion price equal to 80% of the lowest closing bid price for the shares over the prior five trading days immediately preceding the conversion date.

There are no registration rights applicable to the note. Shares of common stock may not be issued pursuant to the note if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 19.99% of the outstanding shares of the Company's common stock.

During 2019 and 2020, no principal and no interest had been converted into shares of common stock and no cash payments of principal or interest had been made.

The conversion option associated with the note was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 11, 2020, the Widjaja Convertible Note was assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

GS Capital Convertible Note

On February 22, 2019, the Company sold and issued to GS Capital Partners, LLC (“GS”) a $108,000 aggregate principal amount unsecured convertible promissory note in exchange for $75,000 of gross proceeds, $6,000 in financing costs, and $27,000 of premium associated with the assignment of a note from a former investor. On August 26, 2019, the Company sold and issued to GS, an additional unsecured convertible promissory note in the amount of $70,500.

These notes are unsecured, bear interest at 8% per annum, matures twelve months from the date of issuance, and contain standard and customary events of default including but not limited to: (i) failure to make payments when due under the note, and (ii) bankruptcy or insolvency of the Company. Principal and interest on the note will be payable upon maturity. There are no registration rights applicable to the note.

At any time after inception of the note until fully paid, GS shall have the option to convert all or a portion of amounts outstanding under the note into shares of the Company's common stock. Conversions into common stock shall be calculated using a variable conversion price equal to 65% of the average of the three lowest closing bid prices for the shares over the prior ten day trading period immediately preceding the conversion.

Shares of common stock may not be issued pursuant to the note if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of the Company's common stock.

During 2019, principal of $84,068 and interest of $5,766 had been converted into 473,445,228 million shares of common stock and no cash payments of principal or interest had been made.

The following table summarizes the conversion activity of these notes:

Conversion Period	Principal Converted	Interest Converted	Common Shares Issued
Q2 2019	$15,000	$763	17,321,692
Q3 2019	57,718	4,284	335,425,736
Q4 2019	11,350	719	120,697,800
	$84,068	$5,766	473,445,228

The conversion option associated with the notes was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 13. Derivative Liabilities for further details.

On September 11, 2020, the GS Convertible Note was assigned to BD 1 as part of the Company’s recapitalization and restructuring effort which began in June 2020. The Company subsequently entered into an Exchange Agreement with BD 1 on December 18, 2020. Refer to the BD 1 Convertible Notes in Note 12. Convertible Notes for further discussion.

Penumbra Convertible Note

On June 9, 2020, the Company issued to Penumbra Solar, Inc. (“Penumbra”) a $250,000 aggregate principal amount convertible promissory note. The Company has received $250,000 of gross proceeds from the offering of the note. The aggregate principal amount (together with accrued interest) will mature on June 9, 2021. The note bears interest at a rate of 6% per annum. The interest rate increases to 18% in the event of a default. The note is convertible, at the holder’s option, into shares of the Company’s Common Stock at a conversion price equal to $0.0001 per share.

On September 25, 2020, the Penumbra Convertible Note was assigned to Crowdex.

Crowdex Convertible Note

On September 25, 2020, as discussed above, Penumbra assigned its note to Crowdex. At December 31, 2020, the note had a principal balance of $250,000 and an accrued interest balance of $8,425. The aggregate principal amount (together with accrued interest) will mature on June 9, 2021. The note bears an interest rate of 6% per annum. The interest rate increases to 18% in the event of a default. The note is convertible, at the holder’s option, into shares of the Company’s Common Stock at a conversion price equal to $0.0001 per share.

BD 1 Convertible Note

During September 2020, a number of the Company’s investors entered into assignment agreements to sell their existing debt to BD 1. Refer to Notes 10, 11, and 12, for more information. The assignments transferred ownership of the following debts:

•

The outstanding principal and interest of $2.16 million and $417,000, respectively, related to the St. George Secured Promissory Notes discussed in Note 10 was assigned to BD 1. The terms of the notes remained the same.

•

The outstanding principal and interest of $495,000 and $187,000, respectively, related to the Investor 1 Promissory Notes discussed in Note 11 was assigned to BD 1. The terms of the notes remained the same.

•

The outstanding principal and interest of $650,000 and $86,000, respectively, related to the Investor 2 Promissory Notes discussed in Note 11 was assigned to BD 1. The terms of the notes remained the same.

•

The outstanding principal and interest of $330,000 and $79,000, respectively, related to the October 2016 Convertible Notes discussed in Note 12 was assigned to BD 1. The terms of the notes remained the same.

•	The outstanding principal of $618,000, related to the St. George Convertible Note discussed in Note 12 was assigned to BD 1. The terms of the note remained the same.
•

The outstanding principal and interest of $941,000 and $152,000, respectively, related to the Baybridge Convertible Notes discussed in Note 12 was assigned to BD 1. The terms of the notes remained the same.

•

The outstanding principal and interest of $677,000 and $121,000, respectively, related to the Bellridge Convertible Notes discussed in Note 12 was assigned to BD 1. The terms of the notes remained the same.

•

The outstanding principal and interest of $107,000 and $16,000, respectively, related to the Power Up Convertible Notes discussed in Note 12 was assigned to BD 1. The terms of the notes remained the same.

•

The outstanding principal and interest of $330,000 and $68,000, respectively, related to the Widjaja Convertible Notes discussed in Note 12 was assigned to BD 1. The terms of the notes remained the same.

•

The outstanding principal and interest of $170,000 and $19,000, respectively, related to the GS Capital Convertible Notes discussed in Note 12 was assigned to BD 1. The terms of the notes remained the same.

On December 18, 2020, the Company entered into a securities exchange agreement (“BD1 Exchange Agreement”) with BD 1, who had previously acquired all of the Company’s existing outstanding unsecured notes (other than notes held by GI and Crowdex) from the original note holders as listed above.

Pursuant to the terms of the BD1 Exchange Agreement, BD 1 agreed to surrender and exchange all of its outstanding promissory notes with principal balances of approximately $10.4 million (including accrued interest and default penalties). In exchange, the Company issued to BD 1 two unsecured convertible notes with an aggregate principal amount of $10,500,000 (“BD1 Exchange Notes”). The BD1 Exchange Notes do not bear any interest, and will mature on December 18, 2025. BD 1 has the right, at any time until the BD1 Exchange Notes are fully paid, to convert any outstanding and unpaid principal into shares of Common Stock at a fixed conversion price equal to $0.0001 per share. Accordingly, the Company would issue 105,000,000,000 shares of Common Stock upon a full conversion of the BD 1 Exchange Notes.

NOTE 13. DERIVATIVE LIABILITIES

The following table is a summary of the derivative liability activity for the years ended December 31, 2020 and 2019:

Derivative Liability Balance as of December 31, 2018	$10,114,452
Additional derivative liability on new notes	4,507,380
Change in fair value of derivative liability	(6,196,026)
Liability extinguished	(708,656)
Derivative Liability Balance as of December 31, 2019	7,717,150
Additional derivative liability on new notes	447,903
Change in fair value of derivative liability	(2,861,069)
Derivative Liability Balance as of December 31, 2020	$5,303,984

Convertible Notes Assigned to BD 1

The convertible notes that were assigned to BD 1 in September 2020, further described above in Notes 10 and 12, were exchanged for new notes as part of the Company’s recapitalization and restructuring effort which began in June 2020. Prior to the exchange, pursuant to a number of factors outlined in ASC Topic 815, Derivatives and Hedging, the conversion options in the notes were deemed to include an embedded derivative that required bifurcation and separate accounting. As such, the Company ascertained the value of the conversion option as if separate from the convertible issuance and appropriately recorded that value as a derivative liability. The fair value measurements rely primarily on Company-specific inputs and the Company’s own assumptions. With the absence of observable inputs, the Company determined these recurring fair value measurements reside primarily within Level 3 of the fair value hierarchy. The derivative associated with the notes approximates management’s estimate of the fair value of the embedded derivative liability based on using a Monte Carlo simulation following a Geometric Brownian Motion with the following assumptions identified below.

At December 31, 2019, the aggregate derivative liability associated with these notes was $5,706,175. This value was derived from Management’s fair value assessment using the following assumptions: annual volatility range of 42% to 46%, present value discount rate of 12%, and a dividend yield of 0%.

During the first three quarters of 2020, pursuant to ASC Topic 815, Derivatives and Hedging, Management conducted quarterly fair value assessments of the embedded derivatives associated with these notes. Engaging the services of a firm specializing in these valuations, it was determined that a rational investor would not convert the notes, and would not expect to do so in the foreseeable future. The Company had reported doubt as to its ability to continue as a going concern since 2015. The Company scaled down operations and did not expect to ramp up until significant financing could be obtained and has been operating under these conditions for some time already, continuously chasing funding to continue operations. Circumstances shifted in late 2019 and early 2020, making fundraising and continuing operations more difficult, thereby reducing liquidity and attractiveness of the common stock. These new circumstances made it clear to current and prospective investors that the Company would either file bankruptcy or restructure with a strategic investor. Accordingly, as of the valuation date, conversion of a debt instrument into common stock that cannot be sold in the marketplace would put the holder in a far less secure position compared to holding the instrument as debt. As a result of the fair value assessments, the Company recorded an aggregate net gain of $5,706,175 for the year ended December 31, 2020, as “Change in fair value of derivatives and gain/loss on extinguishment of liabilities, net” in the Consolidated Statements of Operations to properly reflect that the value of the embedded derivative had been eliminated in 2020.

Convertible Notes held by Global Ichiban

In connection with the convertible notes held by Global, further described above in Note 10, pursuant to a number of factors outlined in ASC Topic 815, Derivatives and Hedging, the conversion options in the notes were deemed to include an embedded derivative that required bifurcation and separate accounting. As such, the Company ascertained the value of the conversion option as if separate from the convertible issuance and appropriately recorded that value as a derivative liability. The fair value measurements rely primarily on Company-specific inputs and the Company’s own assumptions. With the absence of observable inputs, the Company determined these recurring fair value measurements reside primarily within Level 3 of the fair value hierarchy. The derivative associated with the notes approximates management’s estimate of the fair value of the embedded derivative liability based on using a Monte Carlo simulation following a Geometric Brownian Motion with the following assumptions identified below.

At December 31, 2019, the aggregate derivative liability associated with these notes was $2,010,975. This value was derived from Management’s fair value assessment using the following assumptions: annual volatility of 46%, present value discount rate of 12%, and a dividend yield of 0%.

The conversion option in the GI Exchange Note was deemed to include an embedded derivative that required bifurcation and separate accounting. As such, the Company ascertained the value of the conversion option as if separate from the convertible issuance based on the following assumptions: annual volatility of 49%, expected interest rate of 1.52%, and a dividend yield of 0%, and appropriately recorded that value as a derivative liability. At September 9, 2020, the derivative liability associated with the Global note was $447,903. The fair value of the derivative was recorded as a debt discount and will be charged to interest over the life of the note.

The derivative liability associated with the note is subject to revaluation on a quarterly basis to reflect the market value change of the embedded conversion option. Management assessed the fair value option of this embedded derivative, as of December 31, 2020, using the following assumptions: annual volatility of 62%, and a dividend yield of 0%. As a result of the fair value assessments, the Company recorded an aggregate net loss of $2,845,106 for the year ended December 31, 2020, as “Change in fair value of derivatives and gain/loss on extinguishment of liabilities, net” in the Consolidated Statement of Operations to properly reflect that the value of the embedded derivative of $5,303,984 as of December 31, 2020.

NOTE 14. SERIES A PREFERRED STOCK

In June 2013, the Company entered into a Securities Purchase Agreement with an investor to sell an aggregate of $750,000 shares of Series A Preferred Stock at a price of $8.00 per share, resulting in gross proceeds of $6.0 million. This purchase agreement included warrants to purchase up to 13,125 shares of common stock of the Company. The transfer of cash and securities took place incrementally, the first closing occurring on June 17, 2013 with the transfer of 125,000 shares of Series A Preferred Stock and a warrant to purchase 2,187 shares of common stock for $1.0 million. The final closings took place in August 2013, with the transfer of 625,000 shares of Series A Preferred Stock and a warrant to purchase 10,938 shares of common stock for $5.0 million.

Holders of Series A Preferred Stock are entitled to cumulative dividends at a rate of 8% per annum when and if declared by the Board of Directors in its sole discretion. The dividends may be paid in cash or in the form of common stock (valued at 10% below market price, but not to exceed the lowest closing price during the applicable measurement period), at the discretion of the Board of Directors. The dividend rate on the Series A Preferred Stock is indexed to the Company's stock price and subject to adjustment. In addition, the Series A Preferred Stock contains a make-whole provision whereby, conversion or redemption of the preferred stock within 4 years of issuance will require dividends for the full four year period to be paid by the Company in cash or common stock (valued at 10% below market price, but not to exceed the lowest closing price during the applicable measurement period). This make-whole provision expired in June 2017.

The Series A Preferred Stock may be converted into shares of common stock at the option of the Company if the closing price of the common stock exceeds $232, as adjusted, for twenty consecutive trading days, or by the holder at any time. The Company has the right to redeem the Series A Preferred Stock at a price of $8.00 per share, plus any accrued and unpaid dividends, plus the make-whole amount (if applicable). At December 31, 2020, the preferred shares were not eligible for conversion to common shares at the option of the Company. The holder of the preferred shares may convert to common shares at any time, at no cost, at a ratio of 1 preferred share into 1 common share (subject to standard ratable anti-dilution adjustments). Upon any conversion (whether at the option of the Company or the holder), the holder is entitled to receive any accrued but unpaid dividends.

On October 6, 2016, the Series A Holder entered into an exchange agreement with a private investor. Pursuant to the exchange agreement, beginning December 5, 2016, the investor has the option to exchange, from time to time, all or any portion of the October 2016 Convertible Notes (see Note 12) for outstanding shares of Series A Preferred Stock from the Series A Holder.

Except as otherwise required by law (or with respect to approval of certain actions), the Series A Preferred Stock shall have no voting rights. Upon any liquidation, dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company, the holders of Series A Preferred Stock shall be entitled to receive, pari passu with any distribution to the holders of common stock of the Company, an amount equal to $8.00 per share of Series A Preferred Stock plus any accrued and unpaid dividends.

As of December 31, 2020, there were 48,100 shares of Series A Preferred Stock outstanding and accrued and unpaid dividends of $367,965.

NOTE 15. SERIES 1A PREFERRED STOCK

Series 1A Preferred Stock – Tranche 1 Closing

On September 22, 2020, the Company entered into a securities purchase agreement (“Series 1A SPA”) with Crowdex, for the private placement of up to $5,000,000 of the Company’s newly designated Series 1A Convertible Preferred Stock (“Series 1A Preferred Stock”).

The Company sold 2,000 shares of Series 1A Preferred Stock to Crowdex in exchange for $2,000,000 of gross proceeds at an initial closing under the Series 1A SPA on September 22, 2020.

In November 2020, Crowdex converted 1,200 shares of outstanding Series 1A Preferred Stock into 12,000,000,000 shares of Common Stock.

On December 31, 2020 the Company sold 500 shares of Series 1A Preferred Stock to Crowdex in exchange for the cancellation of the Crowdex Note issued on November 27, 2020. There were no additional cash proceeds from this closing.

NOTE 16. STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

At December 31, 2020, the Company had 20.0 billion shares of common stock, $0.0001 par value, authorized for issuance. Each share of common stock has the right to one vote. As of December 31, 2020, the Company had 18,102,583,473 shares of common stock outstanding. The Company has not declared or paid any dividends related to the common stock through December 31, 2020.

Preferred Stock

At December 31, 2020, the Company had 25,000,000 shares of preferred stock, $0.0001 par value, authorized for issuance. Preferred stock may be issued in classes or series. Designations, powers, preferences, rights, qualifications, limitations and restrictions are determined by the Company’s Board of Directors.  The following table summarizes the designations, shares authorized, and shares outstanding for the Company's Preferred Stock:

Preferred Stock Series Designation	Shares Authorized	Shares Outstanding
Series A	750,000	48,100
Series 1A	5,000	1,300
Series B-1	2,000	—
Series B-2	1,000	—
Series C	1,000	—
Series D	3,000	—
Series D-1	2,500	—
Series E	2,800	—
Series F	7,000	—
Series G	2,000	—
Series H	2,500	—
Series I	1,000	—
Series J	1,350	—
Series J-1	1,000	—
Series K	20,000	—

Series A Preferred Stock

Refer to Note 14 for Series A Preferred Stock activity.

Series 1A Preferred Stock

Refer to Note 14 for Series 1A Preferred Stock activity.

Series B-1, B-2, C, D, D-1, E, F, G, H, I, J, J-1, and K Preferred Stock

There were no transactions involving the Series B-1, B-2, C, D, D-1, E, G, H, I, J, J-1, or K during the years ended December 31, 2020 and 2019.

NOTE 17. EQUITY PLANS AND SHARE-BASED COMPENSATION

Share-Based Compensation: The Company measures share-based compensation cost at the grant date based on the fair value of the award and recognizes this cost as an expense over the grant recipients’ requisite service periods for all awards made to employees, officers, directors and consultants.

The share-based compensation expense recognized in the Consolidated Statements of Operations was as follows:

	For the Year Ended December 31,
	2020	2019
Research and development	$—	$—
Selling, general and administrative	—	21,000
Total share-based compensation cost	$—	$21,000

Stock Options: There was no expense recorded for the year ended December 31, 2020 related to stock option awards. The Company recognized share-based compensation expense for stock options of $21,000 to officers, directors and employees for year ended December 31, 2019 related to stock option awards, reduced for forfeitures. There were no option grants during the year ended December 31, 2020 or 2019.

As of December 31, 2020, there were no unvested stock options. As of December 31, 2020, 97 shares were vested, and 120 shares remained available for future grants under the Option Plan.

The following table summarizes stock option activity within the Stock Option Plan:

	Stock Option Shares	Weighted Average Remaining Contractual Life in Years
Outstanding at December 31, 2018	110	5.18
Granted	—
Exercised	—
Canceled	(13)
Outstanding at December 31, 2019	97	5.18
Granted	—
Exercised	—
Canceled	—
Outstanding and Exercisable at December 31, 2020	97	4.43

Restricted Stock: The Company did not recognize share-based compensation expense related to restricted stock grants for the years ended December 31, 2020 and 2019. There were no restricted stock grants for the years ended December 31, 2020 and 2019.

As of December 31, 2020, there was no unrecognized share-based compensation expense from unvested restricted stock, no shares were expected to vest in the future, and 496 shares remained available for future grants under the Restricted Stock Plan.

NOTE 18. PAYCHECK PROTECTION PROGRAM LOAN

On April 17, 2020, the Company obtained a PPP Loan from Vectra Bank Colorado (“Vectra”) in the aggregate amount of $193,200, which was established under the CARES Act, as administered by the Small Business Administration (“SBA”). Under the terms of the CARES Act and the PPP, all or a portion of the principal amount of the PPP Loan is subject to forgiveness so long as, over the 24-week period following the Company’s receipt of the proceeds of the PPP Loan, the company uses those proceeds for payroll costs, rent, utility costs or the maintenance of employee and compensation levels. The PPP Loan is unsecured, guaranteed by the SBA, and has a two year term, maturing on April 17, 2022. Interest accrues on the loan beginning with the initial disbursement; however, payments of principal and interest are deferred until Vectra’s determination of the amount of forgiveness applied for by the Company is approved by the SBA. If the Company does not apply for forgiveness within 10 months after the last day of the covered period (defined, at the Company’s election as 24 weeks), such payments will be due that month.

The terms of the PPP loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties, and insolvency events.

The Company plans to apply for forgiveness of the PPP Loan in the second quarter of 2021.

The PPP Loan is subject to any new guidance and new requirements released by the Department of the Treasury.

At December 31, 2020 the outstanding principal and accrued interest balance of the PPP Loan was $193,200 and $1,366, respectively.

NOTE 19. INCOME TAXES

The Company records income taxes using the liability method. Under this method, deferred tax assets and are computed for the expected future impact of temporary differences between the financial statement and income tax bases of assets and liabilities using current income tax rates and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more-likely-than-not" recognition threshold before a benefit is recognized in the financial statements.

At December 31, 2020, the Company had $233.6 million of cumulative net operating loss carryforwards for federal income tax purposes that were available to offset future taxable income through the year 2037. At December 31, 2020, the Company had $58.1 million of cumulative net operating loss carryforwards for federal income tax purposes that were available to offset future taxable income indefinitely. Under the Internal Revenue Code, the future utilization of net operating losses may be limited in certain circumstances where there is a significant ownership change. The Company prepared an analysis for the year ended December 31, 2012 and determined that a significant change in ownership had occurred as a result of the cumulative effect of the sales of common stock through its offerings. Such change limited the Company's utilizable net operating loss carryforwards to $291.7 million for the year ended December 31, 2020. Available net operating loss carryforwards may be further limited in the event of another significant ownership change.

Deferred income taxes reflect an estimate of the cumulative temporary differences recognized for financial reporting purposes from that recognized for income tax reporting purposes. At December 31, 2020 and 2019, the components of these temporary differences and the deferred tax asset were as follows:

	As of December 31,
	2020	2019
Deferred Tax Asset
Accrued Expenses	$22,000	$14,000
Inventory Allowance	137,000	134,000
Other	10,000	11,000
Operating Lease Liability	1,183,000	—
Stock Based Compensation-Stock Options and Restricted Stock	—	951,000
Tax effect of NOL carryforward	72,307,000	68,886,000
Depreciation	355,000	3,736,000
Warranty reserve	3,000	6,000
Gross Deferred Tax Asset	74,017,000	73,738,000
Valuation Allowance	(72,555,000)	(73,552,000)
Net Deferred Tax Asset	$1,462,000	$186,000
Operating lease right-of-use asset, net	(1,287,000)	—
Amortization	(175,000)	(186,000)
Net Deferred Tax Liability	$(1,462,000)	$(186,000)
Total	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical losses and projections of future taxable income over the periods in which the deferred tax assets are deductible, management believes it is not more-likely-than-not that the Company will realize the benefits of these deductible differences at December 31, 2020. The Company's deferred tax valuation allowance of $72.6 million reflected above is a decrease of $1 million from the valuation allowance reflected as of December 31, 2019 of $73.6 million.

As of December 31, 2019, the Company has not recorded a liability for uncertain tax positions. The Company recognizes interest and penalties related to uncertain tax positions in income tax (benefit)/expense. No interest and penalties related to uncertain tax positions were accrued at December 31, 2020.

The Company's effective tax rate for the years ended December 31, 2020 and 2019 differs from the statutory rate due to the following (expressed as a percentage of pre-tax income):

	2020	2019
Federal statutory rate	21.0%	21.0%
State statutory rate	6.9%	4.1%
Change in rate	—%	(11.0)%
Permanent tax differences	3.7%	(0.3)%
Derivative/Warrant Revaluation	(30.9)%	26.7%
Debt Discount	1.6%	(0.7)%
Loss on Extinguishment of Liabilities	—%	—%
Deferred true-ups	48.9%	(7.3)%
Other	—%	—%
Change in valuation allowance	(51.2)%	(32.5)%
	—%	—%

NOTE 20. COMMITMENTS AND CONTINGENCIES

In May 2019, the Company’s former law firm filed suit against the Company in District Court in Adams County Colorado in an effort to collect approximately $1.2 million of unpaid fees (and related interest charges). On September 11, 2020, the Company entered into a settlement agreement (the “Settlement Agreement”) with its former law firm. Pursuant to the Settlement Agreement, the Company paid $120,000 on September 23, 2020 as the full and final settlement of all amounts owed between the parties. Following such payment, a satisfaction of an existing judgment in favor of such law firm was filed in Adams County Colorado.

On July 29, 2020, the Company’s owned facility at 12300 Grant Street, Thornton, CO 80241 (the “Building”) was foreclosed by the Building’s first lien holder (“Mortgage Holder”) and sold at public auction. The successful bidder for the Building was the Mortgage Holder, at the price of $7.193 million. As a result, the Company’s obligations to Mortgage Holder and all of the Company’s outstanding real property taxes on the Building were considered fully repaid.

The Company is subject to various legal proceedings, both asserted and unasserted, that arise in the ordinary course of business. The Company cannot predict the ultimate outcome of such legal proceedings or in certain instances provide reasonable ranges of potential losses. However, as of the date of this report, the Company believes that none of these claims will have a material adverse effect on its consolidated financial position or results of operations. In the event of unexpected subsequent developments and given the inherent unpredictability of these legal proceedings, there can be no assurance that the Company’s assessment of any claim will reflect the ultimate outcome, and an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s consolidated financial position or results of operations in particular quarterly or annual periods.

NOTE 21. RETIREMENT PLAN

On July 1, 2006, the Company adopted a qualified 401(k) plan which provides retirement benefits for all of its eligible employees. Under the plan, employees become eligible to participate at the first entry date, provided they are at least 21 years of age. The participants may elect through salary reduction to contribute up to ceilings established in the Internal Revenue Code. The Company will match 100% of the first six percent of employee contributions. In addition, the Company may make discretionary contributions to the Plan as determined by the Board of Directors. Employees are immediately vested in all salary reduction contributions. Rights to benefits provided by the Company’s discretionary and matching contributions vest 100% after the first year of service for all employees hired before January 1, 2010. For employees hired after December 31, 2009, matching contributions vest over a three-year period, one-third per year. There were no payments for 401(k) matching in the year ended December 31, 2020, and there were $37,000 in payments for 401(k) matching for the year ended December 31, 2019. Payments for 401(k) matching are recorded under “Research, development and manufacturing operations" expense and “Selling, general and administrative" expense in the Consolidated Statements of Operations.

NOTE 22. SUBSEQUENT EVENTS

The Company was in a dormant status for most of 2020 due to financial constraints as well as delays in reorganization and fund-raising efforts due to the impact of COVID-19. Below is the sequence of events subsequent to December 31, 2020 through the Audit Report date of May 13, 2021:

Series 1A Preferred Stock – Tranche 2 Closing

On January 4, 2021, the Company entered into a securities purchase agreement (“Series 1ATranche 2 SPA”) with TubeSolar AG, a developer of photovoltaic thin-film tubes to enable additional application opportunities in solar power generation compared to conventional solar modules (“TubeSolar”). Pursuant to the Series 1A Tranche 2 SPA, the Company sold 2,500 shares of Series 1A Preferred Stock to TubeSolar and received $2,500,000 of gross proceeds on January 5, 2021. There are no registration rights applicable to the Series 1A Preferred Stock.

Common Stock Purchase Agreement

On March 4, 2021, the Company entered into a common stock purchase agreement (“Common Stock SPA” with Baybridge Capital Fund, LP, a private investor (“BBCF”) for the placement of 75,000,000 shares of the Company’s Common Stock (the “Shares”) at a fixed price of $0.04 per share. On March 9, 2021, the Company sold the Shares to BBCF in exchange for $3,000,000 of gross proceeds.

Global Ichiban Settlement Agreement

On March 9, 2021, the Company entered into a settlement agreement (“Settlement”) with our current secured promissory note holder, Global Ichiban Limited (“Global”). Pursuant to the Settlement, the Company issued 168,000,000 shares of Common Stock of the Company (“Settlement Shares”) to Global in exchange for the cancellation of the outstanding secured promissory note of $5,800,000 (the “Secured Note”). The Secured Note, which was originally scheduled to mature on September 30, 2022, had a variable-rate conversion feature that entitled Global to convert into shares of Common Stock of the Company at 80% of the 5-day average closing bid-price prior to any conversion. The Secured Note also had a lien on substantially all of the Company’s assets including intellectual properties. Following the Settlement, the lien shall be removed and all of the Company’s assets shall be unencumbered going forward.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,357,633	$167,725
Trade receivables, net of allowance of $26,000 and $45,833, respectively	—	5,539
Inventories, net	589,460	534,431
Prepaid and other current assets	504,552	71,575
Total current assets	2,451,645	779,270
Property, Plant and Equipment:	24,981,562	24,867,176
Accumulated depreciation	(24,853,856)	(24,848,408)
	127,706	18,768
Other Assets:
Operating lease right-of-use assets, net	5,314,195	5,633,663
Patents, net of accumulated amortization of $486,590 and $467,102, respectively	402,700	439,836
Other non-current assets	625,000	500,000
Total Assets	$8,921,246	$7,371,537
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$661,114	$736,986
Related party payables	48,571	135,834
Accrued expenses	756,239	1,518,212
Accrued interest	462,972	438,063
Notes payable	250,000	250,000
Current portion of operating lease liability	610,451	575,404
Promissory notes, net	193,200	193,200
Convertible notes, net	250,000	—
Embedded derivative liability	—	5,303,984
Total current liabilities	3,232,547	9,151,683
Long-Term Liabilities:
Non-current operating lease liabilities	4,861,502	5,179,229
Non-current secured promissory notes, net	—	5,405,637
Non-current convertible notes, net	7,858,651	7,813,048
Accrued warranty liability	21,225	14,143
Total liabilities	15,973,925	27,563,740
Stockholders’ Deficit:
Series A preferred stock, $.0001 par value; 750,000 shares authorized; 48,100 and 48,100 shares issued and outstanding, respectively ($776,949 and $752,765 Liquidation Preference, respectively)	5	5
Common stock, $0.0001 par value, 20,000,000,000 authorized; 18,345,583,473 and 18,102,583,473 shares issued and outstanding, respectively	1,834,558	1,810,258
Additional paid in capital	412,742,098	399,780,319
Accumulated deficit	(421,629,340)	(421,782,785)
Total stockholders’ deficit	(7,052,679)	(20,192,203)
Total Liabilities and Stockholders’ Deficit	$8,921,246	$7,371,537

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Products	$380,488	$50,062	$545,646	$54,152
Total Revenues	380,488	50,062	545,646	54,152
Costs and Expenses
Costs of revenue	423,861	22,923	496,643	95,628
Research, development and manufacturing operations	901,850	176,067	1,629,886	335,532
Selling, general and administrative	800,416	119,870	1,362,126	189,393
Depreciation and amortization	12,064	55,389	24,936	111,651
Total Costs and Expenses	2,138,191	374,249	3,513,591	732,204
Loss from Operations	(1,757,703)	(324,187)	(2,967,945)	(678,052)
Other Income/(Expense)
Other income/(expense), net	—	—	800	259,600
Interest expense	(169,472)	(1,032,774)	(731,550)	(2,263,466)
Change in fair value of derivatives and gain/(loss) on extinguishment of liabilities, net	234,236	—	3,852,140	7,717,150
Total Other Income/(Expense)	64,764	(1,032,774)	3,121,390	5,713,284
Net Income/(Loss)	$(1,692,939)	$(1,356,961)	$153,445	$5,035,232
Net Income/(Loss) Per Share (Basic)	$(0.00)	$(0.00)	$0.00	$0.00
Net Income/(Loss) Per Share (Diluted)	$(0.00)	$(0.00)	$0.00	$0.00
Weighted Average Common Shares Outstanding (Basic)	18,345,583,473	5,168,303,334	18,258,466,806	4,963,732,492
Weighted Average Common Shares Outstanding (Diluted)	18,345,583,473	5,168,303,334	163,341,800,140	65,019,562,492

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(unaudited)

For the Three and Six Months Ended June 30, 2021

	Series A Preferred Stock		Series 1A Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2020	48,100	$5	1,300	$—	18,102,583,473	$1,810,258	$399,780,319	$(421,782,785)	$(20,192,203)
Proceeds from issuance of Series 1A Preferred Stock	—	—	2,500	—	—	—	2,500,000	—	2,500,000
Proceeds from issuance of Common Stock	—	—	—	—	75,000,000	7,500	2,992,500	—	3,000,000
Conversion of Global Ichiban Note into Common Shares	—	—	—	—	168,000,000	16,800	5,783,200	—	5,800,000
Relieved on Conversion of Derivative Liability	—	—	—	—	—	—	1,686,079	—	1,686,079
Net Income	—	—	—	—	—	—	—	1,846,384	1,846,384
Balance at March 31, 2021	48,100	5	3,800	—	18,345,583,473	1,834,558	412,742,098	(419,936,401)	(5,359,740)
Net Loss	—	—	—	—	—	—	—	(1,692,939)	(1,692,939)
Balance at June 30, 2021	48,100	$5	3,800	$—	18,345,583,473	$1,834,558	$412,742,098	$(421,629,340)	$(7,052,679)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(unaudited)

For the Three and Six Months Ended June 30, 2020

	Series A Preferred Stock		Series 1A Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2019	48,100	$5	—	$—	4,759,161,650	$475,917	$397,817,526	$(423,400,229)	$(25,106,781)
Net Income	—	—	—	—	—	—	—	6,392,193	6,392,193
Balance at March 31, 2020	48,100	5	—	—	4,759,161,650	475,917	397,817,526	(417,008,036)	(18,714,588)
Interest and Dividend Expense paid with Common Stock	—	—	—	—	21,328,800	2,132	—	—	2,132
Conversion of Bellridge Note into Common Shares	—	—	—	—	450,000,000	45,000	—	—	45,000
Net Loss	—	—	—	—	—	—	—	(1,356,961)	(1,356,961)
Balance at June 30, 2020	48,100	$5	—	$—	5,230,490,450	$523,049	$397,817,526	$(418,364,997)	$(20,024,417)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended
	June 30,
	2021	2020
Operating Activities:
Net income/(loss)	$153,445	$5,035,232
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	24,936	111,651
Operating lease asset amortization	319,468	—
Realized (gain) on sale and foreclosure of assets	—	(254,600)
Amortization of deferred financing costs	—	2,692
Non-cash interest expense	—	315,974
Amortization of debt discount	689,965	1,266,120
Bad debt expense	—	(141)
Warranty reserve	7,082	(7,596)
Gain on extinguishment of liabilities, net	(3,852,140)	(7,717,150)
Changes in operating assets and liabilities:
Accounts receivable	5,539	141
Inventories	(55,029)	23,843
Prepaid expenses and other current assets	(557,977)	3,583
Accounts payable	(73,672)	(319,337)
Related party payable	(87,263)	—
Operating lease liabilities	(282,680)
Accrued interest	24,909	495,908
Accrued expenses	(529,937)	665,909
Net cash (used in) operating activities	(4,213,354)	(377,771)
Investing Activities:
Proceeds on sale of assets	—	254,600
Payments on purchase of assets	(114,386)	—
Patent activity costs	17,648	(156)
Net cash (used in) provided by investing activities	(96,738)	254,444
Financing Activities:
Repayment of debt	—	(5,000)
Proceeds from issuance of debt	—	443,200
Proceeds from issuance of stock	5,500,000	—
Net cash provided by financing activities	5,500,000	438,200
Net change in cash and cash equivalents	1,189,908	314,873
Cash and cash equivalents at beginning of period	167,725	—
Cash and cash equivalents at end of period	$1,357,633	$314,873
Non-Cash Transactions:
Non-cash conversions of preferred stock and convertible notes to equity	$5,800,000	$47,133

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

The Company is focusing on integrating its PV products into high value markets such as aerospace, satellites, near earth orbiting vehicles, and fixed wing unmanned aerial vehicles (UAV). The value proposition of Ascent’s proprietary solar technology not only aligns with the needs of customers in these industries, but also overcomes many of the obstacles other solar technologies face in these unique markets. Ascent has the capability to design and develop finished products for end users in these areas as well as collaborate with strategic partners to design and develop custom integrated solutions for products like fixed-wing UAVs. Ascent sees significant overlap of the needs of end users across some of these industries and can achieve economies of scale in sourcing, development, and production in commercializing products for these customers.

NOTE 2. BASIS OF PRESENTATION

The accompanying, unaudited, condensed consolidated financial statements have been derived from the accounting records of Ascent Solar Technologies, Inc. and Ascent Solar (Asia) Pte. Ltd. (collectively, the “Company") as of June 30, 2021 and December 31, 2020, and the results of operations for the three and six months ended June 30, 2021 and 2020. Ascent Solar (Asia) Pte. Ltd. is wholly owned by Ascent Solar Technologies, Inc. All significant inter-company balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.

The accompanying, unaudited, condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, these interim financial statements do not include all of the information and footnotes typically found in U.S. GAAP audited annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement have been included. The Condensed Consolidated Balance Sheet at December 31, 2020 has been derived from the audited financial statements as of that date but does not include all of the information and footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These condensed consolidated financial statements and notes should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies were described in Note 3 to the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. There have been no significant changes to our accounting policies as of June 30, 2021.

Derivatives: The Company evaluates its financial instruments under FASB ASC 815, "Derivatives and Hedging" to determine whether the instruments contain an embedded derivative. When an embedded derivative is present, the instrument is evaluated for a fair value adjustment upon issuance and at the end of every reporting period. Any adjustments to fair value are treated as gains and losses in fair values of derivatives and are recorded in the Condensed Consolidated Statements of Operations.

Refer to Notes 8, 10 and 11 for further discussion on the embedded derivatives of each instrument.

Paycheck Protection Program Loan: The Company has elected to account for the forgivable loan received under the Paycheck Protection Program (“PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act as a debt instrument and to accrue interest on the outstanding loan balance. Additional interest at a market rate (due to the stated interest rate of the PPP loan being below market) is not imputed, as the transactions where interest rates prescribed by governmental agencies are excluded from the scope of accounting guidance on imputing interest. The proceeds from the loan will remain recorded as a liability until either (1) the loan is, in part or wholly, forgiven and the Company has been legally released or (2) the Company repays the loan to the lender.

Refer to Note 15 for further discussion.

Earnings per Share: Earnings per share (“EPS”) are the amount of earnings attributable to each share of common stock. Basic EPS has been computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Income available to common stockholders has been computed by deducting dividends accumulated for the period on cumulative preferred stock (whether or not earned) from net income. Diluted earnings per share has been computed by dividing net income adjusted on an if-converted basis for the period by the weighted average number of common shares and potentially dilutive common share outstanding (which consist of options and convertible securities using the treasury stock method or the if-converted method, as applicable, to the extent they are dilutive).

Net income (loss) for purposes of computing diluted EPS was $456,486 and $2,353,444 for the six-month period ended June 30, 2021 and 2020, respectively. There were approximately 145 billion and approximately 60 billion dilutive common shares for the six months ended June 30, 2021, and 2020, respectively.

Recently Adopted or to be Adopted Accounting Policies

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for public companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Management has not yet evaluated the impact that the adoption of ASU 2020-06 will have on the Company’s condensed consolidated financial statement presentation or disclosures.

Other new pronouncements issued but not effective as of June 30, 2021 are not expected to have a material impact on the Company’s condensed consolidated financial statements.

NOTE 4. LIQUIDITY, CONTINUED OPERATIONS, AND GOING CONCERN

During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company entered into multiple financing agreements to fund operations. Further discussion of these transactions can be found in Notes 9, 10, 11 and 14 of the financial statements presented as of, and for, the six months ended June 30, 2021, and in Notes 8, 9, 10, 11, 12, 15 and 22 of the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

The Company has continued limited PV production at its manufacturing facility. The Company does not expect that sales revenue and cash flows will be sufficient to support operations and cash requirements until it has fully implemented its product strategy. During the six months ended June 30, 2021 the Company used $4,213,354 in cash for operations.

Additional projected product revenues are not anticipated to result in a positive cash flow position for the next twelve months overall and, as of June 30, 2021, the Company has a deficit in working capital of $780,902. As such, cash liquidity is not sufficient for the next twelve months and will require additional financing.

As a result of the Company’s recurring losses from operations and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises doubt as to the Company’s ability to continue as a going concern. The Company scaled down its operations in 2019 and 2020, due to cash flow issues, and does not expect to ramp up significantly until sufficient financing is obtained.

Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These condensed consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

The following table summarizes property, plant and equipment as of June 30, 2021 and December 31, 2020:

	As of June 30,	As of December 31,
	2021	2020
Furniture, fixtures, computer hardware and computer software	$527,862	$489,421
Manufacturing machinery and equipment	24,453,700	24,377,755
Depreciable property, plant and equipment	24,981,562	24,867,176
Less: Accumulated depreciation and amortization	(24,853,856)	(24,848,408)
Net property, plant and equipment	$127,706	$18,768

The Company analyzes its long-lived assets for impairment, both individually and as a group, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Depreciation expense for the three months ended June 30, 2021 and 2020 was $2,724 and $43,849, respectively. Depreciation expense for the six months ended June 30, 2021 and 2020 was $5,448 and $87,698, respectively. Depreciation expense is recorded under “Depreciation and amortization expense” in the unaudited Condensed Consolidated Statements of Operations.

On July 29, 2020 the Company’s owned facility at 12300 Grant Street, Thornton, CO 80241 (the “Building”) was foreclosed by the Building’s first lien holder (“Mortgage Holder”) and sold at public auction. The successful bidder for the Building was the Mortgage Holder, at the price of $7.193 million. As a result, the Company’s obligations to Mortgage Holder and all of the Company’s outstanding real property taxes on the Building were considered fully repaid.

On September 21, 2020, the Company entered into a lease agreement with 12300 Grant LLC (“Landlord”), an affiliated company of the Mortgage Holder, for approximately 100,000 rentable square feet of the Building (the “Lease”). The lease is classified as an operating lease and accounted for accordingly. The Lease term is for 88 months commencing on September 21, 2020 at a rent of $50,000 per month including taxes, insurance and common area maintenance until December 31, 2020. Beginning January 1, 2021, the rent shall adjust to $80,000 per month on a triple net basis and shall increase at an annual rate of 3% per annum until December 31, 2027.

At June 30, 2021, the Company recorded an operating lease asset and liability totaling $5,314,195 and $5,471,953, respectively. During the three and six months ended June 30, 2021, the Company recorded operating lease costs included in Selling, general, and administrative expense on the condensed consolidated Statement of Operations totaling $258,392 and $516,785, respectively.

Future maturities of the operating lease liability are as follows:

Remainder of 2021	$480,000
2022	988,800
2023	1,018,464
2024	1,049,018
2025	1,080,488
Thereafter	2,259,194
Total lease payments	6,875,964
Less amounts representing interest	(1,404,011)
Present value of lease liability	$5,471,953

The remaining lease term and discount rate of the operating lease is 78.5 months and 7.0%, respectively.

NOTE 6. INVENTORIES

Inventories, net of reserves, consisted of the following at June 30, 2021 and December 31, 2020:

	As of June 30,	As of December 31,
	2021	2020
Raw materials	$589,343	$525,626
Work in process	100	—
Finished goods	17	8,805
Total	$589,460	$534,431

NOTE 7. NOTES PAYABLE

On June 30, 2017, the Company entered into an agreement with a vendor (“Vendor”) to convert the balance of their account into a note payable in the amount of $250,000. The note bears interest of 5% per annum and matured on February 28, 2018. As of June 30, 2021, the Company had not made any payments on this note, the accrued interest was $50,034, and the note is due upon demand. To the best of our knowledge, Vendor had not made any attempts to recover any amount owing to them since 2019.

NOTE 8. SECURED PROMISSORY NOTES

Global Ichiban Secured Promissory Notes

Prior to 2021, the Company had issued a secured convertible promissory note to Global Ichiban Limited (“Global”) that had a remaining principal balance of $5,800,000, and no accrued interest, as of January 1, 2021.

The note was to mature on September 30, 2022. Principal, if not converted, was to be payable in a lump sum on September 30, 2022. The note did not bear any interest. Customary default provisions applied. The note was secured by a lien on substantially all of the Company’s assets pursuant to the Security Agreement dated November 30, 2017 (the “Security Agreement”) entered into between the Company and Global.

The conversion option associated with the note was deemed to include an embedded derivative that required bifurcation and separate accounting. Refer to Note 11. Derivative Liabilities for further details.

On March 9, 2021, the Company entered into a settlement agreement (“Settlement”) with Global. Pursuant to the Settlement, the Company issued 168,000,000 shares of Common Stock of the Company (“Settlement Shares”) to Global in exchange for the cancellation of the outstanding secured promissory note of $5,800,000 (the “Secured Note”). The Secured Note, which was originally scheduled to mature on September 30, 2022, had a variable-rate conversion feature that entitled Global to convert into shares of Common Stock of the Company at 80% of the 5-day average closing bid-price prior to any conversion. The Secured Note also had a lien on substantially all of the Company’s assets including intellectual properties. Following the Settlement, the lien was removed and the Company’s assets are currently unencumbered.

NOTE 9. PROMISSORY NOTES

SBA PPP

On April 17, 2020, the Company obtained a PPP Loan from Vectra Bank Colorado (“Vectra”) in the aggregate amount of $193,200, which was established under the CARES Act, as administered by the Small Business Association (“SBA”). Under the terms of the CARES Act and the PPP, all or a portion of the principal amount of the PPP Loan is subject to forgiveness so long as, over the 24-week period following the Company’s receipt of the proceeds of the PPP Loan, the Company uses those proceeds for payroll costs, rent, utility costs or the maintenance of employee and compensation levels. The PPP Loan is unsecured, guaranteed by the SBA, and has a two-year term, maturing on April 17, 2022. Interest accrues on the loan beginning with the initial disbursement; however, payments of principal and interest are deferred until Vectra’s determination of the amount of forgiveness applied for by the Company is approved by the SBA. If the Company does not apply for forgiveness within 10 months after the last day of the covered period (defined, at the Company’s election as 24 weeks), such payments will be due that month. See Note 15. Paycheck Protection Program Loan for further information on the SBA PPP note.

NOTE 10. CONVERTIBLE NOTES

The following table provides a summary of the activity of the Company's unsecured, convertible, promissory notes:

	Principal Balance 12/31/2020	Less: Discount Balance	Net Principal Balance 12/31/2020	Principal Balance 6/30/2021	Less: Discount Balance	Net Principal Balance 6/30/2021
BD 1 Notes (related party)	$10,500,000	$(2,936,952)	$7,563,048	$10,500,000	$(2,641,349)	$7,858,651
Crowdex Note (related party)	250,000	—	250,000	250,000	—	250,000
	$10,750,000	$(2,936,952)	$7,813,048	$10,750,000	$(2,641,349)	$8,108,651

Penumbra/Crowdex Convertible Note

As of January 1, 2021, Crowdex Investment, LLC (“Crowdex”) held a convertible promissory note with an aggregate principal balance of $250,000.

The aggregate principal amount (together with accrued interest) was scheduled to mature on June 9, 2021; however, the Company and Crowdex agreed to extend maturity by one year to June 9, 2022. The note bears interest at a rate of 6% per annum. The interest rate increases to 18% in the event of default. The note is convertible, at the holder’s option, into shares of the Company’s Common Stock at a conversion price equal to $0.0001 per share.

At June 30, 2021, the note had a principal balance of $250,000 and an accrued interest balance of $15,863.

BD 1 Convertible Note

During September 2020, a number of the Company’s investors entered into assignment agreements to sell their existing debt to BD 1 Investment Holding, LLC (“BD 1”) resulting in BD 1 acquiring outstanding promissory notes with principal and accrued interest balances of approximately $6.3 million and $1.3 million, respectively.

On December 18, 2020, the Company entered into a securities exchange agreement (“BD1 Exchange Agreement”) with BD 1. Pursuant to the terms of the BD1 Exchange Agreement, BD 1 agreed to surrender and exchange all of its outstanding promissory notes with principal and accrued interest balances of approximately $6.3 million and $1.3 million, respectively. Default penalties related to the notes of approximately $2.9 million were not designated. In exchange, the Company issued to BD 1 two unsecured convertible notes with an aggregate principal amount of $10,500,000 (“BD1 Exchange Notes”), and recorded an original issue discount of approximately $3.0 million, which will be recognized as interest expense, ratably, over the life of the note. The BD1 Exchange Notes do not bear any interest, and will mature on December 18, 2025. BD 1 has the right, at any time until the BD1 Exchange Notes are fully paid, to convert any outstanding and unpaid principal into shares of Common Stock at a fixed conversion price equal to $0.0001 per share. Accordingly, the Company would issue 105,000,000,000 shares of Common Stock upon a full conversion of the BD 1 Exchange Notes. BD 1 has agreed not to effect any conversion of the Notes without the prior consent of the Company unless and until the Company has created additional authorized and issued common shares sufficient to convert all of the Notes in full.

NOTE 11. DERIVATIVE LIABILITIES

The following table is a summary of the derivative liability activity for the six months ended June 30, 2021:

Derivative Liability Balance as of December 31, 2020	$5,303,984
Liability extinguished	(5,303,984)
Derivative Liability Balance as of June 30, 2021	$—

Convertible Notes Assigned to BD 1

The convertible notes that were assigned to BD 1 in September 2020, further described above in Note 10, were exchanged for new notes on December 18, 2020, as part of the Company’s recapitalization and restructuring effort which began in June 2020. Prior to the exchange, pursuant to a number of factors outlined in ASC Topic 815, Derivatives and Hedging, the conversion options in the notes were deemed to include an embedded derivative that required bifurcation and separate accounting. As such, the Company ascertained the value of the conversion option as if separate from the convertible issuance and appropriately recorded that value as a derivative liability. The fair value measurements rely primarily on Company-specific inputs and the Company’s own assumptions. With the absence of observable inputs, the Company determined these recurring fair value measurements reside primarily within Level 3 of the fair value hierarchy. The derivative associated with the notes approximates management’s estimate of the fair value of the embedded derivative liability based on using a Monte Carlo simulation following a Geometric Brownian Motion with the following assumptions identified below.

At December 31, 2019, the aggregate derivative liability associated with these notes was $5,706,175. This value was derived from Management’s fair value assessment using the following assumptions: annual volatility range of 42% to 46%, present value discount rate of 12%, and a dividend yield of 0%.

In 2020, pursuant to ASC Topic 815, Derivatives and Hedging, Management conducted quarterly fair value assessments of the embedded derivatives associated with these notes. Engaging the services of a firm specializing in these valuations, it was determined that a rational investor would not convert the notes, and would not expect to do so in the foreseeable future. The Company had reported doubt as to its ability to continue as a going concern since 2015. The Company scaled down operations and did not expect to ramp up until significant financing could be obtained and has been operating under these conditions for some time already, continuously chasing funding to continue operations. Circumstances shifted in late 2019 and early 2020, making fundraising and continuing operations more difficult, thereby reducing liquidity and attractiveness of the common stock. These new circumstances made it clear to current and prospective investors that the Company would either file bankruptcy or restructure with a strategic investor. Accordingly, conversion of a debt instrument into common stock that cannot be sold in the marketplace would put the holder in a far less secure position compared to holding the instrument as debt. As a result of the fair value assessments, the Company recorded an aggregate net gain of $5,706,175 for the year ended December 31, 2020, as “Change in fair value of derivatives and gain/loss on extinguishment of liabilities, net” in the Consolidated Statements of Operations to properly reflect that the value of the embedded derivative had been eliminated in 2020.

Convertible Notes held by Global Ichiban

In connection with the convertible notes held by Global, further described above in Note 8, pursuant to a number of factors outlined in ASC Topic 815, Derivatives and Hedging, the conversion options in the notes were deemed to include an embedded derivative that required bifurcation and separate accounting. As such, the Company ascertained the value of the conversion option as if separate from the convertible issuance and appropriately recorded that value as a derivative liability. The fair value measurements rely primarily on Company-specific inputs and the Company’s own assumptions. With the absence of observable inputs, the Company determined these recurring fair value measurements reside primarily within Level 3 of the fair value hierarchy. The derivative associated with the notes approximates management’s estimate of the fair value of the embedded derivative liability based on using a Monte Carlo simulation following a Geometric Brownian Motion with the following assumptions identified below.

At December 31, 2019, the aggregate derivative liability associated with these notes was $2,010,975. This value was derived from Management’s fair value assessment using the following assumptions: annual volatility of 46%, present value discount rate of 12%, and a dividend yield of 0%.

The conversion option in the GI Exchange Note was deemed to include an embedded derivative that required bifurcation and separate accounting. As such, the Company ascertained the value of the conversion option as if separate from the convertible issuance based on the following assumptions: annual volatility of 49%, expected interest rate of 1.52%, and a dividend yield of 0%, and appropriately recorded that value as a derivative liability. At September 9, 2020, the derivative liability associated with the Global note was $447,903. The fair value of the derivative was recorded as a debt discount and will be charged to interest over the life of the note.

The derivative liability associated with the note is subject to revaluation on a quarterly basis to reflect the market value change of the embedded conversion option. Management assessed the fair value option of this embedded derivative, as of December 31, 2020, using the following assumptions: annual volatility of 62%, and a dividend yield of 0%. As a result of the fair value assessments, the Company recorded an aggregate net loss of $2,845,106 for the year ended December 31, 2020, as “Change in fair value of derivatives and gain/loss on extinguishment of liabilities, net” in the Consolidated Statement of Operations to properly reflect that the value of the embedded derivative of $5,303,984 as of December 31, 2020.

On March 9, 2021, the Company entered into a settlement agreement with Global, further described above in Note 8. As a result of the settlement, the entire debt was cancelled and the Company recorded an aggregate net gain of $5,303,984 for the three months ended March 31, 2021, as “Change in fair value of derivatives and gain/loss on extinguishment of liabilities, net” in the Condensed Consolidated Statement of Operations to properly reflect that the value of the embedded derivative had been eliminated.

NOTE 12. SERIES A PREFERRED STOCK

In June 2013, the Company entered into a Securities Purchase Agreement with an investor to sell an aggregate of $750,000 shares of Series A Preferred Stock at a price of $8.00 per share, resulting in gross proceeds of $6.0 million. This purchase agreement included warrants to purchase up to 13,125 shares of common stock of the Company. The transfer of cash and securities took place incrementally, the first closing occurring on June 17, 2013 with the transfer of 125,000 shares of Series A Preferred Stock and a warrant to purchase 2,187 shares of common stock for $1.0 million. The final closings took place in August 2013, with the transfer of 625,000 shares of Series A Preferred Stock and a warrant to purchase 10,938 shares of common stock for $5.0 million.

Holders of Series A Preferred Stock are entitled to cumulative dividends at a rate of 8% per annum when and if declared by the Board of Directors in its sole discretion. The dividends may be paid in cash or in the form of common stock (valued at 10% below market price, but not to exceed the lowest closing price during the applicable measurement period), at the discretion of the Board of Directors. The dividend rate on the Series A Preferred Stock is indexed to the Company's stock price and subject to adjustment. In addition, the Series A Preferred Stock contains a make-whole provision whereby, conversion or redemption of the preferred stock within 4 years of issuance will require dividends for the full four year period to be paid by the Company in cash or common stock (valued at 10% below market price, but not to exceed the lowest closing price during the applicable measurement period). This make-whole provision expired in June 2017.

The Series A Preferred Stock may be converted into shares of common stock at the option of the Company if the closing price of the common stock exceeds $232, as adjusted, for twenty consecutive trading days, or by the holder at any time. The Company has the right to redeem the Series A Preferred Stock at a price of $8.00 per share, plus any accrued and unpaid dividends, plus the make-whole amount (if applicable). At June 30, 2021, the preferred shares were not eligible for conversion to common shares at the option of the Company. The holder of the preferred shares may convert to common shares at any time, at no cost, at a ratio of 1 preferred share into 1 common share (subject to standard ratable anti-dilution adjustments). Upon any conversion (whether at the option of the Company or the holder), the holder is entitled to receive any accrued but unpaid dividends.

On October 6, 2016, the Series A Holder entered into an exchange agreement with a private investor. Pursuant to the exchange agreement, beginning December 5, 2016, the investor has the option to exchange, from time to time, all or any portion of the October 2016 Convertible Notes (see Note 11) for outstanding shares of Series A Preferred Stock from the Series A Holder.

Except as otherwise required by law (or with respect to approval of certain actions), the Series A Preferred Stock shall have no voting rights. Upon any liquidation, dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company, the holders of Series A Preferred Stock shall be entitled to receive, pari passu with any distribution to the holders of common stock of the Company, an amount equal to $8.00 per share of Series A Preferred Stock plus any accrued and unpaid dividends.

As of June 30, 2021, there were 48,100 shares of Series A Preferred Stock outstanding and accrued and unpaid dividends of $392,149.

NOTE 13. SERIES 1A PREFERRED STOCK

Series 1A Preferred Stock – Tranche 1 Closing

On September 22, 2020, the Company entered into a securities purchase agreement (“Series 1A SPA”) with Crowdex, for the private placement of up to $5,000,000 of the Company’s newly designated Series 1A Convertible Preferred Stock (“Series 1A Preferred Stock”).

Each share of Series 1A Preferred Stock has an original issue price of $1,000 per share. Shares of the Series 1A Preferred Stock are convertible into common stock at a fixed conversion price equal to $0.0001 per common share, subject to standard ratable anti-dilution adjustments.

Outstanding shares of Series 1A Preferred Stock are entitled to vote together with the holders of common stock as a single class (on an as-converted to common stock basis) on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stock holders (or written consent of stockholders in lieu of meeting).

Holders of the Series 1A Preferred Stock are not entitled to any fixed rate of dividends. If the Company pays a dividend or otherwise makes a distribution payable on shares of Common Stock, holders of the Series 1A Preferred Stock will receive such dividend or distribution on an as-converted to common stock basis. There are no specified redemption rights for the Series 1A Preferred Stock. Upon liquidation, dissolution or winding up, holders of Series 1A Preferred Stock will be entitled to be paid out of our assets, prior to the holders of our common stock, an amount equal to $1,000 per share plus any accrued but unpaid dividends (if any) thereon.

The Company sold 2,000 shares of Series 1A Preferred Stock to Crowdex in exchange for $2,000,000 of gross proceeds at an initial closing under the Series 1A SPA on September 22, 2020.

In November 2020, Crowdex converted 1,200 shares of outstanding Series 1A Preferred Stock into 12,000,000,000 shares of Common Stock.

On December 31, 2020 the Company sold 500 shares of Series 1A Preferred Stock to Crowdex in exchange for the cancellation of the Crowdex Note issued on November 27, 2020. There were no additional cash proceeds from this closing.

On January 4, 2021, the Company entered into a securities purchase agreement (“Series 1ATranche 2 SPA”) with TubeSolar AG, a developer of photovoltaic thin-film tubes to enable additional application opportunities in solar power generation compared to conventional solar modules (“TubeSolar”). Pursuant to the Series 1A Tranche 2 SPA, the Company sold 2,500 shares of Series 1A Preferred Stock to TubeSolar and received $2,500,000 of gross proceeds on January 5, 2021.

NOTE 14. STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

At June 30, 2021, the Company had 20 billion shares of common stock, $0.0001 par value, authorized for issuance. Each share of common stock has the right to one vote. As of June 30, 2021, the Company had 18,345,583,473 shares of common stock outstanding. The Company has not declared or paid any dividends related to the common stock through June 30, 2021.

Preferred Stock

At June 30, 2021, the Company had 25,000,000 shares of preferred stock, $0.0001 par value, authorized for issuance. Preferred stock may be issued in classes or series. Designations, powers, preferences, rights, qualifications, limitations and restrictions are determined by the Company’s Board of Directors.

The following table summarizes the designations, shares authorized, and shares outstanding for the Company's Preferred Stock:

Preferred Stock Series Designation	Shares Authorized	Shares Outstanding
Series A	750,000	48,100
Series 1A	5,000	3,800
Series B-1	2,000	—
Series B-2	1,000	—
Series C	1,000	—
Series D	3,000	—
Series D-1	2,500	—
Series E	2,800	—
Series F	7,000	—
Series G	2,000	—
Series H	2,500	—
Series I	1,000	—
Series J	1,350	—
Series J-1	1,000	—
Series K	20,000	—

Series A Preferred Stock

Refer to Note 12 for Series A Preferred Stock activity.

Series 1A Preferred Stock

Refer to Note 13 for Series 1A Preferred Stock activity.

Series B-1, B-2, C, D, D-1, E, F, G, H, I, J, J-1, and K Preferred Stock

There were no transactions involving the Series B-1, B-2, C, D, D-1, E, F, G, H, I, J, J-1, or K during the three and six months ended June 30, 2021 and 2020.

NOTE 15. PAYCHECK PROTECTION PROGRAM LOAN

On April 17, 2020, the Company obtained a PPP Loan from Vectra Bank Colorado (“Vectra”) in the aggregate amount of $193,200, which was established under the CARES Act, as administered by the Small Business Administration (“SBA”). Under the terms of the CARES Act and the PPP, all or a portion of the principal amount of the PPP Loan is subject to forgiveness so long as, over the 24-week period following the Company’s receipt of the proceeds of the PPP Loan, the company uses those proceeds for payroll costs, rent, utility costs or the maintenance of employee and compensation levels. The PPP Loan is unsecured, guaranteed by the SBA, and has a two year term, maturing on April 17, 2022. Interest accrues on the loan beginning with the initial disbursement; however, payments of principal and interest are deferred until Vectra’s determination of the amount of forgiveness applied for by the Company is approved by the SBA. If the Company does not apply for forgiveness within 10 months after the last day of the covered period (defined, at the Company’s election as 24 weeks), such payments will be due that month.

The terms of the PPP loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties, and insolvency events.

The Company has applied for forgiveness of the PPP Loan in the third quarter of 2021 and is awaiting determination.

The PPP Loan is subject to any new guidance and new requirements released by the Department of the Treasury.

At June 30, 2021 the total outstanding balance of the PPP Loan was $193,200.

NOTE 16. SUBSEQUENT EVENTS

Series 1A Preferred Stock Conversion

On July 15, 2021, TubeSolar converted 60 shares of Series 1A Preferred Stock into 600,000,000 shares of Common Stock.

On September 3, 2021, TubeSolar converted 40 shares of Series 1A Preferred Stock into 400,000,000 shares of Common Stock.

Common Stock Purchase Agreement

On August 2, 2021, the Company entered into a common stock purchase agreement (“Common Stock SPA”) with BD 1 for the placement of 666,666,672 shares of the Company’s Common Stock at a fixed price of $0.015 per share. The first tranche of 333,333,336 shares closed on September 2, 2021 and the second tranche of 333,333,336 shares will close on or before October 31, 2021 (if the Company has authorized but unissued Common Stock sufficient to issue all of the second tranche shares) or within five business days after the effective date of when the Company has sufficient unissued Common Stock.

Long-Term Supply and Joint Development Agreement with TubeSolar

On September 15, 2021, the Company entered into a Long-Term Supply and Joint Development Agreement with TubeSolar to pursue the agricultural photovoltaic market.

Authorized Share Increase

On September 23, 2021, the Company filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to increase the number of authorized shares of Common Stock from 20 billion to 30 billion.

Until [•], 2021 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

ASCENT SOLAR TECHNOLOGIES, INC.

3,000,000,000 SHARES OF COMMON STOCK

PROSPECTUS

The date of this prospectus is        , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates, except for the SEC registration fee:

SEC Registration Fee	$4,680
Accounting fees and expenses	5,000
Legal fees and expenses	50,000
Miscellaneous fees and expenses	1,500
Total	$61,180

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, or the DGCL.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

To the fullest extent permitted by applicable law, our certificate of incorporation also provides that we are authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Any repeal or modification of provisions of our certificate of incorporation affecting indemnification rights will not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

The bylaws of the Company provide for the broad indemnification by the directors and officers of the Company and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. Any repeal or amendment of provisions of our bylaws affecting indemnification rights will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Company has entered into indemnification contracts with its directors and officers. The Company maintains a policy of directors and officers liability insurance which reimburses the Company for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Company is unable to do so.

The right to indemnification is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

On September 7, 2018, the Company entered into a securities exchange agreement with Baybridge Capital Fund, L.P. Pursuant to the terms of this agreement, Baybridge Capital Fund, L.P. agreed to surrender and exchange an outstanding promissory note with a principal balance of $200,000 (plus accrued interest of $16,800) maturing on December 29, 2018. In exchange, the Company issued an unsecured convertible note with an aggregate principal amount of $270,000.

On September 10, 2018, the Company issued to Baybridge Capital Funding, L.P. a $120,000 aggregate principal amount non-convertible promissory note.  The Company received $100,000 of gross proceeds from this offering.

On September 14, 2018, the Company, issued a $150,000 Convertible Promissory Note in a private placement to Bellridge Capital, LP.  On September 17, 2018, the Company received $150,000 of gross proceeds from the offering of this note.

On October 2, 2018, the Company issued a $150,000 Secured Convertible Promissory Note in a private placement to Global Ichiban Ltd and received $125,000 of gross proceeds from this offering.

On October 16, 2018, the Company entered into a securities purchase agreement with Power Up Lending Group LTD., for the private placement of a $42,500 Convertible Promissory Note.  On October 17, 2018, the Company received $42,500 of gross proceeds from this offering.

On October 22, 2018, the Company issued a $150,000 Secured Promissory Note in a private placement to Global Ichiban Ltd.  On October 22, 2018, the Company received $125,000 of gross proceeds from the offering of this note.

On November 5, 2018, the Company entered into a securities purchase agreement with St. George Investments LLC, for the private placement of a $1,220,000 Secured Convertible Promissory Note.

On November 7, 2018, the Company received $200,000 of gross proceeds from the offering of this note. In addition, the Company received additional consideration for this note in the form of eight separate promissory notes having an aggregate principal amount of $800,000.  The Company received eight additional payments of $100,000 each between November 2018 through February 2019.

On December 31, 2018, the Company issued to Baybridge Capital Fund, L.P. a $300,000 aggregate principal amount non-convertible promissory note and received $225,000 of gross proceeds from the offering of this note.

On January 11, 2019, the Company entered into a note purchase agreement with Jason Widjaja for the private placement of a $330,000 Convertible Promissory Note and received $330,000 of gross proceeds from the offering of this note.

On February 14, 2019, the Company, entered into a securities purchase with Power Up Lending Group LTD. for the private placement of a $54,500 Convertible Promissory Note and received $54,500 of gross proceeds from the offering of the Note.

On February 22, 2019, the Company sold and issued to GS Capital Partners, LLC a $108,068 aggregate principal amount unsecured convertible note and received $75,000 of gross proceeds from the offering of this note.

On March 7, 2019, the Company entered into a securities purchase agreement with Power Up Lending Group LTD., for the private placement of a $52,500 Convertible Promissory Note.  On March 11, 2019, the Company received $52,500 of gross proceeds from the offering of this note.

On March 11, 2019, the Company entered into two securities exchange agreements with Baybridge Capital Fund, L.P. Pursuant to the terms of this agreement, Baybridge Capital Fund, L.P. agreed to surrender and exchange two outstanding promissory notes with principal balances of (i) $123,817 (including accrued interest), and (ii) $127,280 (including accrued interest). In exchange, the Company issued two unsecured convertible notes with a principal amount of (i) $160,000 and (ii) $150,000.

On March 11, 2019, the Company also issued to Baybridge Capital Fund, L.P. a $60,000 aggregate principal amount non-convertible promissory note and received $50,000 of gross proceeds from the offering of this note.

On March 13, 2019, the Company entered into a securities purchase agreement with St. George Investments LLC, for the private placement of a $365,000 Secured Convertible Promissory Note.  Between March 22 and April 4, 2019, the Company received $305,000 of gross proceeds from the offering of this note.

On May 2, 2019, the Company entered into a securities purchase agreement with Power Up Lending Group LTD., for the private placement of a $42,500 Convertible Promissory Note.  On May 3, 2019, the Company received $42,500 of gross proceeds from the offering of this note.

On May 2, 2019, the Company, entered into a securities exchange agreement with Baybridge Capital Fund, L.P. Pursuant to the terms of this agreement, Baybridge Capital Fund, L.P. agreed to surrender and exchange one outstanding promissory note with a principal balance of $349,650.  In exchange, the Company issued one unsecured convertible note with a principal amount of $450,000.

On May 14, 2019, the Company issued to Baybridge Capital Fund, L.P. a $100,000 aggregate principal amount non-convertible promissory note and received $75,000 of gross proceeds from the offering of this note.

On July 8, 2019, the Company issued to Baybridge Capital Fund, L.P. a $125,000 aggregate principal amount non-convertible promissory note and received $100,000 of gross proceeds from the offering of this note.

On August 22, 2019, the Company entered into a securities exchange agreement with Baybridge Capital Fund, L.P. Pursuant to the terms of this agreement, Baybridge Capital Fund, L.P. agreed to surrender and exchange an outstanding promissory note with principal balances of $323,400 (including accrued interest). In exchange, the Company issued an unsecured convertible note with a principal amount of $400,000.

On August 22, 2019, the Company issued to Baybridge Capital Fund, L.P. a $65,000 aggregate principal amount non-convertible promissory note and received $45,000 of gross proceeds from the offering of this note.

On August 26, 2019, the Company issued to GS Capital Partners, LLC a $70,500 aggregate principal amount unsecured convertible note in exchange for $68,425 of gross proceeds.

On September 9, 2019, the Company issued to Baybridge Capital Fund, L.P. a $150,000 aggregate principal amount non-convertible promissory note.  The Company received $110,000 of gross proceeds from the offering of the note.

On October 22, 2019, the Company entered into a securities exchange agreement with Bellridge Capital, L.P. Pursuant to the terms of this agreement, Bellridge Capital, L.P. agreed to surrender and exchange an outstanding promissory note with principal balances of $277,342 (including accrued interest). In exchange, the Company issued an unsecured convertible note with a principal amount of $450,000.

On June 9, 2020, the Company issued to Penumbra Solar Technologies, Inc. a $250,000 aggregate principal amount convertible promissory note. The Company received $250,000 of gross proceeds from this transaction.

On September 22, 2020, the Company issued to Crowdex 2,000 shares of Series 1A Preferred Stock at a price of $1,000 per share, resulting in gross proceeds of $2,000,000 to the Company.

On September 9, 2020, the Company entered into a securities exchange agreement with Global Ichiban Limited.  Pursuant to the terms of this agreement, Global Ichiban Limited agreed to surrender and exchange all of its existing outstanding promissory notes with an aggregate principal balance of $6,374,667 (including accrued interest). In exchange, the Company issued a secured convertible promissory note with a principal amount of $6,400,000 (the “GI Exchange Note”). On March 9, 2021, the Company entered into a settlement agreement with Global Ichiban Limited. Pursuant to the settlement agreement, the Company issued 168,000,000 shares of Common Stock of the Company to GI in exchange for the cancellation of the GI Exchange Note, which had an outstanding principal balance of $5,800,000.

On November 27, 2020, the Company issued to Crowdex Investments, LLC a $500,000 unsecured convertible promissory note in a private placement and received $500,000 of gross proceeds from the offering of this note.

On December 18, 2020, the Company entered into a securities exchange agreement with BD 1 Investment Holding LLC, who had previously acquired all of the Company’s existing outstanding unsecured notes (other than notes held by Global Ichiban Limited) from the original note holders. Pursuant to the terms of this agreement, BD 1 Investment Holding LLC agreed to surrender and exchange all of its outstanding promissory notes with principal balances of approximately $10,400,000 (including accrued interest and default penalties). In exchange and without the payment of any additional consideration, the Company issued two unsecured convertible notes with an aggregate principal amount of $10,500,000.

On December 31, 2020, the Company sold 500 shares of Series 1A Preferred Stock to Crowdex in exchange for the cancellation of a note issued to Crowdex on November 27, 2020. There were no additional cash proceeds from this closing. The Company and Crowdex also amended the Series 1A SPA to reduce Crowdex’s Tranche 2 closing commitment from $3 million to $500,000.

On January 4, 2021, the Company entered into a securities purchase agreement to issue 2,500 shares of the Company’s Series 1A Preferred Stock to TubeSolar AG at a price of $1,000 per share.  On January 5, 2021, the Company received gross proceeds of $2,500,000 from this transaction.

On March 4, 2021, the Company entered into a securities purchase agreement to issue 75,000,000 shares of the Company’s Common Stock to Baybridge Capital Fund in a private placement at a per share price of $0.04. On March 9, 2021, the Company received gross proceeds of $3,000,000 from this transaction.

On August 2, 2021, the Company entered into a securities purchase agreement with BD 1 Investment Holding, LLC for the private placement of an aggregate of 666,666,672 shares of the Company’s common stock at a fixed price of $0.015 per share in two tranches of 333,333,336 shares in exchange for $5,000,000.04 of gross proceeds each. The first tranche closed on September 2, 2021, with the Company’s issuing 333,333,336 shares of the Company’s common stock in exchange for gross proceeds of $5,000,000. The second tranche is expected to close (i) on or before October 31, 2021 (if the Company has sufficient authorized but unissued Common Stock to issue all of the second tranche shares) or (ii) within five business days of the effective date of an authorized share increase to be filed by the Company, with the Company issuing 333,333,336 shares of the Company’s common stock in exchange for gross proceeds of $5,000,000.04.

On August 16, 2021, the Company issued to each of BD 1 Investment Holding, LLC and Nanyang Investment Management Pte. Ltd. an unsecured convertible promissory note with principal amount of $9,740,000 and $600,000, respectively, replacing a convertible promissory note with principal amount of $10,340,000 previously issued to BD 1 Investment Holding, LLC.

The securities described above were deemed exempt from registration under the Securities Act in reliance upon Section 3(a)(9), Section 4(a)(2) or Regulation D of the Securities Act. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2 filed on January 23, 2006 (Reg. No. 333-131216))
3.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed February 11, 2014)
3.4

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated August 26, 2014. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed September 2, 2014)

3.5

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated October 27, 2014 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated October 28, 2014)

3.6

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated December 22, 2014. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated December 23, 2014)

3.7	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on February 17, 2009)
3.8	First Amendment to Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)
3.9	Second Amendment to Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed January 25, 2013)
3.10	Third Amendment to Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed December 18, 2015)
3.11

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated May 26, 2016 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed June 2, 2016)

3.12

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated September 15, 2016 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed September 16, 2016)

3.13

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated March 16, 2017 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed March 17, 2017)

3.14

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated July 19, 2018 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed July 23, 2018)

3.15

Certificate of Designations of Preferences, Rights, and Limitations of Series 1A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed September 30, 2020)

3.16

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated September 23, 2021 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed September 24, 2021)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form SB-2/A filed on June 6, 2006 (Reg. No. 333-131216))
4.2	Certificate of Designations of Series A Preferred Stock (filed as Exhibit 4.2 to our Registration Statement on Form S-3 filed July 1, 2013 (Reg. No. 333-189739))
5.1*	Opinion of Carroll Legal LLC
10.1

Securities Purchase Agreement, dated January 17, 2006, between the Company and ITN Energy Systems, Inc. (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form SB-2 filed on January 23, 2006 (Reg. No. 333-131216))CTR

10.2

Invention and Trade Secret Assignment Agreement, dated January 17, 2006, between the Company and ITN Energy Systems, Inc. (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form SB-2 filed on January 23, 2006 (Reg. No. 333-131216))CTR

10.3

Patent Application Assignment Agreement, dated January 17, 2006, between the Company and ITN Energy Systems, Inc. (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form SB-2 filed on January 23, 2006 (Reg. No. 333-131216))

10.4

License Agreement, dated January 17, 2006, between the Company and ITN Energy Systems, Inc. (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form SB-2 filed on January 23, 2006 (Reg. No. 333-131216))CTR

10.5

Letter Agreement, dated November 23, 2005, among the Company, ITN Energy Systems, Inc. and the University of Delaware (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form SB-2/A filed on May 26, 2006 (Reg. No. 333-131216))

10.6

License Agreement, dated November 21, 2006, between the Company and UD Technology Corporation (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 29, 2006)CTR

Exhibit No.	Description
10.7

Novation Agreement, dated January 1, 2007, among the Company, ITN Energy Systems, Inc. and the United States Government (incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-KSB for the year ended December 31, 2006)

10.8†	Executive Employment Agreement, dated April 4, 2014, between the Company and Victor Lee (filed as Exhibit 10.1 to our Current Report on Form 8-K filed on April 9, 2014) †
10.9†	Seventh Amended and Restated 2005 Stock Option Plan (incorporated by reference to Annex B of our definitive proxy statement dated April 22, 2016)†
10.10†	Seventh Amended and Restated 2008 Restricted Stock Plan Stock Option Plan Plan (incorporated by reference to Annex A of our definitive proxy statement dated April 22, 2016)†
10.11	Security Agreement dated November 30, 2017 (incorporated by reference to Exhibit 10.65 to our Annual Report on Form 10-K filed March 29, 2018)
10.12	Securities Purchase Agreement dated February 14, 2019 (incorporated by reference to Exhibit 10.98 to our Annual Report on Form 10-K filed on April 16, 2019)
10.13	Convertible Promissory Note dated February 14, 2019 (incorporated by reference to Exhibit 10.99 to our Annual Report on Form 10-K filed on April 16, 2019)
10.14	GS Capital Partners Convertible Redeemable Note dated February 22, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 28, 2019)
10.15	GS Capital Partners Securities Purchase Agreement dated February 22, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on February 28, 2019)
10.16	Securities Purchase Agreement dated March 7, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 13, 2019)
10.17	Convertible Promissory Note dated March 7, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on March 13, 2019)
10.18	Exchange Agreement I dated March 11, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 15, 2019)
10.19	Convertible Promissory Note dated March 11, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on March 15, 2019)
10.20	Exchange Agreement II dated March 11, 2019 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on March 15, 2019)
10.21	Convertible Promissory Note dated March 11, 2019 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on March 15, 2019)
10.22	Non-Convertible Promissory Note dated March 11, 2019 (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on March 15, 2019)
10.23	Securities Purchase Agreement dated March 13, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 22, 2019)
10.24	Secured Convertible Promissory Note dated March 13, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on March 22, 2019)
10.25	Purchase and Sale Agreement dated April 12, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 18, 2019)
10.26	Securities Purchase Agreement dated May 2, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 8, 2019)
10.27	Convertible Promissory Note dated May 2, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on May 8, 2019)
10.28	Exchange Agreement dated May 2, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 8, 2019)
10.29	Convertible Promissory Note dated May 2, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on May 8, 2019)
10.30	Non-Convertible Promissory Note dated May 14, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 17, 2019)
10.31	Non-Convertible Promissory Note dated July 8, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on July 12, 2019)
10.32	Exchange Agreement dated August 22, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 28, 2019)
10.33	Convertible Exchange Promissory Note dated August 22, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on August 28, 2019)
10.34	Non-Convertible Promissory Note dated August 22, 2019 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on August 28, 2019)
10.35	Securities Purchase Agreement dated August 26, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 30, 2019)

Exhibit No.	Description
10.36	Convertible Promissory Note dated August 26, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on August 30, 2019)
10.37	Non-Convertible Promissory Note dated September 9, 2019 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on September 13, 2019)
10.38	Exchange Agreement dated October 22, 2019 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on November 12, 2019)
10.39	Convertible Exchange Promissory Note dated October 22, 2019 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on November 12, 2019)
10.40	Convertible Promissory Note dated June 9, 2020 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 22, 2020)
10.41	Unsecured Convertible Note dated November 27, 2020 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on December 4, 2020)
10.42	GI Exchange Agreement dated September 9, 2020 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on December 28, 2020)
10.43	GI Exchange Note dated September 9, 2020 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on December 28, 2020)
10.44	Series 1A Securities Purchase Agreement dated September 22, 2020 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on September 30, 2020)
10.45	BD1 Exchange Agreement dated December 18, 2020 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on December 28, 2020)
10.46	BD1 Exchange Note dated December 18, 2020 ($160,000 principal) (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on December 28, 2020)
10.47	BD1 Exchange Note dated December 18, 2020 ($10,340,000 principal) (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on December 28, 2020)
10.48	Amendment to Series 1A Securities Purchase Agreement dated December 31, 2020 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed January 6, 2021
10.49	Tranche 2 Series 1A Securities Purchase Agreement dated January 4, 2021 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed January 6, 2021)
10.50	Industrial Lease for 12300 Grant Street, Thornton, Colorado dated September 21, 2020 (incorporated by reference to Exhibit 10.50 to our Annual Report on Form 10-K filed January 29, 2021)
10.51	Common Stock Purchase Agreement dated March 4, 2021 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed March 10, 2021)
10.52	Settlement Agreement dated March 9, 2021 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed March 10, 2021)
10.53	Common Stock Securities Purchase Agreement dated August 2, 2021 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed August 5, 2021)
23.1*	Consent of Haynie & Company
23.2*	Consent of Carroll Legal LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this registration statement)
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline document)

*	Filed herewith
CTR	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.
†	Denotes management contract or compensatory plan or arrangement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)

That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:
(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thornton, State of Colorado, on the 27th day of September, 2021.

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Victor Lee
Name:	Lee Kong Hian (aka Victor Lee)
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Victor Lee as his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Victor LeeLee Kong Hian (aka Victor Lee)	President & Chief Executive Officer and a Director (Principal Executive Officer)	September 27, 2021

/s/ Michael J. Gilbreth	Chief Financial Officer	September 27, 2021
Michael J. Gilbreth	(Principal Accounting and Financial Officer)

/s/ Amit Kumar	Chairman of the Board of Directors	September 27, 2021
Amit Kumar, Ph.D.

/s/ Will Clarke	Director	September 27, 2021
Will Clarke

/s/ Kim J. Huntley	Director	September 27, 2021
Kim J. Huntley

/s/ David Peterson	Director	September 27, 2021
David Peterson